UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PROCENTURY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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(1)	Title of each class of securities to which transaction applies:

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(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Proxy Statement for the Special Meeting of Shareholders of Meadowbrook Insurance Group, Inc.	Proxy Statement for the Special Meeting of Shareholders of ProCentury Corporation

Prospectus of Meadowbrook Insurance Group, Inc.
in connection with the Issuance of up to
19,333,993 Shares of its Common Stock

Merger Proposed — Your Vote is Very Important

The boards of directors of Meadowbrook Insurance Group, Inc. and ProCentury Corporation have approved a merger agreement that would result in Meadowbrook’s acquisition of ProCentury.

In the transaction, subject to the limitations described in this document, shareholders of ProCentury will have the election to receive cash, shares of common stock of Meadowbrook, or a combination of both in exchange for ProCentury common shares.

Under the terms of the merger agreement, Meadowbrook will give each ProCentury shareholder the opportunity to elect to receive in connection with the merger, for each ProCentury common share that he or she owns, either:

•	$20.00 in cash, without interest; or

•	a number of shares of Meadowbrook common stock intended to provide ProCentury shareholders with Meadowbrook shares having a value of $20.00, subject to adjustment. We will determine the exact exchange ratio by dividing $20.00 by the volume-weighted average sales price of a share of Meadowbrook common stock for the 30-day trading period ending on the sixth trading day before we complete the merger. The exchange ratio, however, will be fixed at 1.9048 if the average sales price of a share of Meadowbrook common stock over this period is equal to or greater than $10.50 and at 2.5000 if the average sales price of a share of Meadowbrook common stock over this period is equal to or less than $8.00.

As we more fully explain in this joint proxy statement-prospectus, ProCentury shareholders will be permitted to elect to receive cash, shares of Meadowbrook common stock, or a combination of both in exchange for their ProCentury common shares; except that the elections by ProCentury shareholders will be subject to proration if the result of those elections would cause the value of the cash to be received by holders of outstanding ProCentury shares to not equal 45% of the total value of the merger consideration.

Meadowbrook common stock is traded on the New York Stock Exchange under the symbol “MIG.” The closing price of Meadowbrook common stock on May 23, 2008, was $6.78.

To complete this merger we must obtain the necessary government approvals and the approvals of the shareholders of both our companies. Each of us will hold a special meeting of our shareholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger.

The dates, times and places of the meetings are as follows:

For Meadowbrook shareholders:	For ProCentury shareholders:
Meadowbrook Insurance Group	ProCentury Corporation
26255 American Drive	465 Cleveland Avenue
Southfield, Michigan 48034	Westerville, Ohio 43082
July 14, 2008, 2:00 p.m., local time	July 14, 2008, 10:00 a.m., local time

This joint proxy statement-prospectus gives you detailed information about the merger we are proposing, and it includes our merger agreement as an appendix. You can also obtain information about our companies from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

For a description of the risks you should consider in evaluating the merger and related matters described in this document, see “Risk Factors” beginning on page 27.

We enthusiastically support this combination and join with the other members of our boards of directors in recommending that you vote in favor of the merger.

Robert S. Cubbin President and Chief Executive Officer Meadowbrook Insurance Group, Inc.	Edward F. Feighan Chairman, President and Chief Executive Officer ProCentury Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement-prospectus or determined if this joint proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Joint proxy statement-prospectus dated May 27, 2008,
and first mailed to shareholders on or about June 2, 2008

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-5178

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On July 14, 2008

A special meeting of the shareholders of Meadowbrook Insurance Group, Inc., a Michigan corporation, will be held at Meadowbrook Insurance Group, 26255 American Drive, Southfield, Michigan, on July 14, 2008, 2:00 p.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 20, 2008 (as amended on May 6, 2008), between Meadowbrook Insurance Group, Inc., a Michigan corporation, MBKPC Corp., a Michigan corporation, and ProCentury Corporation, an Ohio corporation, and approve the transactions it contemplates, including but not limited to, the issuance of common stock by Meadowbrook to ProCentury shareholders and the merger of ProCentury with MBKPC Corp.

2. To approve the adjournment and postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

3. To transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting.

The close of business on May 19, 2008, has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

By Order of the Board of Directors,

Robert S. Cubbin
President and Chief Executive Officer

May 27, 2008

Your board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and approval of the transactions it contemplates and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

ProCentury Corporation
465 Cleveland Avenue
Westerville, Ohio 43082

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On July 14, 2008

A special meeting of the shareholders of ProCentury Corporation, an Ohio corporation, will be held at ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082, on July 14, 2008, 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 20, 2008, (as amended on May 6, 2008) between Meadowbrook Insurance Group, Inc., a Michigan corporation, MBKPC Corp., a Michigan corporation, and ProCentury Corporation, an Ohio corporation, and approve the transactions it contemplates, including the merger of ProCentury with MBKPC Corp.

2. To approve the adjournment and postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

3. To transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting.

The close of business on May 19, 2008, has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

By Order of the Board of Directors,

Edward F. Feighan
Chairman, President and Chief Executive Officer

May 27, 2008

Your board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and approval of the transactions it contemplates and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

TABLE OF CONTENTS

HOW TO OBTAIN ADDITIONAL INFORMATION	iv
QUESTIONS AND ANSWERS ABOUT THE MERGER	v
SUMMARY	1
General	1
The Companies	1
Special Meeting	1
Record Date; Vote Required	2
Authority to Adjourn or Postpone Special Meeting to Solicit Additional Proxies	2
Dissenters’ Rights	2
Recommendation to Shareholders	3
Share Ownership of Directors and Executive Officers	3
The Merger	3
What ProCentury Shareholders Will Receive in the Merger	3
Exchange of Stock Certificates	4
Ownership After the Merger	4
Effective Time of the Merger	4
Federal Income Tax Consequences	5
Reasons for the Merger	5
Fairness Opinion of ProCentury’s Financial Advisor	5
Acquisition Proposals	5
Conditions to Completion of the Merger	6
Termination and Termination Fees	6
Waiver and Amendment	6
Regulatory Approvals	6
Management and Operations After the Merger	7
Interests of Certain Persons in the Merger	7
Accounting Treatment	7
Expenses	7
Effect of the Merger on the Rights of Shareholders	7
Comparative Market Prices of Common Stock	7
Comparative Per Share Data	8
Market Price Information	9
Historical Market Prices and Dividend Information	10
Selected Historical Financial Data	13
Unaudited Pro Forma Condensed Consolidated Financial Statements	15
RISK FACTORS	27
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	37
THE SPECIAL MEETINGS	38
MEADOWBROOK SPECIAL MEETING	38
Date, Place, Time and Purpose	38
Record Date, Voting Rights, Required Vote and Revocability of Proxies	38
Solicitation of Proxies	39
Authority to Adjourn Special Meeting to Solicit Additional Proxies	39
Dissenters’ Rights	40
Recommendation of Meadowbrook’s Board	40

PROCENTURY SPECIAL MEETING	40
Date, Place, Time and Purpose	40
Record Date, Voting Rights, Required Vote and Revocability of Proxies	40
Solicitation of Proxies	41
Authority to Adjourn or Postpone Special Meeting to Solicit Additional Proxies	41
Dissenters’ Rights	42
Recommendation of ProCentury’s Board	43
DESCRIPTION OF TRANSACTION	43
General	44
Background of the Merger	44
Meadowbrook’s Reasons for the Merger and Board Recommendation	49
ProCentury’s Reasons for the Merger and Board Recommendation	51
Fairness Opinion of ProCentury’s Financial Advisor	55
United States Federal Income Tax Consequences of the Merger	60
Management and Operations After the Merger	63
Interests of Certain Persons in the Merger	63
Accounting Treatment	65
THE MERGER AGREEMENT	66
Merger Consideration	66
Election Procedures	68
Exchange Procedures; Surrender of Stock Certificates	69
Effective Time of the Merger	69
Representations and Warranties	70
Funding of Cash Portion of Merger Consideration	72
Conduct of Business Pending the Merger and Certain Covenants	72
Additional Agreements	74
Acquisition Proposals by Third-Parties	75
Conditions to Completion of the Merger	75
Termination and Termination Fees	76
Effect of Termination	77
Waiver and Amendment	78
Regulatory Approvals	78
Expenses	79
Resales of Meadowbrook Common Stock	79
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS	79
General	79
Authorized Capital Stock	79
Voting Rights	80
Special Voting Requirements	80
Classification of Board of Directors	81
Size of Board of Directors; Removal; Vacancies	81
Shareholder Nominations and Proposals	81
Special Meetings of Shareholders	82
Action by Written Consent	83
Dividends	83
Amendment of Governing Documents	83

Limitations on Director Liability	83
Indemnification	84
Anti-Takeover Provisions Generally	84
Dissenters’ Rights	85
Shareholder Rights Plan	86
BUSINESS OF MEADOWBROOK	86
BUSINESS OF PROCENTURY	88
OTHER MATTERS	90
SHAREHOLDER PROPOSALS	90
EXPERTS	90
LEGAL MATTERS	91
WHERE YOU CAN FIND MORE INFORMATION	91
INFORMATION INCORPORATED BY REFERENCE	91
Appendix A — Agreement and Plan of Merger, as amended	A-1
Appendix B-1 — Fairness Opinion of Friedman, Billings, Ramsey & Co., Inc. as of February 20, 2008	B-1
Appendix B-2 — Fairness Opinion of Friedman, Billings, Ramsey & Co., Inc. as of May 6, 2008	B-II-1
Appendix C — Ohio Revised Code Section 1701.85 — Dissenters’ Rights	C-1

HOW TO OBTAIN ADDITIONAL INFORMATION

This joint proxy statement-prospectus incorporates business and financial information about Meadowbrook and ProCentury that is not included in or delivered with this document. This information is described on page 91 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Meadowbrook Insurance Group, Inc. 26255 American Drive Southfield, Michigan 48034-5178 Attention: Holly Moltane Telephone: (248) 204-8590 Email: holly.moltane@meadowbrook.com	ProCentury Corporation 465 Cleveland Avenue Westerville, Ohio 43082 Attention: Jeffrey Racz Telephone: (614) 895-2000 Email: JRacz@centurysurety.com

To obtain timely delivery of the documents, you must request the information by July 7, 2008.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	Meadowbrook shareholders and ProCentury shareholders are being asked to approve and adopt a merger agreement that will result in the merger of ProCentury with and into a subsidiary of Meadowbrook.

Q:	Why do Meadowbrook and ProCentury want to merge?

A:	Meadowbrook and ProCentury believe that the proposed merger will provide each of its shareholders with substantial benefits and will advance each of the companies’ strategic growth plans. The combination of the two companies creates a diversified platform and gives both companies the size and product depth to compete at a level greater than they could achieve as separate entities.

Q:	What will happen to ProCentury as a result of the merger?

A.	If the merger is completed, ProCentury will merge with and into a subsidiary of Meadowbrook with the Meadowbrook subsidiary being the surviving entity in the merger. The surviving entity will operate as a wholly owned subsidiary of Meadowbrook under the name “ProCentury Corporation.”

Q:	What will I receive for my shares of ProCentury?

A.	Under the terms of the merger agreement, at the effective time of the merger, shareholders of ProCentury will be entitled to receive, for each ProCentury common share, either $20.00 in cash or Meadowbrook common stock having a value of $20.00, subject to adjustment as described below. The exact exchange ratio will be determined by dividing $20.00 by the volume-weighted average sales price of a share of Meadowbrook common stock for the 30-day trading period ending on the sixth trading day before we complete the merger. The exchange ratio, however, will be fixed at 1.9048 if the average sales price of a share of Meadowbrook common stock over this period is equal to or greater than $10.50 and at 2.5000 if the average sales price of a share of Meadowbrook common stock over this period is equal to or less than $8.00. As a result, ProCentury’s shareholders receiving Meadowbrook common stock may receive more or less than $20.00 per share in Meadowbrook common stock for their shares. The volume weighted average sales price of Meadowbrook’s common stock for the 30-day trading period ending on May 23, 2008 was $7.44. Based on this price, the Meadowbrook common stock received in exchange for a ProCentury common share would have a value of $18.60. Each ProCentury shareholder will have the option to elect to receive $20.00 in cash or Meadowbrook stock for each ProCentury common share, subject to proration so that the total cash consideration will equal 45% and the value of the Meadowbrook common stock will equal 55% of the total consideration paid. Fractional shares will not be issued in the merger. Instead of fractional shares, ProCentury shareholders will receive cash in an amount determined as described in this joint proxy statement-prospectus.

Q:	What will happen to my shares of Meadowbrook?

A:	All shares of Meadowbrook will remain outstanding.

Q:	How do I exchange my ProCentury stock certificates?

A:	If the merger is approved and consummated, after the merger is effective, the exchange agent, LaSalle Bank National Association, will send to you a letter of transmittal, which will include instructions on where to surrender your stock certificates for exchange.

Q:	What do the Meadowbrook board of directors and the ProCentury board of directors recommend?

A:	Each of the boards of directors of Meadowbrook and ProCentury recommend and encourage their respective shareholders to vote “FOR” approval and adoption of the merger agreement and the transactions it contemplates.

Q:	Who must approve the proposals at the special meeting?

A:	Holders of a majority of the outstanding voting shares of ProCentury and a majority of the votes cast at the Meadowbrook special meeting (assuming a quorum is present) as of their respective record dates must approve

v

and adopt the merger agreement and approve the transactions it contemplates and the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	When and where will the special meetings take place?

A:	The Meadowbrook special meeting will be held on July 14, 2008, at 2:00 p.m., local time, at Meadowbrook Insurance Group, 26255 American Drive, Southfield, Michigan 48034. The ProCentury special meeting will be held on July 14, 2008, at 10:00 a.m., local time, at ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082.

Q.	Who can vote at the special meetings?

A.	You can vote at the Meadowbrook special meeting if you owned shares of Meadowbrook common stock at the close of business on May 19, 2008, the record date for the Meadowbrook special meeting.

You can vote at the ProCentury special meeting if you owned ProCentury common shares at the close of business on May 19, 2008, the record date for the ProCentury special meeting.

Q:	What do I need to do now?

A:	After reviewing this document, submit your proxy by sending a completed proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the special meeting in accordance with your instructions. Your proxy vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker how to vote. Your broker will send you directions on how to do this.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign and date your proxy card but do not indicate how you want to vote, your proxies will be counted as a vote “FOR” the proposals identified in this document and in the discretion of the persons named as proxies in any other matters properly presented at the special meeting.

Q:	What will be the effect if I do not vote?

A:	If you are a ProCentury shareholder, your failure to vote will have the same effect as if you voted against approval and adoption of the merger agreement and the transactions it contemplates.

If you are a Meadowbrook shareholder, your failure to vote will affect whether or not a quorum is present for the special meeting, but will not be counted as a vote for or against the merger.

Q:	Can I vote my shares in person?

A:	Yes, if your shares are registered in your own name, you may attend the special meeting and vote your shares in person. However, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q:	Can I change my mind and revoke my proxy?

A:	Yes, you may revoke your proxy and change your vote at any time before votes are taken at the special meeting by following the instructions in this document.

Q:	What if I oppose the merger? Do I have dissenters’ rights?

A:	If you are a ProCentury shareholder, you have dissenters’ rights under Ohio law. A copy of the applicable provisions of the Ohio Revised Code relating to dissenters’ rights is attached as Appendix C to this document.

Meadowbrook shareholders do not have the right to dissent under the Michigan Business Corporation Act.

Q:	Who can answer my questions?

A:	You should contact:

Meadowbrook Insurance Group, Inc. 26255 American Drive Southfield, Michigan 48034-5178 Attention: Karen M. Spaun Telephone: (248) 358-1100 karen.spaun@meadowbrook.com

ProCentury Corporation 465 Cleveland Avenue Westerville, Ohio 43082 Attention: Jeffrey Racz Telephone: (614) 895-2000 JRacz@centurysurety.com

Q:	Is the merger expected to be taxable to me?

A:	In general, ProCentury shareholders will not recognize any taxable gain or loss for federal income tax purposes to the extent that they receive Meadowbrook common stock in exchange for their ProCentury common shares. However, ProCentury shareholders will recognize taxable income or gain in connection with any cash received in the merger.

Each of Meadowbrook’s and ProCentury’s obligations to complete the merger are conditioned upon receipt of an opinion about the federal income tax treatment of the merger from its counsel. The opinion will not bind the Internal Revenue Service, which could take a different view. To review in greater detail the tax consequences to ProCentury shareholders, see “Description of Transaction — United States Federal Income Tax Consequences of the Merger,” beginning on page 60. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. If approved by the Meadowbrook and ProCentury shareholders, we anticipate closing the merger in the third quarter of 2008. However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.

SUMMARY

This brief summary highlights selected information from this joint proxy statement-prospectus and does not contain all of the information that may be important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the transaction we are proposing. For more information about our two companies, see “Where You Can Find More Information.” We have included page references in this summary to direct you to other places in this joint proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

General

This joint proxy statement-prospectus relates to the proposed merger of ProCentury with and into a subsidiary of Meadowbrook. Meadowbrook and ProCentury believe the proposed merger will provide each of its shareholders with substantial benefits and will further each of the companies’ strategic growth plans. The combination of the two companies creates a diversified platform and gives both companies the size and product depth to compete at a level greater than they could achieve as separate entities.

The Companies (pages 86 and 88)

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-5178
(248) 358-1100

Meadowbrook, a Michigan corporation based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds. Meadowbrook’s total gross written premium for 2007 was $346.5 million and total shareholders’ equity at December 31, 2007 was $301.9 million.

ProCentury Corporation
465 Cleveland Avenue
Westerville, Ohio 43082
Telephone: (614) 895-2000

ProCentury, an Ohio corporation, is a specialty property and casualty insurance holding company based in Columbus, Ohio. ProCentury writes specialty property and casualty insurance for small and mid-sized businesses through Century Surety Company and ProCentury Insurance Company, its operating insurance companies. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents. ProCentury’s total gross written premium for 2007 was $238.3 million and total shareholders’ equity at December 31, 2007 was $161.0 million.

Special Meeting (pages 38 and 40)

Meadowbrook shareholders.  A special meeting of Meadowbrook shareholders will be held on July 14, 2008, at 2:00 p.m., local time, at Meadowbrook Insurance Group, 26255 American Drive, Southfield, Michigan 48034. At the special meeting, shareholders will be asked:

•	to approve and adopt the merger agreement and approve the transactions it contemplates;

•	to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies; and

•	to act on other matters that may properly be submitted to a vote at the meeting.

ProCentury shareholders.  A special meeting of ProCentury shareholders will be held on July 14, 2008, at 10:00 a.m., local time, at ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082. At the special meeting, shareholders will be asked:

•	to approve and adopt the merger agreement and approve the transactions it contemplates;

•	to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies; and

•	to act on other matters that may properly be submitted to a vote at the meeting.

Record Date; Vote Required (pages 38 and 40)

Meadowbrook shareholders.  You may vote at the meeting of Meadowbrook’s shareholders if you owned Meadowbrook common stock at the close of business on May 19, 2008. You can cast one vote for each share of Meadowbrook common stock that you owned at that time. To adopt the merger agreement and approve the transactions it contemplates, the holders of a majority of the votes cast at Meadowbrook’s special meeting (assuming a quorum is present) must vote in favor of the merger.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You can revoke your proxy at any time before Meadowbrook takes a vote at the meeting by submitting a written notice revoking the proxy or a later-dated proxy to the secretary of Meadowbrook, or by attending the meeting and voting in person.

ProCentury shareholders.  You may vote at the meeting of ProCentury’s shareholders if you owned ProCentury common shares at the close of business on May 19, 2008. You can cast one vote for each ProCentury common share that you owned at that time. To approve and adopt the merger agreement and approve the transactions it contemplates, the holders of a majority of the outstanding common shares of ProCentury as of the record date must vote in favor of the merger.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You can revoke your proxy at any time before ProCentury takes a vote at the meeting by sending notice of revocation to ProCentury in writing, sending a new proxy with a later date or giving notice to ProCentury of your revocation at the special meeting. It is important to note that your presence at the special meeting, without any further action on your part, will not revoke your previously granted proxy.

Authority to Adjourn or Postpone Special Meeting to Solicit Additional Proxies (pages 39 and 41)

Each of Meadowbrook and ProCentury is asking its shareholders to grant full authority for their respective special meetings to be adjourned or postponed, if necessary or appropriate to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Dissenters’ Rights (page 42)

For ProCentury shareholders, under Ohio law, if the merger agreement is approved and adopted by ProCentury’s shareholders, any ProCentury shareholder that objects to the merger agreement may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code. To perfect dissenters’ rights, a record holder must:

•	not vote his or her ProCentury common shares in favor of the proposal to approve and adopt the merger agreement at the special meeting;

•	deliver a written demand for payment of the fair cash value of his or her ProCentury shares on or before the tenth day following the special meeting; and

•	otherwise comply with the statute.

Neither ProCentury nor Meadowbrook will notify shareholders of the expiration of this ten-day period. ProCentury shares held by any person who desires to dissent but fails to perfect or who effectively withdraws or loses the right to dissent as of the effective time of the merger under Section 1701.85 of the Ohio Revised Code will be converted into, as of the effective time, the right to receive the merger consideration, without interest. A copy of Section 1701.85 of the Ohio Revised Code is attached as Appendix C to this document.

Meadowbrook shareholders do not have the right to dissent under the Michigan Business Corporation Act.

Recommendation to Shareholders (pages 40 and 43)

Meadowbrook shareholders.  Meadowbrook’s board of directors believes that the merger agreement and the merger are fair to you and in your best interests, and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the transactions it contemplates and “FOR” the adjournment of postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

ProCentury shareholders.  ProCentury’s board of directors believes that the merger agreement and the merger are fair to you and in your best interests, and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the transactions it contemplates and “FOR” the adjournment of postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Share Ownership of Directors and Executive Officers (pages 39 and 41)

Meadowbrook shareholders.  On the record date, Meadowbrook’s directors, executive officers and their affiliates owned approximately 2,991,605 shares, or 8.1% of the outstanding shares of Meadowbrook common stock. Even if all of these individuals vote for the merger, because they own only approximately 8.1% of the outstanding shares of Meadowbrook common stock, there is no assurance that the merger agreement will be approved and adopted.

ProCentury shareholders.  On the record date, ProCentury’s directors, executive officers and their affiliates owned 1,712,146, or approximately 12.8% of the outstanding ProCentury common shares. Even if all of these individuals vote for the merger, because they own only approximately 12.8% of the outstanding ProCentury common shares, there is no assurance that the merger agreement will be approved and adopted.

The Merger (page 43)

We have attached a copy of the merger agreement, as amended, to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

We propose a combination in which ProCentury will merge with and into a subsidiary of Meadowbrook, with the subsidiary being the surviving entity in the merger, but adopting the name “ProCentury Corporation.” We expect to complete the merger in the third quarter of 2008, although delays could occur.

What ProCentury Shareholders Will Receive in the Merger (page 66)

Under the terms of the merger agreement, at the effective time of the merger, shareholders of ProCentury will be entitled to receive, for each ProCentury common share, either $20.00 in cash or Meadowbrook common stock having a value of $20.00, subject to adjustment as described below. As long as the volume-weighted average sales price of a share of Meadowbrook common stock for the 30-day trading period ending on the sixth trading day before we complete the merger is between $8.00 and $10.50, the exchange ratio will vary such that the stock consideration equals $20.00 per share based on the 30-day average price. Above or below this range for Meadowbrook’s stock price, the exchange ratio will be fixed as if the 30-day volume-weighted average sales price preceding the election date equaled $10.50 or $8.00, as applicable. Specifically, if the 30-day volume-weighted average sales price is equal to or above $10.50, the exchange ratio will be fixed at 1.9048, and if the 30-day volume-weighted average sales price is equal to or below $8.00, the exchange ratio will be fixed at 2.5000. As a result, ProCentury’s shareholders receiving Meadowbrook common stock may receive more or less than $20.00 per share in Meadowbrook common stock for their shares. The volume weighted average sales price of Meadowbrook’s common stock for the 30-day trading period ending on May 23, 2008 was $7.44. Based on this price, the Meadowbrook common stock received in exchange for a ProCentury common share would have a value of $18.60. Each ProCentury shareholder will have the option to elect to receive $20.00 in cash or Meadowbrook stock for each ProCentury common share, subject to proration so that the total cash consideration will equal 45% and the value of the Meadowbrook common stock will equal 55% of the total consideration paid. Fractional shares will not be issued in the merger. Instead of fractional shares, ProCentury shareholders will receive cash in an amount determined as described in this joint proxy statement-prospectus.

Each share of Meadowbrook common stock will include all rights that are attached to or inherent in the then-outstanding shares of Meadowbrook common stock, including preferred share purchase rights. See “Effect of the Merger on Rights of Shareholders.”

The number of shares of Meadowbrook common stock ProCentury shareholders will receive in the merger is subject to adjustments for reorganizations, recapitalizations, stock dividends and similar events that occur before the merger is completed. None of those adjustments would alter the value of the exchange ratio.

You will need to surrender your ProCentury common share certificates to receive new certificates representing common stock of Meadowbrook. However, this will not be necessary until you receive written instructions, which will occur shortly after the time of the merger.

Meadowbrook will not issue any fractional shares. Instead, ProCentury shareholders will receive cash in lieu of any fractional shares of common stock of Meadowbrook owed to them in exchange for their ProCentury common shares. The amount of cash for any fractional shares will be based on Meadowbrook’s 30-day volume-weighted average sales price preceding the election date.

Exchange of Stock Certificates (page 68)

Shortly after the effective date of the merger, ProCentury shareholders will receive a letter and instructions on how to surrender their certificates representing ProCentury common shares in exchange for certificates representing Meadowbrook common stock. You must carefully review and complete these materials and return them as instructed along with your ProCentury common share certificates. Please do not send any share certificates to Meadowbrook or ProCentury until you receive these instructions.

Effect of the Merger on ProCentury Options (page 67)

In the merger, outstanding options to purchase ProCentury common shares will become fully vested and option holders can either exercise such options and, in connection with the closing, elect to receive the form of merger consideration described above for the ProCentury shares acquired on exercise or agree to have their options cancelled in exchange for a per share cash payment equal to the difference between $20.00 and the exercise price of their options.

Ownership After the Merger (page 29)

The number of shares of Meadowbrook common stock that will be owned by ProCentury shareholders as a result of the merger will be determined based on the exchange ratio. The exact exchange ratio will be determined by dividing $20.00 by the volume-weighted average sales price of a share of Meadowbrook common stock for the 30-day trading period ending on the sixth trading day before we complete the merger. If, however, such volume weighted average price is above $10.50 or below $8.00, the exchange ratio will be fixed at 1.9048 or 2.5000, respectively. See “The Merger Agreement — Merger Consideration.” Except where otherwise noted, for purposes of this joint proxy statement-prospectus, we have assumed that Meadowbrook’s 30-day volume-weighted average sales price preceding the election date will be 7.44, which is the volume-weighted average sales price of a share of Meadowbrook common stock for the 30-day trading period ending on May 23, 2008, the most recent practicable date prior to the printing of this joint proxy statement-prospectus. Using this price, the exchange ratio would be 2.5000. Based on this exchange ratio and assumed market price for the Meadowbrook common stock, upon completion of the merger, Meadowbrook would issue approximately 19,054,032 shares of its common stock to ProCentury shareholders. Based on these numbers, after the merger, on a fully-diluted basis, existing Meadowbrook shareholders would own approximately 66%, and former ProCentury shareholders would own approximately 34%, of the outstanding shares of common stock of Meadowbrook.

Effective Time of the Merger (page 69)

The merger will become effective when certificates of merger with respect to the merger have been accepted for filing by the office of the Secretary of State of Ohio and the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services, Corporation Division. If our shareholders approve and adopt the merger at their special meetings, and all required regulatory approvals are obtained, we anticipate that the merger will be completed in the third quarter of 2008, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Federal Income Tax Consequences (page 60)

For federal income tax purposes, the exchange of ProCentury common shares for shares of Meadowbrook common stock will not cause the holders of ProCentury common shares to recognize any gain or loss. Holders of ProCentury common shares, however, will recognize income, gain or loss in connection with any cash received in the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Reasons for the Merger (pages 49 and 51)

Each of our boards of directors believes that the proposed merger will provide its shareholders with substantial benefits and will advance each company’s strategic growth plans. The combination of the two companies creates a diversified platform and gives both companies the size and product depth to compete at a level greater than they could achieve as separate entities. The boards also believe there are significant revenue opportunities, as well as cost savings potential.

You can find a more detailed discussion of the background of the merger and Meadowbrook’s and ProCentury’s reasons for the merger in this document under “Description of Transaction — Background of the Merger,” “— Meadowbrook’s Reasons for the Merger and Board Recommendation” and “— ProCentury’s Reasons for the Merger and Board Recommendation.”

The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see “A Warning About Forward-Looking Statements.”

Fairness Opinion of ProCentury’s Financial Advisor (page 55)

ProCentury has received written opinions from Friedman, Billings, Ramsey and Co., Inc. (“FBR”) to the effect that, subject to the terms, conditions and qualifications set forth therein, as of February 20, 2008, the date of the merger agreement, and as of May 6, 2008, the date of the merger agreement amendment, the aggregate merger consideration to be received by holders of ProCentury common shares pursuant to the merger agreement is fair, from a financial point of view, to such holders. You can find a more detailed discussion of the opinions and summary of the analyses of FBR under “Description of Transaction — Fairness Opinion of ProCentury’s Financial Advisor.” We have attached these fairness opinions to this document as Appendices B-1 and B-2. You should read these opinions and the summary completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by FBR in providing its opinions.

Acquisition Proposals (page 74)

The merger agreement restricts ProCentury’s ability to solicit or encourage alternative acquisition proposals from third parties. Notwithstanding these restrictions, under certain limited circumstances, ProCentury’s board of directors may respond to an unsolicited bona fide written proposal that ProCentury’s board of directors determines in good faith would or could result in a transaction that is more favorable to ProCentury’s shareholders from a financial point of view than the merger.

Conditions to Completion of the Merger (page 75)

The completion of the merger depends on a number of conditions being met. Subject to exceptions described in the merger agreement, these include:

•	accuracy of the respective representations and warranties of Meadowbrook and ProCentury in the merger agreement;

•	compliance in all material respects by each of Meadowbrook and ProCentury with their respective covenants and agreements in the merger agreement;

•	approval of regulatory authorities;

•	approval of the merger agreement by each company’s shareholders;

•	receipt by each of us of an opinion by our respective counsel that, for federal income tax purposes, ProCentury shareholders who exchange their shares for shares of Meadowbrook common stock will not recognize any gain or loss as a result of the merger, except in connection with the receipt of cash in the merger (the opinions will be subject to various limitations and we recommend that you read the more detailed description of tax consequences provided in this document under “Description of Transaction — United States Federal Income Tax Consequences of the Merger”); and

•	the absence of any injunction or legal restraint blocking the merger, or of any proceedings by a government body trying to block the merger.

A party to the merger agreement could choose to complete the merger even though a condition to its obligation has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination and Termination Fees (page 76)

The parties can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either party can decide, without the consent of the other, to terminate the merger agreement if the merger has not been completed by September 30, 2008 (which may be extended until December 31, 2008 in order to obtain governmental approvals), unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement.

In addition, either Meadowbrook or ProCentury can terminate the merger agreement if the conditions to its respective obligation to complete the merger have not been satisfied. ProCentury can terminate the merger agreement if its board of directors determines a competing takeover proposal from a third party is superior to the merger (provided certain notice requirements have been satisfied).

ProCentury may be required to pay a termination fee of $9.5 million to Meadowbrook if the merger agreement is terminated due to certain circumstances outlined in the merger agreement. For a discussion of these conditions and fees, see “The Merger Agreement — Termination and Termination Fees.”

Waiver and Amendment (page 77)

Meadowbrook and ProCentury may jointly amend the merger agreement and either party may waive its right to require the other party to adhere to any term or condition of the merger agreement. However, after ProCentury’s shareholders approve the merger, there may not be any amendment to the merger agreement (unless approved by ProCentury’s shareholders) if the amendment would reduce the amount or change the form of consideration to be paid to ProCentury shareholders.

Regulatory Approvals (page 78)

We cannot complete the merger unless we obtain the prior approval from the Ohio Department of Insurance, Texas Department of Insurance, and Department of Insurance, Securities and Banking for the District of Columbia.

All filings necessary to obtain such approvals were filed with the appropriate state insurance departments early in the second quarter of 2008. Meadowbrook anticipates that the required approvals will be received in the third quarter of 2008.

Management and Operations After the Merger (page 63)

The executive officers of Meadowbrook will remain the same as they were prior to the merger. The board of directors of Meadowbrook will be comprised of all of Meadowbrook’s current directors, plus two persons from ProCentury’s current board of directors who have yet to be selected.

Interests of Certain Persons in the Merger (page 63)

Some of ProCentury’s directors and officers have interests in the merger that differ from, or are in addition to, the interests of ProCentury shareholders generally.

The members of our boards of directors knew about these additional interests and considered them when they approved the merger agreement and the transactions it contemplates.

Accounting Treatment (page 65)

The merger will be accounted for as a “purchase transaction” in accordance with accounting principles generally accepted in the United States.

Expenses (page 78)

Each of Meadowbrook and ProCentury will pay its own expenses in connection with the merger, including printing fees and fees and expenses of its own financial or other consultants, accountants and counsel. However, Meadowbrook has agreed to pay the fees for all filings with the Securities and Exchange Commission (the “SEC”), registration and any fees payable to any governmental entity in connection with the merger, and Meadowbrook and ProCentury have each agreed to pay one-half of all filing fees under the Hart-Scott-Rodino Act.

Effect of the Merger on the Rights of Shareholders (page 78)

Meadowbrook is incorporated in and governed by Michigan law. ProCentury is incorporated in and governed by Ohio law. Upon our completion of the merger, the rights of ProCentury shareholders who receive Meadowbrook common stock will be governed by Meadowbrook’s articles of incorporation and bylaws and Michigan law. There are material differences between the rights of the shareholders of Meadowbrook and ProCentury, which we describe in this document under “Effect of the Merger on Rights of Shareholders.”

Comparative Market Prices of Common Stock (pages 9 and 10)

Shares of Meadowbrook common stock are traded on the New York Stock Exchange under the symbol “MIG.” On February 20, 2008, the last trading day before we announced the merger, the last reported trading price of Meadowbrook common stock was $9.16 per share. On May 23, 2008, the most recent practicable date prior to the printing of this document, the last reported trading price of Meadowbrook common stock was $6.78 per share. We can make no prediction or guarantee at what price Meadowbrook common stock will trade after the completion of the merger.

ProCentury common shares are traded on the Nasdaq Global Select Market under the symbol “PROS.” On February 20, 2008, the last trading day before we announced the merger, the last reported trading price of the ProCentury common shares was $15.38 per share. On May 23, 2008, the most recent practicable date prior to the printing of this document, the last reported trading price of ProCentury common shares was $17.25 per share.

Comparative Per Share Data

The following table presents comparative historical per share data of Meadowbrook and ProCentury and unaudited pro forma per share data that reflect the combination of Meadowbrook and ProCentury using the purchase method of accounting.

In order to calculate the pro forma per share data for ProCentury, we have assumed an exchange ratio of 2.24, which was calculated by assuming a Meadowbrook stock price of $8.92, which was the closing stock price of Meadowbrook common stock on the trading day immediately before the trading day on which Meadowbrook and ProCentury announced their merger agreement. The equivalent pro forma combined amounts for ProCentury were therefore calculated by multiplying the pro forma combined amounts for Meadowbrook by 2.24. However, as explained in this joint proxy statement-prospectus, the exchange ratio may vary as the market price of Meadowbrook’s common stock fluctuates. The exact exchange ratio will be determined by dividing $20.00 by the volume-weighted average sales price of a share of Meadowbrook common stock for the 30-day trading period ending on the sixth trading day before we complete the merger. If such volume-weighted average price is above $10.50 or below $8.00, the exchange ratio will be fixed at 1.9048 or 2.5000, respectively. The volume-weighted average sales price of Meadowbrook’s common stock for the 30-day trading period ending on May 23, 2008 was $7.44. Using this price, the exchange ratio would be 2.5000. The information listed below also assumes that the aggregate amount of stock consideration to be paid in the merger will be equal to 55% of the total consideration paid by Meadowbrook.

We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had our companies been combined as of the dates or for the periods presented.

Meadowbrook

	Three Months	Year Ended
	Ended	December 31,
	March 31, 2008	2007

Historical:
Net income — basic	$0.19	$0.85
Net income — diluted	$0.19	$0.85
Cash dividends declared	$0.02	—
Book value at end of period	$8.37	$8.16
Pro forma combined:
Net income — basic	$0.20	$0.94
Net income — diluted	$0.20	$0.94
Cash dividends declared	$0.02	$0.04
Book value at end of period	$8.55	$8.40

ProCentury

	Three Months	Year Ended
	Ended	December 31,
	March 31, 2008	2007

Historical:
Net income — basic	$0.39	$1.87
Net income — diluted	$0.39	$1.85
Cash dividends declared	$0.04	$0.16
Book value at end of period	$12.31	$12.05
Equivalent pro forma combined:
Net income — basic	$0.45	$2.11
Net income — diluted	$0.45	$2.11
Cash dividends declared	$0.04	$0.09
Book value at end of period	$19.15	$18.82

Market Price Information

Meadowbrook common stock is traded on the New York Stock Exchange under the symbol “MIG.” On February 20, 2008, the last trading day before public announcement of the execution of the merger agreement, and May 23, 2008, the most recent practicable date prior to the printing of this document, the market prices of Meadowbrook common stock and the equivalent price per share of Meadowbrook common stock giving effect to the merger, were as follows:

	Closing Sales Price
			Equivalent Price
			per Share of
			Meadowbrook
	Meadowbrook	ProCentury	Common Stock

Price per share
February 20, 2008	$9.16	$15.38	$20.52

May 23, 2008	$6.78	$17.25	$16.95

The “Equivalent Price Per Share of Meadowbrook Common Stock” at February 20, 2008 in the above table represents the product achieved when the closing sales price of a share of Meadowbrook common stock on that date ($9.16) is multiplied by the exchange ratio of 2.24, which is the number of shares of Meadowbrook common stock that a ProCentury shareholder would receive for a ProCentury common share assuming the 30-day volume weighted average sales price of a share of Meadowbrook common stock is $8.92 (the closing price of Meadowbrook common stock on the trading day immediately before the trading day on which Meadowbrook and ProCentury announced their merger agreement). The “Equivalent Price Per Share of Meadowbrook Common Stock” at May 23, 2008 in the above table represents the product achieved when the closing sales price of a share of Meadowbrook common stock on that date ($6.78) is multiplied by the exchange ratio of 2.5000, which is the number of shares of Meadowbrook common stock that a ProCentury shareholder would receive for a ProCentury common share assuming the 30-day volume weighted average sales price of a share of Meadowbrook common stock is $7.44 (the volume-weighted average sales price of Meadowbrook common stock for the 30-day trading period ending on May 23, 2008). The merger agreement provides that the actual exchange ratio will be set based on the 30-day volume weighted average sales price of a share of Meadowbrook common stock as of the sixth trading day prior to closing, unless such price is less than $8.00, in which case the exchange ratio will be 2.5000, or if such price is more than $10.50, the exchange ratio will be 1.9048. The “Equivalent Price Per Share of Meadowbrook Common Stock” is also subject to the assumption that the aggregate amount of stock consideration to be paid in the merger will be equal to 55% of the total consideration paid by Meadowbrook.

The market price of Meadowbrook common stock will fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Meadowbrook common stock is subject to fluctuations, the exchange ratio may change. In addition, the value of the shares of Meadowbrook common stock that ProCentury shareholders will receive in the merger may increase or decrease after the merger.

By voting to approve and adopt the merger agreement and approve the transactions it contemplates, ProCentury shareholders will be choosing to invest in the combined Meadowbrook/ProCentury, because they may receive Meadowbrook common stock in exchange for their ProCentury common shares. An investment in Meadowbrook common stock involves significant risk. In addition to the other information included in this joint proxy statement-prospectus, including the matters addressed in “A Warning About Forward-Looking Statements” beginning on page 37, ProCentury shareholders should carefully consider the matters described below in “Risk Factors” beginning on page 27 when determining whether to vote for approval and adoption of the merger agreement and approve the transactions it contemplates.

Historical Market Prices and Dividend Information

Meadowbrook.  Meadowbrook’s common stock is traded on the New York Stock Exchange under the symbol “MIG.” The following table sets forth, for the calendar quarter indicated, the high and low market prices per share of Meadowbrook common stock as reported on the New York Stock Exchange and the dividends per share of Meadowbrook common stock:

			Dividends
Quarter Ended	High	Low	Declared

Year-to-date 2008:
Second quarter (through May 23, 2008)	$8.60	$6.72	$0.02
First quarter	9.95	7.16	0.02
2007:
Fourth quarter	10.00	8.40	—
Third quarter	11.57	8.02	—
Second quarter	12.45	9.94	—
First quarter	11.68	9.10	—
2006:
Fourth quarter	12.48	8.78	—
Third quarter	11.83	8.32	—
Second quarter	8.91	6.68	—
First quarter	7.00	5.63	—

The timing and amount of future dividends on shares of Meadowbrook common stock will depend upon earnings, cash requirements, the financial condition of Meadowbrook and its subsidiaries, applicable government regulations and other factors deemed relevant by Meadowbrook’s board of directors.

ProCentury.  ProCentury’s common shares are traded on the Nasdaq Global Select Market under the symbol “PROS.” The following table sets forth, for the calendar quarter indicated, the high and low market prices per ProCentury common share as reported on the Nasdaq Global Select Market and the dividends per ProCentury common share:

			Dividends
Quarter Ended	High	Low	Declared

Year-to-date 2008:
Second quarter (through May 23, 2008)	$18.75	$17.00	$0.04
First quarter	18.95	13.95	0.04

			Dividends
Quarter Ended	High	Low	Declared

2007:
Fourth quarter	15.54	13.60	0.04
Third quarter	16.84	11.90	0.04
Second quarter	24.00	16.50	0.04
First quarter	23.30	17.75	0.04
2006:
Fourth quarter	18.92	14.29	0.04
Third quarter	15.74	12.89	0.04
Second quarter	14.29	12.50	0.035
First quarter	13.64	10.50	0.03

The timing and amount of future dividends on ProCentury common shares will depend upon earnings, cash requirements, the financial condition of ProCentury and its subsidiaries, applicable government regulations and other factors deemed relevant by ProCentury’s board of directors.

Selected Historical Financial Data

The following tables present selected consolidated financial data as of and for each of the years in the five year period ended December 31, 2007 and as of and for the three months ended March 31, 2008 and 2007, for each of Meadowbrook and ProCentury. The information for Meadowbrook is based on the historical financial information that is contained in reports Meadowbrook has previously filed with the Securities and Exchange Commission, or the SEC, which can be found in its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the three months ended March 31 2008. The information for ProCentury is based on the historical financial information that is contained in reports ProCentury has previously filed with the SEC, which can be found in its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the three months ended March 31 2008. See “Where You Can Find More Information” on page 91.

You should read the following tables in conjunction with the consolidated financial statements contained in the Annual Reports and the condensed consolidated financial statements contained in the Quarterly Reports described above.

Historical results do not necessarily indicate the results that you can expect for any future period.

MEADOWBROOK SELECTED HISTORICAL FINANCIAL DATA

	For the Three Months
	Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share and ratio data)
	(Unaudited)

Income Statement Data:
Gross written premiums	$90,468	$89,504	$346,451	$330,872	$332,209	$313,493	$253,280
Net written premiums	71,399	71,972	280,211	262,668	258,134	233,961	189,827
Net earned premiums	66,022	65,204	268,197	254,920	249,959	214,493	151,205
Net commissions and fees	12,031	11,551	45,988	41,172	35,916	40,535	45,291
Net investment income	7,148	6,156	26,400	22,075	17,975	14,911	13,484
Net realized gains	(31)	(6)	150	69	167	339	823
Total revenue	85,170	82,905	340,735	318,236	304,017	270,278	210,803
Net losses and LAE	37,661	36,646	150,969	146,293	151,542	135,938	98,472

	For the Three Months
	Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share and ratio data)
	(Unaudited)

Policy acquisition and other underwriting expenses	13,147	13,643	53,717	50,479	44,439	33,424	23,606
Other administrative expenses	8,832	7,393	32,269	28,824	26,810	25,588	22,879
Salaries and employee benefits	12,755	13,532	56,433	54,569	51,331	52,297	48,238
Amortization expense	1,551	144	1,930	590	373	376	353
Interest expense	1,311	1,488	6,030	5,976	3,856	2,281	977
Income before income taxes and equity earnings of affiliates	9,913	10,059	39,387	31,505	25,666	20,374	16,278
Equity earnings of affiliates	56	13	331	128	1	39	3
Net income	7,058	6,923	27,992	22,034	17,910	14,061	10,099
Earnings per share — Diluted	$0.19	$0.23	$0.85	$0.75	$0.60	$0.48	$0.35
Balance Sheet Data:
Total investments and cash and cash equivalents	$640,042	$553,016	$651,601	$527,600	$460,233	$402,156	$324,235
Total assets	1,130,827	1,009,352	1,113,966	969,000	901,344	801,696	692,266
Loss and LAE reserves	545,521	514,833	540,002	501,077	458,677	378,157	339,465
Debt	—	10,400	—	7,000	7,000	12,144	17,506
Debentures	55,930	55,930	55,930	55,930	55,930	35,310	10,310
Shareholders’ equity	309,915	207,379	301,894	201,693	177,365	167,510	155,113
Book value per share	$8.37	$7.02	$8.16	$6.93	$6.19	$5.76	$5.34
Other Data:
GAAP ratios (insurance companies only):
Net loss and LAE ratio(1)	61.7%	61.3%	61.2%	62.3%	65.2%	67.9%	70.1%
Expense ratio(1)	32.2%	35.0%	34.2%	34.5%	33.5%	33.5%	34.3%
Combined ratio	93.9%	96.3%	95.4%	96.8%	98.7%	101.4%	104.4%

(1)	Both the GAAP loss and loss adjustment expense ratio and the GAAP expense ratio are calculated based upon unconsolidated insurance company operations. The following table sets forth the intercompany fees, which are eliminated upon consolidation.

Unconsolidated GAAP data — Ratio Calculation Table:

	For the Three Months
	Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)

Net earned premiums	$66,022	$65,204	$268,197	$254,920	$249,959	$214,493	$151,205
Consolidated net losses and LAE	$37,661	$36,646	$150,969	$146,293	$151,542	$135,938	$98,472
Intercompany claim fees	3,106	3,295	13,058	12,553	11,523	9,691	7,514

	For the Three Months
	Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)

Unconsolidated net losses and LAE	$40,767	$39,941	$164,027	$158,846	$163,065	$145,629	$105,986

GAAP net loss and LAE ratio	61.7%	61.3%	61.2%	62.3%	65.2%	67.9%	70.1%
Consolidated policy acquisition and other underwriting expenses	$13,147	$13,643	$53,717	$50,479	$44,439	$33,424	$23,606
Intercompany administrative and other underwriting fees	8,088	9,152	37,890	37,442	39,231	38,359	28,296

Unconsolidated policy acquisition and other underwriting expenses	$21,235	$22,795	$91,607	$87,921	$83,670	$71,783	$51,902

GAAP expense ratio	32.2%	35.0%	34.2%	34.5%	33.5%	33.5%	34.3%
GAAP combined ratio	93.9%	96.3%	95.4%	96.8%	98.7%	101.4%	104.4%

Management uses the GAAP combined ratio and its components to assess and benchmark underwriting performance.

The GAAP combined ratio is the sum of the GAAP loss and loss adjustment expense ratio and the GAAP expense ratio. The GAAP loss and loss adjustment expense ratio is the unconsolidated net loss and loss adjustment expense in relation to net earned premiums. The GAAP expense ratio is the unconsolidated policy acquisition and other underwriting expenses in relation to net earned premiums.

PROCENTURY SELECTED HISTORICAL FINANCIAL DATA

	Three Months
	Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
	(Unaudited)

Operating Data:
Premiums earned	$48,345	$54,388	$217,562	$218,992	$177,630	$148,702	108,294
Net investment income	5,332	5,433	22,081	19,372	14,487	10,048	6,499
Net realized investment (losses) gains	(462)	(201)	(1,982)	80	(326)	50	1,932
Other income	86	123	489	437	198	—	—

Total revenues	53,301	59,743	238,150	238,881	191,989	158,800	116,725

Discontinued operations(1)	—	—	—	—	—	1,259	1,548
Net income	5,224	5,379	24,756	20,901	10,241	14,980	314

Comprehensive income (loss)	4,073	3,978	18,442	21,655	6,271	14,566	(405)

	Three Months
	Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
	(Unaudited)

Basic net income per share:
Net income (loss) from continuing operations before discontinued operations	$0.39	$0.41	$1.87	$1.59	$0.78	$1.29	$(0.25)
Discontinued operations	—	—	—	—	—	0.12	0.31

Net income	$0.39	$0.41	$1.87	$1.59	$0.78	$1.41	$0.06

Diluted net income per share:
Net income (loss) from continuing operations before discontinued operations	$0.39	$0.40	$1.85	$1.58	$0.78	$1.29	$(0.25)
Discontinued operations	—	—	—	—	—	0.12	0.31

Net income	$0.39	$0.40	$1.85	$1.58	$0.78	$1.41	$0.06

Weighted average of shares outstanding
— basic	13,307,738	13,227,427	13,242,083	13,121,848	13,060,509	10,623,645	5,000,532

— diluted	13,446,658	13,421,607	13,392,949	13,256,419	13,129,425	10,653,316	5,000,532

Insurance Performance Data:
(for the periods ended)
Gross written premiums(2)	$53,866	$58,455	$238,346	$283,036	$216,164	$191,405	$149,708
Net written premiums(3)	45,153	50,060	203,804	247,919	189,519	166,024	131,839
GAAP Underwriting Ratios:
(for the periods ended)
Loss ratio(4)	57.5%	62.3%	57.9%	61.9%	66.6%	59.9%	74.8%
Expense ratio(5)	35.9%	32.3%	33.8%	32.6%	32.8%	31.9%	34.2%

Combined ratio(6)	93.4%	94.6%	91.7%	94.5%	99.4%	91.8%	109.0%

Balance Sheet Data:
(at the end of the period)
Cash and investments	$486,595	$449,183	$467,276	$436,062	$366,410	$315,008	$171,201
Reinsurance recoverables on paid and unpaid losses, net	44,304	42,233	44,777	43,628	43,870	33,382	42,042
Assets available for sale	—	—	—	—	—	—	59,018
Total assets	665,743	591,378	607,054	579,048	474,145	394,927	332,113

	Three Months
	Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
	(Unaudited)

Loss and loss expense reserves	280,228	260,181	279,253	250,672	211,647	153,236	129,236
Liabilities available for sale	—	—	—	—	—	—	51,431
Long- term debt	25,000	25,000	25,000	25,000	25,000	25,000	34,133
Total shareholders’ equity	165,262	147,248	161,021	142,388	121,203	115,237	36,397

Other Data:
Net writings ratio, including discontinued operations(7)	1.1	1.4	1.3	1.8	1.6	1.4	1.7
Return on average equity(8)	12.8%	14.9%	16.3%	15.9%	8.7%	18.5%	0.9%

(1)	Immediately prior to the completion of ProCentury’s initial public offering, the common shares of Evergreen National Indemnity Company, or Evergreen, and its wholly owned subsidiary, Continental Heritage Insurance Company, or Continental, were distributed as dividends from Century Surety Company, or Century, to ProCentury and then by ProCentury to ProCentury’s existing Class A shareholders. Prior to the dividends, Evergreen was a controlled subsidiary of Century. The operations of Evergreen and Continental consisted of ProCentury’s historical surety and assumed excess workers’ compensation lines of insurance, which were re-classified (net of minority interest and income taxes) as discontinued operations in the above selected consolidated financial data.

(2)	The amount received or to be received for insurance policies written by ProCentury during a specific period of time without reduction for acquisition costs, reinsurance costs or other deductions.

(3)	Gross written premiums less the portion of such premiums ceded to (reinsured by) other insurers during a specific period of time.

(4)	The ratio of losses and loss expenses to premiums earned, net of the effects of reinsurance.

(5)	The ratio of amortization of deferred policy acquisition costs and other underwriting expenses to premiums earned, net of the effects of reinsurance.

(6)	The sum of the loss and loss expense ratio, net of the effects of reinsurance.

(7)	The ratio of net written premiums to ProCentury’s insurance subsidiaries’ combined statutory surplus. Management believes this measure is useful in gauging ProCentury’s exposure to pricing errors in its current book of business. It may not be comparable to the definition of net writings ratio used by other companies. For periods prior to 2004, this ratio includes discontinued operations, as the insurance subsidiaries’ combined statutory surplus is not allocated by line of business. Therefore, in computing the ratio of net written premiums to its insurance subsidiaries’ combined statutory surplus ProCentury did not restate the net written premium for discontinued operations to be consistent with that of the subsidiaries’ combined statutory surplus.

(8)	Return on average equity consists of the ratio of net income to the average of the beginning of period and end of period total shareholders’ equity. For 2004, return on average equity consists of the ratio of net income to the average equity, which is based on the average of the beginning of period and the end of each quarters’ total shareholders’ equity.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The preliminary Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 2008 combines the historical consolidated balance sheets of Meadowbrook and ProCentury, giving effect to the merger as if it had been consummated on March 31, 2008. The preliminary Unaudited Pro Forma Condensed Consolidated Income Statements for the year ended December 31, 2007 and for the three months ended March 31, 2008 combine the historical consolidated statements of income of Meadowbrook and ProCentury giving effect to the merger as if it had occurred on January 1, 2007. The preliminary unaudited pro forma condensed consolidated financial statements reflect an exchange ratio of 2.24. However, as explained in this joint proxy statement-prospectus, the exchange ratio may vary as the market price of Meadowbrook common stock fluctuates. The exact exchange ratio will be determined by dividing $20.00 by the volume-weighted average sales price of a share of Meadowbrook common stock for the 30-day trading period ending on the sixth trading day before we complete the merger. If such volume-weighted average price is above $10.50 or below $8.00, the exchange ratio will be fixed at 1.9048 or 2.5000, respectively. The volume-weighted average sales price of Meadowbrook’s common stock for the 30-day trading period ending on May 23, 2008 was $7.44. Using this price, the exchange ratio would be 2.5000. We have adjusted the historical consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the following:

•	Accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements;

•	Meadowbrook’s separate historical audited consolidated financial statements as of and for the year ended December 31, 2007 included in Meadowbrook’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	Meadowbrook’s separate historical unaudited consolidated financial statements as of and for the three months ended March 31, 2008 included in Meadowbrook’s Form 10-Q for the three months ended March 31, 2008;

•	ProCentury’s separate historical audited consolidated financial statements as of and for the year ended December 31, 2007 included in ProCentury’s Annual Report on 10-K for the year ended December 31, 2007; and

•	ProCentury’s separate historical unaudited consolidated financial statements as of and for the three months ended March 31, 2008 included in ProCentury’s Form 10-Q for the three months ended March 31, 2008.

The preliminary unaudited pro forma condensed consolidated financial statements have been prepared for informational purposes only. The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. The preliminary unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the preliminary unaudited pro forma condensed consolidated financial statements do not purport to project the future financial position or operating results of the combined company. The preliminary unaudited pro forma condensed consolidated financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the merger.

The preliminary unaudited pro forma condensed consolidated financial statements have been prepared using the purchase method of accounting with Meadowbrook treated as the accounting acquirer. Accordingly, Meadowbrook’s cost to acquire ProCentury has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at the date indicated. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2008

			Pro Forma
	Meadowbrook	ProCentury	Adjustments		Meadowbrook
	Historical	Historical	(Note 2)		Pro Forma
	(Dollars and shares in thousands)

ASSETS
Investments	$590,030	$479,238	$27	(a)	$1,069,295
Cash and cash equivalents	50,012	7,357	(57,369	)(b)	—
Accrued investment income	6,776	4,164	—		10,940
Premiums and agent balances receivable, net	94,611	34,195	—		128,806
Reinsurance recoverable on:
Paid losses	(239)	4,650	—		4,411
Unpaid losses	198,031	39,654	—		237,685
Prepaid reinsurance premiums	18,883	15,765	—		34,648
Deferred policy acquisition costs	28,420	24,033	—		52,453
Deferred income taxes, net	15,268	15,137	(254	)(c)	30,151
Goodwill	53,030	240	120,498	(d)	173,768
Other assets	76,005	41,310	1,008	(e)	118,323

Total assets	$1,130,827	$665,743	$63,910		$1,860,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Losses and loss adjustment expenses	$545,521	$280,228	$—		$825,749
Unearned premiums	160,424	112,383	—		272,807
Bank revolving credit facility	—	4,650	2,060	(f)	6,710
Bank term loan facility	—	—	75,000	(g)	75,000
Debentures	55,930	25,000	—		80,930
Accounts payable and accrued expenses	20,761	3,364	1,985	(h)	26,110
Reinsurance funds held and balances payable	15,862	7,367	—		23,229
Payable to insurance companies	5,899	—	—		5,899
Other liabilities	16,515	67,489	—		84,004

Total liabilities	820,912	500,481	79,045		1,400,438
Shareholders’ Equity	309,915	165,262	(15,135	)(i)	460,042

Total liabilities and shareholders’ equity	$1,130,827	$665,743	$63,910		$1,860,480

Shares outstanding (note 3)	37,021	13,421			53,783

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Income Statement
For the three months ended March 31, 2008

			Pro Forma
	Meadowbrook	ProCentury	Adjustments		Meadowbrook
	Historical	Historical	(Note 2)		Pro Forma
	(Dollars and shares in thousands, except per share data)

Revenues
Premiums earned
Gross	$83,971	$56,128	$—		$140,099
Ceded	(17,949)	(7,783)	—		(25,732)

Net earned premiums	66,022	48,345	—		114,367
Net commissions and fees	12,031	86	—		12,117
Net investment income	7,148	5,332	(840	)(j)	11,640
Net realized losses	(31)	(462)	—		(493)

Total revenues	85,170	53,301	(840)		137,631

Expenses
Losses and loss adjustment expenses	48,739	29,045	(1,470	)(k)	76,314
Reinsurance recoveries	(11,078)	(1,260)	—		(12,338)

Net losses and loss adjustment expenses	37,661	27,785	(1,470)		63,976
Salaries and employee benefits	12,755	—	6,754	(k)	19,509
Policy acquisition and other underwriting expenses	13,147	14,176	(2,650	)(k)	24,673
Other administrative expenses	8,832	3,193	(2,634	)(k)	9,391
Amortization expense	1,551	—	—		1,551
Interest expense	1,311	596	1,348	(l)	3,255

Total expenses	75,257	45,750	1,348		122,355

Income before taxes and equity earnings	9,913	7,551	(2,188)		15,276

Federal and state income tax expense	2,911	2,327	(643	)(m)	4,595
Equity earnings of affiliates	56	—	—		56

Net income	$7,058	$5,224	$(1,545)		$10,737

Per common share information (Note 3)
Net income per common share:
Basic	$0.19	$0.39			$0.20

Diluted	$0.19	$0.39			$0.20

Weighted average number of shares outstanding:
Basic	37,012	13,308	3,454	(n)	53,774

Diluted	37,103	13,447	3,315	(o)	53,865

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Income Statement
For the year ended December 31, 2007

			Pro Forma
	Meadowbrook	ProCentury	Adjustments		Meadowbrook Pro
	Historical	Historical	(Note 2)		Forma
	(Dollars and shares in thousands, except per share data)

Revenues
Premiums earned
Gross	$337,099	$251,321	$—		$588,420
Ceded	(68,902)	(33,759)	—		(102,661)

Net earned premiums	268,197	217,562	—		485,759
Net commissions and fees	45,988	489	—		46,477
Net investment income	26,400	22,081	(2,857	)(p)	45,624
Net realized gains (losses)	150	(1,982)	—		(1,832)

Total revenues	340,735	238,150	(2,857)		576,028

Expenses
Losses and loss adjustment expenses	191,885	136,983	(5,647	)(q)	323,221
Reinsurance recoveries	(40,916)	(11,066)	—		(51,982)

Net losses and loss adjustment expenses	150,969	125,917	(5,647)		271,239
Salaries and employee benefits	56,433	—	25,658	(q)	82,091
Policy acquisition and other underwriting expenses	53,717	55,230	(8,844	)(q)	100,103
Other administrative expenses	32,269	18,280	(11,167	)(q)	39,382
Amortization expense	1,930	—	—		1,930
Interest expense	6,030	2,681	5,934	(r)	14,645

Total expenses	301,348	202,108	5,934		509,390

Income before taxes and equity earnings	39,387	36,042	(8,791)		66,638

Federal and state income tax expense	11,726	11,286	(2,620	)(s)	20,392
Equity earnings of affiliates	331	—	—		331

Net income	$27,992	$24,756	$(6,171)		$46,577

Per common share information (Note 3)
Net income per common share:
Basic	$0.85	$1.87			$0.94

Diluted	$0.85	$1.85			$0.94

Weighted average number of shares outstanding:
Basic	33,007	13,242	3,407	(t)	49,656

Diluted	33,102	13,393	3,256	(u)	49,751

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1 — Basis of Pro Forma Presentation

On February 20, 2008, Meadowbrook entered into an agreement and plan of merger with ProCentury. The transaction will be treated as a purchase business combination by Meadowbrook of ProCentury under accounting principles generally accepted in the United States of America.

The preliminary Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 2008 reflects the merger as if it occurred on March 31, 2008. The preliminary Unaudited Pro Forma Condensed Consolidated Income Statements for the year ended December 31, 2007 and for the three months ended March 31, 2008 reflect the merger as if it occurred on January 1, 2007. The pro forma adjustments herein reflect an exchange ratio of 2.24 shares of Meadowbrook common stock for each of the ProCentury common shares outstanding at March 31, 2008, along with 2.24 Meadowbrook common shares for each ProCentury restricted share and option vested and exercised in connection with the merger. However, as explained in the joint proxy statement-prospectus, the exchange ratio may vary as the market price of Meadowbrook’s common stock fluctuates. The exact exchange ratio will be determined by dividing $20.00 by the volume-weighted average sales price of a share of Meadowbrook common stock for the 30-day trading period ending on the sixth trading day before we complete the merger. If such volume-weighted average price is above $10.50 or below $8.00, the exchange ratio will be fixed at 1.9048 or 2.5000, respectively. The volume-weighted average sales price of Meadowbrook’s common stock for the 30-day trading period ending on May 23, 2008 was $7.44. Using this price, the exchange ratio would be 2.5000. These shares are then allocated between the shares that will be settled in cash (45%) and the shares that will be settled in stock (55%).

The stock price used in determining the preliminary estimated purchase price is based on the closing stock price of Meadowbrook common shares for the trading day immediately before the trading day that Meadowbrook and ProCentury announced their merger agreement on February 20, 2008. The preliminary estimated purchase price also includes the fair value of the ProCentury stock options, assuming that the merger consideration is paid for each share subject to an option, less the applicable exercise price, and is calculated as follows:

Number of ProCentury common shares outstanding as of March 31, 2008 (in thousands)	13,421
Per share consideration	$20

Estimated fair value of ProCentury’s common shares outstanding as of March 31, 2008 (in thousands)	$268,420
Estimated fair value of approximately 625,000 ProCentury stock options outstanding as of March 31, 2008 (in thousands)	4,538

Estimated purchase price (in thousands)	$272,958

The preliminary unaudited pro forma condensed consolidated financial statements presented herein are not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the date indicated, not is it necessarily indicative of the results of operation in future periods or the future financial position of the combined company.

The preliminary unaudited pro forma condensed consolidated financial statements have been prepared assuming that the merger is accounted for under the purchase method of accounting (referred to as purchase accounting) with Meadowbrook as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities, and commitments of ProCentury are adjusted to their fair value. For purposes of these preliminary unaudited pro forma condensed consolidated financial statements, consideration has also been given to the impact of conforming ProCentury’s financial statement classifications to those of Meadowbrook. Additionally, certain amounts in the historical consolidated financial statements of ProCentury have been reclassified to conform to the Meadowbrook financial statement presentation. Also, possible adjustments of $12.5 million related to restructuring charges (i.e. compensation directly related to the merger) and transaction fees are reflected in the preliminary unaudited Pro Forma Condensed Consolidated Balance Sheet but are subject to change. Revenue and expense synergies are not reflected in the preliminary unaudited pro forma condensed consolidated financial statements.

The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. Actual adjustments to the combined balance sheet and income statement will differ, perhaps materially, from those reflected in these preliminary unaudited pro forma condensed consolidated financial statements because the assets and liabilities of ProCentury will be recorded at their respective fair values on the date the merger is consummated, and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger.

The preliminary unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of ProCentury’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming ProCentury’s financial statement classifications to those of Meadowbrook, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of ProCentury’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to goodwill and may impact the combined income statement due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2 — Pro Forma Adjustments

The pro forma adjustments related to the preliminary Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 2008 assume the merger took place on March 31, 2008. The pro forma adjustments to the preliminary Unaudited Pro Forma Condensed Consolidated Income Statements for the year ended December 31, 2007 and for the three months ended March 31, 2008 assume the merger took place on January 1, 2007.

The following pro forma adjustments result from the allocation of the purchase price for the acquisition based on the fair value of the assets, liabilities and commitments acquired from ProCentury. The amounts and descriptions related to the preliminary adjustments are as follows:

Increase (Decrease)
as of
March 31,
Unaudited Pro Forma Condensed Consolidated Balance Sheet	2008
(In thousands)

Assets
(a) Investments
Adjustment to reflect fair market value of held to maturity securities of ProCentury	$27

(b) Cash
i. Adjustment to reflect the net cash effect of vesting of ProCentury restricted stock and options and related exercise of options	$(2,042)
ii. Adjustment to reflect the payment of the cash portion of the merger consideration	(118,804)
iii. Adjustment to reflect the payment of transaction fees	(9,081)
iv. Adjustment to reflect the payment of restructuring charges	(3,494)
v. Adjustment to reflect the proceeds from the issuance of debt	77,060
vi. Adjustment to reflect the payment of the cost related to the issuance of debt	(1,008)

$(57,369)

(c) Deferred tax asset, net
i. To reflect deferred tax effect of vesting ProCentury restricted stock and options and related exercise of options	$(245)
ii. To reflect deferred tax effect of the adjustment to reflect the fair market value of the held to maturity securities	(9)

$(254)

Increase (Decrease)
as of
March 31,
Unaudited Pro Forma Condensed Consolidated Balance Sheet	2008
(In thousands)

(d) Goodwill
Adjustment related to record positive goodwill as calculated as follows:
Net book value of net assets acquired prior to fair value adjustments	$165,262
Adjustments to fair value:
Estimated transaction fees	(9,081)
Estimated compensation expense resulting from merger	(3,494)
Increase to record held to maturity investments at fair value	18
Decrease to record deferred tax adjustment related to the vesting of ProCentury restricted stock and options and exercise of options	(245)

Fair value of net assets acquired	152,460
Purchase price	272,958

Goodwill	$120,498

(e) Other Assets
Adjustment to reflect the capitalization of debt issuance costs	$1,008

Liabilities and Shareholders’ Equity
(f) Bank revolving credit facility
Adjustment to reflect debt incurred on revolving credit facility by Meadowbrook to fund the proposed cash portion of the merger consideration and the payment of the transaction fees and restructuring charges	$2,060

(g) Bank term loan facility
Adjustment to reflect debt incurred on term loan facility by Meadowbrook to fund the proposed cash portion of the merger consideration and the payment of the transaction fees and restructuring charges	$75,000

(h) Accounts payable and accrued expenses
Adjustment related to the amount of proceeds, transaction costs and restructuring charges that are anticipated to be paid for in cash that exceeds the total amount of cash recorded at March 31, 2008. This additional cash is expected to be generated and on hand by the closing of the merger through operational cash flow generated in 2008	$1,985

(i) Shareholders’ Equity
i. Adjustment to record the conversion of ProCentury’s common shares to Meadowbrook’s common stock at closing	$147,631
ii. Adjustment to remove the stock portion of the exercise of ProCentury’s options due to change in control vesting provisions	2,496
iii. Adjustment to remove accumulated other comprehensive loss of ProCentury	9,861
iv. Adjustment to eliminate ProCentury’s retained earnings	(71,135)
v. Adjustment to reflect changes in additional paid in capital of ProCentury	(103,988)

$(15,135)

Increase (Decrease)
Three Months Ended
March 31, 2008
(In thousands)

Unaudited Pro Forma Condensed Combined Income Statement
(j) Net investment income
Adjustment to reflect the loss of investment income as a result of the net income adjustments to the December 31, 2007 income statement at an expected income rate of 4.39%	$(68)
Adjustment to reflect the loss of investment income as a result of the payment of the cash portion of the merger at an expected income rate of 4.39%	(772)

$(840)

(k) Salaries and employee benefits
At completion of the merger, we assumed all ProCentury employees (excluding those employees that will be terminated upon the closing of the transaction) would become employees of Meadowbrook. The associated expenses relating to insurance company operations would be accounted for under a management service agreement. As a result, the salaries and employee benefits expense related to ProCentury has been adjusted accordingly within the pro forma adjustments.

Adjustment to reflect change in losses and loss adjustment expenses for salaries and employee benefits of ProCentury’s claims department	$(1,470)
Adjustment to reflect change in policy acquisition and other underwriting expenses for salaries and employee benefits of ProCentury’s underwriting department	(2,650)
Adjustment to reflect change in other administrative expenses for all other salary and employee benefits of ProCentury and reclassify to salaries and employee benefits	(2,634)

$(6,754)

Adjustment to salaries and employee benefits to reflect the total of the above adjustments	$6,754

(l) Interest expense
i. Adjustment to record interest expense at an assumed interest rate of 7.9% on a revolving credit facility drawn or term loan facility to fund cash portion of the merger consideration and the payment of the transaction fees and restructuring charges (Note 5)	$1,298
ii. Adjusted to reflect the amortization of the debt issuance costs over a five year period	50

$1,348

(m) Income taxes
Adjustment to record a tax benefit using Meadowbrook’s historical effective rate of 29.4% on the additional interest expense and the loss of investment income	$(643)

(n) Weighted average number of shares outstanding — Basic
Adjustment to reflect the change in basic shares outstanding	3,454

(o) Weighted average number of shares outstanding — Diluted
Adjustment to reflect the change in diluted shares outstanding	3,315

Increase (Decrease)
Year Ended
December 31, 2007
(In thousands)

(p) Net investment income
i. Adjustment to reflect the loss of investment income as a result of the payment of the cash portion of the merger consideration at an expected interest rate of 4.5%	$(2,857)

(q) Salaries and employee benefits
At completion of the merger, we assumed all ProCentury employees (excluding those employees that will be terminated upon the closing of the transaction) would become employees of Meadowbrook. The associated expenses relating to insurance company operations would be accounted for under a management service agreement. As a result, the salaries and employee benefits expense related to ProCentury has been adjusted accordingly within the pro forma adjustments.

Adjustment to reflect change in losses and loss adjustment expenses for salaries and employee benefits of ProCentury’s claims department	$(5,647)
Adjustment to reflect change in policy acquisition and other underwriting expenses for salaries and employee benefits of ProCentury’s underwriting department	(8,844)
Adjustment to reflect change in other administrative expenses for all other salary and employee benefits of ProCentury and reclassify to salaries and employee benefits	(11,167)

$(25,658)

Adjustment to salaries and employee benefits to reflect the total of the above adjustments	$25,658

(r) Interest expense
i. Adjustment to record interest expense at an assumed interest rate of 7.9% on a revolving credit facility drawn or term loan facility to fund cash portion of the merger consideration and the payment of the transaction fees and restructuring charges (Note 5)	$5,732
ii. Adjusted to reflect the amortization of the debt issuance costs over a five year period	202

$5,934

(s) Income taxes
Adjustment to record a tax benefit using Meadowbrook’s historical effective rate of 29.8% on the additional interest expense and the loss of investment income	$(2,620)

(t) Weighted average number of shares outstanding — Basic
Adjustment to reflect the change in basic shares outstanding	3,407

(u) Weighted average number of shares outstanding — Diluted
Adjustment to reflect the change in diluted shares outstanding	3,256

The pro forma adjustments include anticipated restructuring charges in connection with the merger of $3.5 million. These costs include severance payments that are directly related to the merger and occur during the process of combining the companies. No determination has been made as to the allocation of the restructuring charge between Meadowbrook and ProCentury related expenditures for purposes of the preliminary unaudited pro forma condensed consolidated financial statements. The estimated restructuring charge is subject to final decisions by management of the combined company.

The preliminary unaudited pro forma condensed consolidated financial statements have been prepared assuming that the merger is accounted for under the purchase method of accounting (referred to as purchase accounting) with Meadowbrook as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of ProCentury are adjusted to their fair value. The preliminary unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of ProCentury’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming ProCentury’s accounting policies to those of Meadowbrook, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of ProCentury’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to goodwill and may impact the combined income statement due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 3 — Net Income Per Share, Weighted Shares and Shares Outstanding

Pro forma shares outstanding at March 31, 2008 consist of the following:

(Shares in thousands)

ProCentury shares outstanding
Historical ProCentury common shares outstanding	13,421
ProCentury restricted stock and options vested and exercised at closing of the merger	185

Total shares outstanding immediately prior to the close of the merger	13,606
Assumed exchange ratio
Merger consideration purchase price per share	$20.00
Meadowbrook price per share	$8.92

Assumed exchange ratio	2.24
ProCentury pro forma shares outstanding for entire merger consideration	30,477
Percentage of share consideration	55%

ProCentury pro forma shares outstanding after cash and share allocation	16,762
Historical Meadowbrook common stock outstanding	37,021

Pro forma Meadowbrook common stock outstanding	53,783

The pro forma net income per common share data has been computed based on the combined historical income of Meadowbrook and ProCentury and the impact of purchase accounting adjustments. Weighted average shares were calculated using ProCentury’s historical weighted average common shares outstanding adjusted for the conversion of ProCentury’s shares multiplied by the assumed exchange ratio.

Pro forma weighted shares outstanding for the three months ended March 31, 2008 consists of the following:

	Basic	Diluted
	(Shares in thousands)

Historical ProCentury weighted shares outstanding	13,308	13,447
ProCentury restricted shares and options vested and exercised at closing of merger	298	159

Total weighted shares outstanding upon closing of merger	13,606	13,606
Assumed exchange ratio	2.24	2.24

Pro forma ProCentury weighted shares outstanding	30,477	30,477
Percentage of share consideration	55%	55%

ProCentury pro forma shares outstanding after cash and share allocation	16,762	16,762
Historical Meadowbrook weighted stock outstanding	37,012	37,103

Pro forma Meadowbrook weighted stock outstanding	53,774	53,865

Pro forma weighted shares outstanding for the year ended December 31, 2007 consists of the following:

	Basic	Diluted
	(Shares in thousands)

Historical ProCentury weighted shares outstanding	13,242	13,393
ProCentury restricted shares and options vested and exercised at closing of merger	272	121

Total weighted shares outstanding upon closing of merger	13,514	13,514
Assumed exchange ratio	2.24	2.24

Pro forma ProCentury weighted shares outstanding	30,271	30,271
Percentage of share consideration	55%	55%

ProCentury pro forma shares outstanding after cash and share allocation	16,649	16,649
Historical Meadowbrook weighted stock outstanding	33,007	33,102

Pro forma Meadowbrook weighted stock outstanding	49,656	49,751

The pro forma adjustments reflect the effect of accelerated vesting of certain share-based compensation, under the assumptions that the options will be settled net on vesting to satisfy tax withholding liabilities.

Note 4 — Transactions Between Meadowbrook and ProCentury

None.

Note 5 — Bank Revolving Credit and Term Loan Facilities

Meadowbrook intends to pay 45% of the merger consideration and all transaction and closing costs in cash. After the consideration of available cash from Meadowbrook and ordinary dividends from Star and Century, Meadowbrook intends to draw down $77.1 million under a revolving credit facility or term loan facility. If the merger had closed on January 1, 2007, the rate of interest was estimated to be 7.9% based on 250 basis points (“the margin”) over 3-month LIBOR as of January 1, 2007. The margin is based on preliminary discussions with various banks and may differ significantly from the final negotiated terms. Therefore, the actual rate of interest may vary from the estimated amount.

Note 6 — Taxes Payable

Tax expense or benefit has been recognized to the extent that pre-tax income or expense pro forma adjustments were generated by ProCentury.

RISK FACTORS

By voting in favor of the approval and adoption of the merger agreement, ProCentury shareholders may be choosing to invest in the common stock of Meadowbrook, which will be the parent company of ProCentury. In addition to the information contained elsewhere in this joint proxy statement-prospectus or incorporated in this joint proxy statement-prospectus by reference, you should carefully consider the following factors in making your decision as to how to vote on the merger.

Risks Relating to the Merger

Fluctuations in the market price of Meadowbrook common stock could result in ProCentury shareholders receiving Meadowbrook shares or a combination of Meadowbrook shares and cash that may have a market valuation at closing that is less or more than $20.00 per share.

Each ProCentury shareholder will have the option to elect to receive $20.00 in cash or Meadowbrook stock for each ProCentury common share, subject to proration so that the total cash consideration will equal 45% and the value of the Meadowbrook common stock will equal 55% of the total consideration paid. The exchange ratio for the stock consideration will be determined by dividing $20.00 by the volume-weighted average sales price of a share of Meadowbrook common stock for the 30-day trading period ending on the sixth trading day before we complete the merger. The exchange ratio, however, will be fixed at 1.9048 if the average sales price of a share of Meadowbrook common stock over this period is equal to or greater than $10.50 and at 2.5000 if the average sales price of a share of Meadowbrook common stock over this period is equal to or less than $8.00. Accordingly, if the average sales price of Meadowbrook common stock over the relevant 30-day trading period is less than $8.00 or more than $10.50, the market price of a share of Meadowbrook common stock represented by the exchange ratio will likely be less or more, as the case may be, than $20.00 per share at the time the merger is completed. For example, the volume weighted average sales price of Meadowbrook’s common stock for the 30-day trading period ending on May 23, 2008 was $7.44. Based on this price, the Meadowbrook common stock received in exchange for a ProCentury common share would have a value of $18.60. Even if the average sales price is between $8.00 and $10.50, market price fluctuations may cause the Meadowbrook common stock represented by the exchange ratio to have a market value of less or more than $20.00 when ProCentury shareholders actually receive Meadowbrook common stock in connection with the merger.

In addition, there is likely to be a significant amount of time between the date when Meadowbrook and ProCentury shareholders vote on the merger agreement at the special meetings and the date the merger is completed. Therefore, the price of Meadowbrook common stock on the date of the special meetings may not be indicative of what the price will be immediately before the merger is completed or what the price will be after the merger.

Also, the merger agreement does not provide for any Meadowbrook stock price level at which Meadowbrook or ProCentury may terminate the merger agreement.

The form of consideration a ProCentury shareholder will receive in the merger may be different than what that shareholder elects to receive.

ProCentury shareholders electing to receive cash or Meadowbrook shares for their ProCentury shares may receive part of their consideration in a form other than the form they elect. Under the merger agreement, Meadowbrook is required to pay cash with respect to 45% of, and to issue Meadowbrook shares with respect to 55% of, the aggregate value of the consideration paid to holders of ProCentury shares outstanding immediately before the effective time. If ProCentury shareholders elect to receive Meadowbrook shares valued at more than 55% of the aggregate merger consideration, a ProCentury shareholder who elects to receive Meadowbrook shares will receive part of his or her consideration in the form of cash. Similarly, if ProCentury shareholders elect to receive cash for more than 45% of the aggregate merger consideration, a ProCentury shareholder who elects to receive cash will receive part of his or her consideration in the form of Meadowbrook common stock. See “The Merger Agreement — Merger Consideration.” In addition, further adjustments in the aggregate amounts of stock and cash consideration received in the merger may be required so that the merger will be treated as a “reorganization” for U.S. federal income tax purposes. This may also affect the relative amounts of Meadowbrook common stock and cash ProCentury shareholders will receive in connection with the merger. See “The Merger Agreement — Election Procedures.”

Obtaining required regulatory approvals may delay or prevent completion of the merger.

Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals. While Meadowbrook and ProCentury intend to pursue all required approvals in accordance with the merger agreement, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied. In addition, even if all such consents and approvals are obtained and the conditions are satisfied, they may be subject to terms, conditions or restrictions that could have a material adverse effect on the operations of Meadowbrook and its prospective subsidiaries after the merger. See “The Merger Agreement — Conditions to Completion of the Merger” for a discussion of the conditions to the completion of the merger and “The Merger Agreement — Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the merger.

If Meadowbrook is unable to secure sufficient financing through external sources, the completion of the merger will be jeopardized.

Meadowbrook intends to finance a significant portion of the cash consideration to be paid to ProCentury shareholders through external sources. As of the date of this document, Meadowbrook is in the due diligence process with its current bank to act as the sole administrative agent and sole lead manager to arrange $100.0 million financing consisting of a revolving line of credit facility and a five-year term loan facility. In the event that Meadowbrook is unable to secure financing sufficient to finance the merger, Meadowbrook will have to adopt one or more alternatives, such as selling assets or restructuring debt, which may adversely affect Meadowbrook’s business, financial condition and results of operations. Additionally, other financing may not be available on acceptable terms, in a timely manner or at all. If Meadowbrook is unable to finance the cash consideration to be paid to ProCentury shareholders in the merger, the completion of the merger will be jeopardized and Meadowbrook will be in breach of the merger agreement.

Difficulties in combining the operations of ProCentury and Meadowbrook may prevent the combined company from achieving the expected benefits from its acquisition.

Meadowbrook and ProCentury entered into the merger agreement with the expectation that the merger would provide each of its shareholders with substantial benefits, including among other things, enhanced revenues, cost savings and operating efficiencies. Achieving such expected benefits of the merger will be subject to a number of uncertainties, including whether Meadowbrook and ProCentury are integrated in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy that could materially impact the combined company’s business, financial condition and operating results.

In addition, following the merger, the combined company may face substantial difficulties, costs and delays in integrating ProCentury and Meadowbrook, including:

•	perceived adverse changes in product offerings available or service standards, whether or not these changes do, in fact, occur;

•	the retention of existing insureds, general agents and agents of each company; and

•	retaining and integrating management and other key employees of the combined company.

Any one or all of these factors may cause increased operating costs or worse than anticipated financial performance. Many of these factors are outside the control of either company.

The combined company’s increased debt may adversely affect its financial condition and results of future operations.

Meadowbrook currently anticipates that a significant portion of the cash consideration to be paid to ProCentury shareholders will be financed by Meadowbrook through external sources. The terms of financing may contain covenants that restrict the combined company’s business and may adversely affect the ability of the combined company to enter into possible future transactions. As a result of the proposed financing, the pro forma consolidated capitalization of Meadowbrook after giving effect to the merger will result in a debt to equity ratio of 36.0%, a more leveraged capital structure. In comparison, Meadowbrook’s debt to equity ratio at December 31, 2007 was 18.5% and ProCentury’s was 18.4%.

The issuance of shares of Meadowbrook common stock to ProCentury shareholders in the merger will reduce the percentage ownership of Meadowbrook shareholders.

If the merger is completed, Meadowbrook and ProCentury expect that Meadowbrook will issue approximately 19,054,032 shares of Meadowbrook common stock in connection with the merger and ProCentury shareholders will therefore own approximately 34% of the combined company. Meadowbrook shareholders will continue to own their existing shares of Meadowbrook common stock, which will not be affected by the merger, other than by the dilution resulting from the issuance of Meadowbrook common stock in the merger. The issuance of such Meadowbrook shares will cause a significant reduction in the relative percentage interests of current Meadowbrook shareholders in earnings, voting, and liquidation, book and market value.

Following the merger, ProCentury shareholders will own less than a majority of the outstanding common voting stock of Meadowbrook.

After the merger, ProCentury’s shareholders will own less than a majority of the outstanding voting stock of Meadowbrook and could therefore, for matters requiring a majority vote, be outvoted by the existing and continuing Meadowbrook shareholders if they all voted together as a group on any such issue that is presented to the Meadowbrook’s shareholders. Meadowbrook’s shareholders will own approximately 66% of Meadowbrook’s outstanding voting stock and ten of the combined company’s twelve-member board of directors will be individuals who are current directors of Meadowbrook. Neither group of shareholders will have the same control over Meadowbrook as they currently have over their respective companies.

The merger agreement limits ProCentury’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit ProCentury’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of ProCentury, including any third-party that had submitted an indication of interest to ProCentury regarding such a proposal prior to the execution of the merger agreement. See “Description of Transaction — Background of the Merger.” Although ProCentury’s board of directors is permitted to take these actions in connection with receipt of a competing acquisition proposal if it determines that the failure to do so would violate its fiduciary duties, taking such actions or similar actions would entitle Meadowbrook to terminate the merger agreement and ProCentury would be required to pay to Meadowbrook a termination fee of $9.5 million. See “The Merger Agreement — Acquisition Proposals by Third-Parties.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of ProCentury even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire ProCentury than it might otherwise have proposed to pay.

The fairness opinions obtained by ProCentury from its financial advisor will not reflect changes in circumstances between signing the merger agreement, or merger agreement amendment, as applicable, and the merger.

ProCentury has not obtained an updated opinion as of the date of this document from Friedman, Billings, Ramsey & Co., Inc., its financial advisor (“FBR”). Changes in the operations and prospects of ProCentury or Meadowbrook, general market and economic conditions and other factors which may be beyond the control of

ProCentury or Meadowbrook, and on which the fairness opinions were based, may alter the value of ProCentury or Meadowbrook or the prices of ProCentury common shares or shares of Meadowbrook common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because ProCentury does not currently anticipate asking FBR to update its opinion, neither the February 20, 2008 opinion nor the May 6, 2008 opinion addresses the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. See “Description of Transaction — Fairness Opinion of ProCentury’s Financial Advisor.”

Some of the directors and executive officers of ProCentury may have interests and arrangements that could have influenced their decisions to support or approve the merger.

The interests of some of the directors and executive officers of ProCentury may be different from those of ProCentury shareholders, and directors and officers of ProCentury may have participated in arrangements that are different from, or in addition to, ProCentury shareholders. See “Description of Transaction — Interests of Certain Persons in the Merger.”

Risks Relating to the Meadowbrook’s Business and Common Stock

If Meadowbrook’s estimates of reserves for losses and loss adjustment expenses are not adequate, it will have to increase its reserves, which would result in reductions in net income, retained earnings, statutory surplus, and liquidity, and may limit its ability to pay future dividends.

Meadowbrook establishes reserves for losses and expenses related to the adjustment of losses for the insurance policies it writes. It determines the amount of these reserves based on Meadowbrook’s best estimate and judgment of the losses and costs it will incur on existing insurance policies. While Meadowbrook believes its reserves are adequate, it bases these reserves on assumptions about past and future events. The following factors could have a substantial impact on Meadowbrook’s future loss experience:

•	the amounts of claims settlements and awards;

•	legislative activity;

•	changes in inflation and economic conditions; and

•	accuracy and timely reporting of claim information.

Actual losses and the costs it incurs related to the adjustment of losses under insurance policies could exceed, perhaps substantially, the amount of reserves it establishes. When it increases reserves, Meadowbrook’s pre-tax income for the period will decrease by a corresponding amount. An increase in reserves may also require Meadowbrook to write off a portion of its deferred acquisition costs asset, which would cause a further reduction of pre-tax income in that period.

If Meadowbrook’s financial strength ratings are reduced, it may be adversely impacted.

Insurance companies are subject to financial strength ratings produced by external rating agencies. Higher ratings generally indicate greater financial stability and a stronger ability to pay claims. Ratings are assigned by rating agencies to insurers based upon factors they believe are important to policyholders. Ratings are not recommendations to buy, hold, or sell Meadowbrook’s securities.

Meadowbrook’s ability to write business is most influenced by its rating from A.M. Best. A.M. Best ratings are designed to assess an insurer’s financial strength and ability to meet continuing obligations to policyholders. Currently, Meadowbrook’s financial strength rating from A.M. Best is “A−” (Excellent) for Star Insurance Company (“Star”), Savers Property and Casualty Insurance Company (“Savers”), Williamsburg National Insurance Company (“Williamsburg”) and Ameritrust Insurance Corporation (“Ameritrust,” and together with Star, Savers and Williamsburg, the “insurance company subsidiaries”). There can be no assurance that A.M. Best will not change its rating in the future. A rating downgrade from A.M. Best could materially adversely affect the business Meadowbrook writes and its results of operations.

If market conditions cause Meadowbrook’s reinsurance to be more costly or unavailable, it may be required to bear increased risks or reduce the level of its underwriting commitments.

As part of Meadowbrook’s overall risk and capacity management strategy, it purchases reinsurance for significant amounts of risk underwritten by its insurance company subsidiaries, especially for the excess-of-loss and severity risks. Market conditions beyond Meadowbrook’s control determine the availability and cost of the reinsurance it purchases, which may affect the level of its business and profitability. Meadowbrook’s reinsurance facilities are generally subject to annual renewal. It may be unable to maintain its current reinsurance facilities or to obtain other reinsurance in adequate amounts and at favorable rates. Increases in the cost of reinsurance would adversely affect Meadowbrook’s profitability. In addition, if Meadowbrook is unable to renew its expiring facilities or to obtain new reinsurance on favorable terms, either its net exposure to risk would increase or, if Meadowbrook is unwilling to bear an increase in net risk exposures, it would have to reduce the amount of risk it underwrites.

Meadowbrook is subject to credit risk with respect to the obligations of its reinsurers and risk-sharing partners. The inability of Meadowbrook’s reinsurers or risk-sharing partners to meet their obligations could adversely affect its profitability.

Star, as the lead insurance company under Meadowbrook’s Inter-Company Reinsurance Agreement, cedes insurance to other insurers under pro rata and excess-of-loss contracts. These reinsurance arrangements diversify Meadowbrook’s business and reduce its exposure to large losses or from hazards of an unusual nature. Meadowbrook transfers some of the risk it has assumed to reinsurance companies in exchange for a portion of the premium it receives in connection with the risk. Although reinsurance makes the reinsurer liable to Meadowbrook to the extent the risk is transferred, the ceding of insurance does not discharge Meadowbrook of its primary liability to its policyholder. If all or any of the reinsuring companies fail to pay or pay on a timely basis, Meadowbrook would be liable for such defaulted amounts. Therefore, Meadowbrook is subject to credit risk with respect to the obligations of its reinsurers. If Meadowbrook’s reinsurers fail to pay or fail to pay on a timely basis, Meadowbrook’s financial results and financial condition could be adversely affected. In order to minimize Meadowbrook’s exposure to significant losses from reinsurer insolvencies, it evaluates the financial condition of its reinsurers and monitors the economic characteristics of the reinsurers on an ongoing basis and, if appropriate, may require trust agreements to collateralize the reinsurers’ financial obligations to us. As of December 31, 2007, Meadowbrook’s reinsurance recoverables on paid and unpaid losses was $199.5 million.

In addition, with Meadowbrook’s risk-sharing programs, Meadowbrook is subject to credit risk with respect to the payment of claims by its clients’ captive, rent-a-captive, large deductible programs and indemnification agreements, as well as on the portion of risk either ceded to captives or retained by its clients. The capitalization and creditworthiness of prospective risk-sharing partners is one of the factors Meadowbrook considers upon entering into and renewing risk-sharing programs. Generally, Meadowbrook collateralizes balances due from its risk-sharing partners through funds withheld trusts or stand-by letters of credit issued by highly rated banks. No assurance can be given regarding the future ability of any of Meadowbrook’s risk-sharing partners to meet their obligations. The inability of Meadowbrook’s risk-sharing partners to meet their obligations could adversely affect Meadowbrook’s profitability.

Meadowbrook faces competitive pressures in its business that could cause its revenues to decline and adversely affect its profitability.

Meadowbrook competes with a large number of other companies in its selected lines of business. Meadowbrook competes, and will continue to compete, with major United States, foreign and other regional insurers, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. Many of Meadowbrook’s competitors have greater financial and marketing resources than it does. Meadowbrook’s profitability could be adversely affected if it loses business to competitors offering similar or better products at or below its prices.

A number of new, proposed or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

•	the formation of new insurers and an influx of new capital in the marketplace as existing companies attempt to expand their business as a result of better pricing and/or terms;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage; and

•	changing practices created by the internet, which has increased competition within the insurance business.

These developments could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance capacity. In the event the current soft market continues or is accelerated, it may negatively influence Meadowbrook’s ability to maintain or increase rates. Accordingly, these developments could have an adverse effect on Meadowbrook’s business, financial condition and results of operations.

Meadowbrook’s results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. Meadowbrook’s industry’s profitability can be affected by:

•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks;

•	changes in loss reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurer’s liability develop;

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses; and

•	increases in medical costs beyond historic or expected annual inflationary levels.

The demand for property and casualty insurance can also vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases. The property and casualty insurance industry historically is cyclical in nature, with periods of reduced underwriting capacity and favorable premium rates alternating with periods of excess underwriting capacity and flat or falling premium rates. These fluctuations in demand and supply could produce underwriting results that would have a negative impact on Meadowbrook’s financial condition and results of operations.

Negative developments within the workers’ compensation insurance industry may adversely affect Meadowbrook’s financial condition and results of operations.

Although Meadowbrook engages in other businesses, approximately 34% of its premium was attributable to workers’ compensation insurance for the year ended December 31, 2007. As a result, negative developments within the economic, competitive or regulatory conditions affecting the workers’ compensation insurance industry may have an adverse effect on Meadowbrook’s financial condition and results of operations. For example, if legislators in one of Meadowbrook’s larger markets, such as Florida, Nevada, or Massachusetts, were to enact legislation to increase the scope or amount of benefits for employees under workers’ compensation insurance policies without related premium increases or loss control measures, this could negatively affect the workers’ compensation insurance industry. In some states, workers’ compensation insurance premium rates are determined by regulation, and changes in mandated rates could reduce Meadowbrook’s profitability. Negative developments within the workers’ compensation insurance industry could have a greater effect on Meadowbrook than on more diversified insurance companies with more diversified lines of insurance.

The failure of any of the loss limitation methods Meadowbrook employs could have a material adverse effect on Meadowbrook’s results of operations and financial condition.

Meadowbrook seeks to limit its loss exposure by writing a number of its insurance and reinsurance contracts on an excess-of-loss basis. Excess-of-loss insurance and reinsurance indemnifies the insured against losses in excess of a specified amount. In addition, Meadowbrook limits program size for each client and purchases third-party reinsurance for its own account. In the case of Meadowbrook’s assumed proportional reinsurance treaties, it seeks per occurrence limitations or loss and loss expense ratio caps to limit the impact of losses ceded by the client. In proportional reinsurance, the reinsurer shares a proportional part of the premiums and losses of the reinsured. Meadowbrook also seek to limit its loss exposure by geographic diversification. Various provisions of Meadowbrook’s policies, such as limitations or exclusions from coverage or choice of forum negotiated to limit its risks, may not be enforceable in the manner it intends. As a result, one or more catastrophic or other events could result in claims that substantially exceed Meadowbrook’s expectations, which could have an adverse effect on its results of operations or financial condition.

Because Meadowbrook’s investment portfolio consists primarily of fixed income securities, its investment income could suffer as a result of fluctuations in interest rates and market conditions.

Meadowbrook currently maintains and intends to continue to maintain an investment portfolio consisting primarily of fixed income securities. The fair value of these securities fluctuates depending on changes in interest rates. Generally, the fair market value of these investments increases or decreases in an inverse relationship with changes in interest rates. Changes in interest rates may result in fluctuations in the income derived from, and the valuation of, Meadowbrook’s fixed income investments, which could have an adverse effect on its financial condition and results of operations.

In addition, Meadowbrook’s investment portfolio includes mortgage-backed securities. As of December 31, 2007, mortgage and asset-backed securities constituted approximately 24.2% of its invested assets. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose Meadowbrook to prepayment risks on these investments. When interest rates fall, mortgage-backed securities are prepaid more quickly than expected and the holder must reinvest the proceeds at lower interest rates. Meadowbrook’s mortgage-backed securities currently consist of securities with features that reduce the risk of prepayment, but there is no guarantee that it will not invest in other mortgage-backed securities that lack this protection. In periods of increasing interest rates, mortgage-backed securities are prepaid more slowly, which may require Meadowbrook to receive interest payments that are below the prevailing interest rates for longer than expected.

Meadowbrook could be forced to sell investments to meet its liquidity requirements.

Meadowbrook believes it maintains adequate amounts of cash and short-term investments to pay claims, and does not expect to have to sell securities prematurely for such purposes. Meadowbrook may, however, decide to sell securities as a result of changes in interest rates, credit quality, the rate or repayment or other similar factors. A significant increase in market interest rates could result in a situation in which Meadowbrook is required to sell securities at depressed prices to fund payments to its insureds. Since Meadowbrook carries debt securities at fair value, it expects these securities would be sold with no material impact on its net equity, although it could result in net realized losses. If these securities are sold, future net investment income may be reduced if Meadowbrook is unable to reinvest in securities with similar yields.

Because Meadowbrook is heavily regulated by the states in which it operates, Meadowbrook may be limited in the way it operates.

Meadowbrook is subject to extensive supervision and regulation in the states in which it operates. The supervision and regulation relate to numerous aspects of Meadowbrook’s business and financial condition. The primary purpose of the supervision and regulation is to maintain compliance with insurance regulations and to protect policyholders and not Meadowbrook’s shareholders. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of regulation covers, among other things:

•	standards of solvency, including risk-based capital measurements;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the types of terms that Meadowbrook can include in the insurance policies it offers;

•	required methods of accounting;

•	required reserves for unearned premiums, losses and other purposes;

•	permissible underwriting and claims settlement practices; and

•	potential assessments for the provision of funds necessary for the settlement of covered claims under certain insurance policies provided by impaired, insolvent or failed insurance companies.

The regulations of the state insurance departments may affect the cost or demand for Meadowbrook’s products and may impede Meadowbrook from obtaining rate increases or taking other actions it might wish to take to increase its profitability. Furthermore, Meadowbrook may be unable to maintain all required licenses and approvals and its business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If Meadowbrook does not have the requisite licenses and approvals or does not comply with applicable regulatory requirements, the insurance regulatory authorities could stop or temporarily suspend it from conducting some or all of its activities or monetarily penalize Meadowbrook.

Also, the insurance industry has recently become the focus of increased scrutiny by regulatory authorities relating to the placement of insurance, as well as claims handling by insurers in the wake of recent hurricane losses. Some states have adopted new disclosure requirements relating to the placement of insurance business, while other states are considering what additional regulatory oversight might be required with regard to claims handling activities of insurers. It is difficult to predict the outcome of these regulatory activities, whether they will expand into other areas of the business not yet contemplated, whether activities and practices currently thought of to be lawful will be characterized as unlawful and what form of additional or new regulations may be finally adopted and what impact, if any, such increase regulatory actions may have on Meadowbrook’s business. Meadowbrook has received general industry-wide requests for information from a few state insurance departments regarding compensation with insurance agents. Meadowbrook responded to these inquires. Subsequent to Meadowbrook’s responses, it has not received any further inquiries or comments from the state insurance departments.

Meadowbrook’s reliance on producers subjects Meadowbrook to their credit risk.

With respect to Meadowbrook’s agency billed premiums generated by its insurance company subsidiaries, producers collect premiums from the policyholders and forward them to Meadowbrook. In certain jurisdictions, when the insured pays premiums for these policies to producers for payment, the premium might be considered to have been paid under applicable insurance laws and the insured will no longer be liable to Meadowbrook for those amounts, whether or not Meadowbrook has actually received the premium from the producer. Consequently, Meadowbrook assumes a degree of credit risk associated with producers. Although producers’ failures to remit premiums to Meadowbrook has not caused a material adverse impact on Meadowbrook to date, there may be instances where producers collect premium but do not remit it to Meadowbrook and it may be required under applicable law to provide the coverage set forth in the policy despite the lack of the actual collection of the premium by Meadowbrook. Because the possibility of these events is dependent in large part upon the financial condition and internal operations of Meadowbrook’s producers, it may not be able to quantify any potential exposure presented by the risk. If Meadowbrook is unable to collect premiums from its producers in the future, its financial condition and results of operations could be materially and adversely affected.

Provisions of the Michigan Business Corporation Act, Meadowbrook’s articles of incorporation and other corporate governing documents and the insurance laws of Michigan and Missouri may discourage takeover attempts.

The Michigan Business Corporation Act contains “anti-takeover” provisions. Chapters 7A (the “Fair Price Act”) and 7B (the “Control Share Act”) of the Business Corporation Act apply to Meadowbrook and may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in their best interest, including those attempts that might result in shareholders receiving a premium over market price for their shares.

The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non interested shareholders must approve a “business combination.” The Fair Price Act defines a

“business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns ten percent or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person. The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the company in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The Control Share Act establishes procedures governing “control share acquisitions” of large public Michigan corporations. A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power, alone or as part of a group, at or above any of the following thresholds: 20%, 33 1/3% or 50%. Under the Control Share Act, an acquiror may not vote “control shares” unless the company’s disinterested shareholders (defined to exclude the acquiring person, officers of the target company, and directors of the target company who are also employees of the company) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ rights upon all of the corporation’s shareholders except the acquiring person.

Meadowbrook’s articles of incorporation allow its board of directors to issue one or more classes or series of preferred stock with voting rights, preferences and other privileges as the board of directors may determine. Also, Meadowbrook has adopted a shareholder rights plan, which if triggered would significantly dilute the stock ownership percentage of anyone who acquires more than 15% of Meadowbrook’s shares without the approval of Meadowbrook’s board of directors. The existence of Meadowbrook’s shareholder rights plan and the possible issuance of preferred shares could adversely affect its shareholders and could prevent, delay or defer a change of control.

Meadowbrook is also subject to the laws of various states, such as Michigan, Missouri and California, governing insurance holding companies. Under these laws, a person generally must obtain the applicable Insurance Department’s approval to acquire, directly or indirectly, five to ten percent or more of the outstanding voting securities of Meadowbrook’s insurance company subsidiaries. An Insurance Department’s determination of whether to approve an acquisition would be based on a variety of factors, including an evaluation of the acquirer’s financial stability, the competence of its management, and whether competition in that state would be reduced. These laws may prevent, delay or defer a change of control of Meadowbrook or its insurance company subsidiaries.

Most states assess Meadowbrook’s insurance company subsidiaries to provide funds for failing insurance companies and those assessments could be material.

Meadowbrook’s insurance company subsidiaries are subject to assessments in most states where Meadowbrook is licensed for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies. Maximum contributions required by law in any one year vary by state, and have historically been less than one percent of annual premiums written. Meadowbrook cannot predict with certainty the amount of future assessments. Significant assessments could have a material adverse effect on Meadowbrook’s financial condition and results of operations.

Meadowbrook may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

Meadowbrook’s future capital requirements depend on many factors, including its ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that

Meadowbrook’s present capital is insufficient to meet future operating requirements and/or cover losses, it may need to raise additional funds through financings. If Meadowbrook had to raise additional capital, equity or debt financing may not be available or, may be on terms that are not favorable to it. In the case of equity financings, dilution to Meadowbrook’s shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those shares of common stock. If Meadowbrook cannot obtain adequate capital on favorable terms or at all, its business, operating results and financial condition could be adversely affected.

Meadowbrook’s performance is dependent on the continued services and performance of its senior management and other key personnel.

The success of Meadowbrook’s business is dependent on its ability to retain and motivate its senior management and key management personnel. The loss of the services of any of Meadowbrook’s executive officers or other key employees could have a material adverse effect on its business, financial condition, and results of operations. Meadowbrook has existing employment or severance agreements with Merton J. Segal, Robert S. Cubbin, Karen M. Spaun, Michael G. Costello, Stephen Belden, Joseph E. Mattingly, James M. Mahoney, Robert C. Spring, Archie S. McIntyre, and Kenn R. Allen. Meadowbrook maintains a “key person” life insurance policy on Robert S. Cubbin, its President and CEO.

Meadowbrook’s future success also will depend on its ability to retain key employees of ProCentury and to attract, train, motivate and retain other highly skilled technical, managerial, marketing, and customer service personnel. Competition for these employees is intense and Meadowbrook may not be able to successfully attract, integrate or retain sufficiently qualified personnel. In addition, Meadowbrook’s future success depends on its ability to attract, retain and motivate its agents and other producers. Meadowbrook’s failure to attract and retain the necessary personnel and producers could have a material adverse effect on its business, financial condition, and results of operations.

Meadowbrook relies on its information technology and telecommunications systems to conduct its business.

Meadowbrook’s business is dependent upon the uninterrupted functioning of its information technology and telecommunication systems. Meadowbrook relies upon its systems, as well as the systems of its vendors, to underwrite and process its business, make claim payments, provide customer service, provide policy administration services, such as endorsements, cancellations and premium collections, comply with insurance regulatory requirements and perform actuarial and other analytical functions necessary for pricing and product development. Meadowbrook’s operations are dependent upon its ability to timely and efficiently process its business and protect its information and telecommunications systems from physical loss, telecommunications failure or other similar catastrophic events, as well as from security breaches. While Meadowbrook has implemented business contingency plans and other reasonable and appropriate internal controls to protect its systems from interruption, loss or security breaches, a sustained business interruption or system failure could adversely impact its ability to process its business, provide customer service, pay claims in a timely manner or perform other necessary business functions. Likewise, a security breach of its computer systems could also interrupt or damage its operations or harm its reputation in the event confidential customer information is disclosed to third parties. Either of these circumstances could have a material adverse effect upon Meadowbrook’s financial condition, operations or reputation.

Managing technology initiatives and obtaining the efficiencies anticipated with technology implementation may present significant challenges.

While technological enhancements and initiatives can streamline several business processes and ultimately reduce the costs of operations, these initiatives can present short-term costs and implementation risks. Projections of associated costs, implementation timelines, and the benefits of those results may be inaccurate and such inaccuracies could increase over time. In addition, there are risks associated with not achieving the anticipated efficiencies from technology implementation that could impact Meadowbrook’s financial condition and results of operations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Meadowbrook and ProCentury have each made forward-looking statements in this document (and in documents incorporated by reference in this document) that are subject to risks and uncertainties. These forward-looking statements include information regarding possible or assumed future results of operations or the performance of Meadowbrook, ProCentury, their respective subsidiaries and the combined company after the merger is completed and may include statements regarding the period following the completion of the merger. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of each of Meadowbrook and ProCentury, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Each of the companies’ respective ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Many possible events or factors could affect the future financial results and performance of Meadowbrook, ProCentury, their respective Subsidiaries, and the combined company after the merger and could cause those results or performance to differ materially from those expressed in the forward-looking statements.

In addition to the risks discussed in the “Risk Factors” section of this joint proxy statement-prospectus, factors that could have a material adverse effect on operations and future prospects include, but are not limited to, the following:

•	those risks and uncertainties discussed or identified in Meadowbrook’s or ProCentury’s filing with the SEC;

•	the risk that the businesses of Meadowbrook and/or ProCentury in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	the risk that expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	changes in the business environment in which we operate, including inflation and interest rates;

•	availability, terms and collectibility of reinsurance;

•	changes in taxes, laws and governmental regulations;

•	competitive product and pricing activity;

•	managing growth profitably;

•	catastrophe losses including those from future terrorist activity;

•	the cyclical nature of the property and casualty industry;

•	product demand;

•	claims development and the process of estimating reserves;

•	the ability of its reinsurers to pay reinsurance recoverables owed to us;

•	investment results;

•	changes in the ratings assigned to us by ratings agencies;

•	uncertainty as to reinsurance coverage for terrorist acts;

•	availability of dividends from its insurance company subsidiaries; and

•	other factors referenced in this joint proxy statement-prospectus or the documents incorporated by reference.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Any forward-looking earnings estimates included in this joint proxy statement-prospectus have not been examined or compiled by either of its independent public accountants, nor have either of its independent accountants applied any procedures to its estimates. Accordingly, the accountants of Meadowbrook and ProCentury do not express an opinion or any other form of assurance on them. The forward-looking statements included in this joint proxy statement-prospectus are made only as of the date of this joint proxy statement-prospectus. Neither Meadowbrook nor ProCentury undertakes any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. Further information concerning Meadowbrook and its business, including additional factors that could materially affect Meadowbrook’s financial results, is included in Meadowbrook’s filings with the SEC. Further information concerning ProCentury and its business, including additional factors that could materially affect ProCentury’s financial results, is included in ProCentury’s filings with the SEC.

THE SPECIAL MEETINGS

Meadowbrook is furnishing this joint proxy statement-prospectus to holders of Meadowbrook common stock, $0.01 par value per share, in connection with the proxy solicitation by Meadowbrook’s board of directors. Meadowbrook’s board of directors will use the proxies at the special meeting of shareholders of Meadowbrook to be held on July 14, 2008, and at any adjournments or postponements of the meeting.

ProCentury is furnishing this joint proxy statement-prospectus to holders of ProCentury common shares, without par value, in connection with the proxy solicitation by ProCentury’s board of directors. ProCentury’s board of directors will use the proxies at the special meeting of shareholders of ProCentury to be held on July 14, 2008, and at any adjournments or postponements of the meeting.

Each of Meadowbrook and ProCentury’s shareholders will be asked at their respective special meetings to vote to approve and adopt the Agreement and Plan of Merger, dated as of February 20, 2008 (as amended May 6, 2008) among Meadowbrook, a subsidiary of Meadowbrook and ProCentury, and to approve the transactions it contemplates, (including, in the case of Meadowbrook, the issuance of common stock in the merger). Under the merger agreement, ProCentury will merge with and into a subsidiary of Meadowbrook. In the merger of ProCentury with and into the subsidiary of Meadowbrook, each of the outstanding ProCentury common shares will be converted into the right to receive either cash, Meadowbrook common stock, or a combination of both. ProCentury shareholders will receive cash instead of any fractional shares.

MEADOWBROOK SPECIAL MEETING

Date, Place, Time and Purpose

The special meeting of Meadowbrook’s shareholders will be held at Meadowbrook Insurance Group, 26255 American Drive, Southfield, Michigan 48034, at 2:00 p.m. local time, on July 14, 2008. At the special meeting, holders of Meadowbrook common stock will be asked to vote upon a proposal to approve and adopt the merger agreement and to approve the transactions it contemplates, including the issuance of Meadowbrook common stock to ProCentury shareholders, and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The Meadowbrook board fixed the close of business on May 19, 2008, as the record date for determining those Meadowbrook shareholders who are entitled to notice of and to vote at the special meeting. Only holders of Meadowbrook common stock of record on the books of Meadowbrook at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were 37,021,032 shares of Meadowbrook common stock issued and outstanding and approximately 241 shareholders of record.

At the special meeting, Meadowbrook shareholders will have one vote for each share of Meadowbrook common stock owned on the record date. The holders of a majority of the outstanding shares of Meadowbrook common stock entitled to vote at the special meeting must be present for a quorum to exist at the special meeting.

To determine if a quorum is present, Meadowbrook intends to count the following:

•	shares of Meadowbrook common stock present at the special meeting either in person or by proxy; and

•	shares of Meadowbrook common stock for which it has received signed proxies, but with respect to which holders of shares have abstained on any matter.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the votes cast at Meadowbrook’s special meeting (assuming a quorum is present). Approval of the adjournment or postponement of the special meeting also requires the affirmative vote of holders of a majority of the votes cast at Meadowbrook’s special meeting (assuming a quorum is present).

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention or “broker non-vote” will be counted as present for purposes of determining whether a quorum exists, but will not be counted as a vote for or against the merger.

Properly executed proxies that Meadowbrook receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, these proxies will be voted FOR the proposal to adopt the merger agreement and to approve the transactions it contemplates, FOR any resolution to adjourn the special meeting, if necessary, to solicit additional proxies, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

A Meadowbrook shareholder who has given a proxy solicited by the Meadowbrook board may revoke it at any time prior to its exercise at the special meeting by:

•	giving written notice of revocation to the secretary of Meadowbrook;

•	properly submitting to Meadowbrook a duly executed proxy bearing a later date; or

•	attending the special meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Meadowbrook Insurance Group, Inc., 26255 American Drive, Southfield, Michigan 48034-5178, Attention: Michael G. Costello, Secretary.

On the record date, Meadowbrook’s directors and executive officers owned approximately 2,991,605 shares, or 8.1% of the outstanding shares, of Meadowbrook common stock. Even if each of these individuals voted in favor of the merger, because they hold only 8.1% of the voting power, adoption of the merger agreement and approval of the merger is not assured.

Solicitation of Proxies

Directors, officers and employees of Meadowbrook may solicit proxies by regular or electronic mail, in person or by telephone or facsimile. Meadowbrook has retained Georgeson Inc. at an estimated cost of $10,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. They will receive no additional compensation for these services. Meadowbrook may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Meadowbrook common stock held of record by such persons.

Meadowbrook will reimburse any brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for their services. Meadowbrook will bear all expenses associated with the printing and mailing of this joint proxy statement-prospectus to its shareholders, as provided in the merger agreement. See “The Merger Agreement — Expenses.”

Authority to Adjourn Special Meeting to Solicit Additional Proxies

In the event that there are not sufficient votes to constitute a quorum or to approve and adopt the merger agreement and the transactions it contemplates at the time of the special meeting, the merger agreement cannot be approved unless the special meeting is adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Meadowbrook at the time of the special meeting to be voted for an adjournment or postponement, if deemed necessary, Meadowbrook has submitted the question of adjournment or postponement to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to the Meadowbrook shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

Dissenters’ Rights

Meadowbrook’s shareholders do not have dissenters’ rights under Michigan law, Meadowbrook’s governing documents, or any other statute.

Recommendation of Meadowbrook’s Board

The Meadowbrook board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to adopt the merger agreement and approve the transactions it contemplates are in the best interests of Meadowbrook and its shareholders. The Meadowbrook board unanimously recommends that the Meadowbrook shareholders vote FOR the approval and adoption of the merger agreement and approval of the transactions it contemplates and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. See “Description of Transaction — Meadowbrook’s Reasons for the Merger and Board Recommendation.”

PROCENTURY SPECIAL MEETING

Date, Place, Time and Purpose

The special meeting of ProCentury’s shareholders will be held at ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082, at 10:00 a.m. local time, on July 14, 2008. At the special meeting, holders of ProCentury common shares will be asked to vote upon a proposal to approve and adopt the merger agreement and to approve the transactions it contemplates and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The ProCentury board fixed the close of business on May 19, 2008, as the record date for determining those ProCentury shareholders who are entitled to notice of and to vote at the special meeting. Only holders of ProCentury common shares of record on the books of ProCentury at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were 13,420,967 of ProCentury common shares issued and outstanding, and approximately 68 holders of record.

At the special meeting, ProCentury shareholders will have one vote for each ProCentury common share owned on the record date. The holders of a majority of the outstanding ProCentury common shares entitled to vote at the special meeting must be present for a quorum to exist at the special meeting.

To determine if a quorum is present, ProCentury intends to count the following:

•	ProCentury common shares present at the special meeting either in person or by proxy; and

•	ProCentury common shares for which ProCentury has received signed proxies, but with respect to which holders of shares have abstained on any matter.

Approval and adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding ProCentury common shares. Because the required vote is based on the number of common shares outstanding rather than on the number of votes cast, failing to vote common shares (including as a result of broker non-vote; discussed below) or abstaining will have the same effect as voting against the approval and adoption of the merger agreement and the transactions it contemplates. Accordingly, in order for shares to be included in the vote, shareholders of record must either return the enclosed proxy card by mail or vote in person at the special meeting.

Approval of the adjournment or postponement of the special meeting requires the affirmative vote of holders of a majority of the ProCentury common shares present in person or by proxy and entitled to vote at the special meeting regardless of whether or not a quorum is present at the special meeting. If a shareholder (i) does not vote, either in person or by proxy, (ii) submits a properly signed proxy and affirmatively elects to abstain from voting or (iii) fails to instruct such holders or broker as to how to vote, it will have no effect on the approval of the adjournment or postponement proposal.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Abstentions and broker non-votes will be counted as present for determining whether a quorum exists.

Properly executed proxies that ProCentury receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, these proxies will be voted FOR the approval and adoption of the merger agreement and approval of the transactions it contemplates, FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

A ProCentury shareholder who has given a proxy solicited by the ProCentury board may revoke it at any time prior to its exercise at the special meeting by:

•	giving written notice of revocation to ProCentury at its principal executive offices located at 465 Cleveland Avenue, Westerville, Ohio 43082;

•	properly submitting to ProCentury a duly executed proxy bearing a later date; or

•	giving notice to ProCentury of the revocation at the special meeting.

Presence at the special meeting, without any further action by a ProCentury shareholder, will not revoke a previously granted proxy.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to: ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082, Attention: Secretary.

On the record date, ProCentury’s directors and executive officers owned 1,712,146, or approximately 12.8%, of the outstanding ProCentury common shares. Even if each of these individuals voted in favor of the merger, because they hold only 12.8% of the voting power, there is no assurance that the merger agreement will be approved and adopted.

Solicitation of Proxies

Directors, officers and employees of ProCentury may solicit proxies by regular or electronic mail, in person or by telephone or facsimile. They will receive no additional compensation for these services. ProCentury has also retained The Altman Group at an estimated cost of $10,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. ProCentury may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of ProCentury common shares held of record by such persons. ProCentury will reimburse any brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for their services. ProCentury will bear all expenses associated with the printing and mailing of this joint proxy statement-prospectus to its shareholders, as provided in the merger agreement. See “The Merger Agreement — Expenses.”

Authority to Adjourn or Postpone Special Meeting to Solicit Additional Proxies

In the event that there are not sufficient votes to constitute a quorum or to approve and adopt the merger agreement and the transactions it contemplates at the time of the special meeting, the merger agreement cannot be approved unless the special meeting is adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by ProCentury at the time of the special meeting to be voted for an adjournment or postponement, if deemed necessary, ProCentury has submitted the question of adjournment or postponement to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to the ProCentury shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

Dissenters’ Rights

If the merger agreement is approved and adopted, each ProCentury shareholder objecting to the merger agreement may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code. The following is a summary of the principal steps a ProCentury shareholder must take to perfect his or her dissenters’ rights under the Ohio Revised Code. This summary is qualified by reference to a complete copy of Section 1701.85 of the Ohio Revised Code, which is attached as Appendix C to this document and incorporated by reference herein. Any dissenting shareholder contemplating exercise of his or her dissenters’ rights is urged to carefully review the provisions of Section 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of these rights.

To perfect dissenters’ rights, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85 of the Ohio Revised Code:

•	A dissenting shareholder must be a record holder of the ProCentury shares as to which such ProCentury shareholder seeks to exercise dissenters’ rights on the record date for determining entitlement to vote on the proposal to approve and adopt the merger agreement. Because only ProCentury shareholders of record on the record date may exercise dissenters’ rights, any person who beneficially owns shares that are held of record by a bank, brokerage firm, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the ProCentury shares to satisfy all of the requirements of Section 1701.85;

•	A dissenting shareholder must not vote the ProCentury shares as to which dissenters’ rights are being exercised in favor of the proposal to approve and adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to ProCentury signed but not marked to specify voting instructions will be voted in favor of the proposal to approve and adopt the merger agreement and will be deemed a waiver of dissenters’ rights. A dissenting shareholder may revoke his or her proxy at any time before its exercise by: filing with ProCentury an instrument revoking it, delivering a duly executed proxy bearing a later date or by revoking his or her proxy in open meeting at the special meeting;

•	A dissenting shareholder must deliver a written demand for payment of the fair cash value of his or her ProCentury shares to ProCentury on or before the tenth day following the special meeting. Any written demand must specify the shareholder’s name and address, the number of ProCentury shares held by him or her on the record date, and the amount claimed as the “fair cash value” of the ProCentury shares. A vote against the proposal to approve and adopt the merger agreement will not satisfy notice requirements under Ohio law concerning dissenters’ rights. ProCentury will not notify shareholders of the expiration of this ten-day period; and

•	If ProCentury so requests, a dissenting shareholder must submit his or her share certificates to ProCentury within 15 days of such request for endorsement thereon by ProCentury that demand for appraisal has been made. Such a request is not an admission by ProCentury that a dissenting shareholder is entitled to relief. ProCentury will promptly return the share certificates to the dissenting shareholder. At the option of ProCentury, a dissenting shareholder who fails to deliver his or her certificate upon request from ProCentury may have his or her dissenters’ rights terminated, unless a court for good cause shown otherwise directs.

ProCentury and a dissenting shareholder may come to an agreement as to the fair cash value of the ProCentury shares. If ProCentury and any dissenting shareholder cannot agree upon the fair cash value of the ProCentury shares, then either may, within three months after service of demand by the dissenting shareholder, file a petition in the Court of Common Pleas of Delaware County, Ohio, for a determination that the shareholder is entitled to exercise dissenters’ rights and to determine the fair cash value of the ProCentury shares. The court may appoint one or more appraisers to recommend a fair cash value. The fair cash value is to be determined as of the day prior to the date of the special meeting. The fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the dissenting shareholder’s demand. In determining this value, any appreciation or depreciation in the market value of the ProCentury shares resulting from the merger is excluded. The Ohio Supreme Court, in Armstrong v. Marathon Oil Company, 32 Ohio St. 3d 397 (1987), has held that fair cash value for publicly-traded shares of a company with significant trading activity will be the market price for such shares on the date that the transaction is submitted to the shareholders or directors for final approval, as adjusted to exclude the impact of the transaction giving rise to the dissenters’ rights. The fair cash value may ultimately be more or less than the per share merger consideration. Interest on the fair cash value and costs of the proceedings, including reasonable compensation to any appraisers, are to be assessed or apportioned as the court considers equitable. Shareholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair cash value under Section 1701.85 of the Ohio Revised Code.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to ProCentury of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his or her ProCentury shares will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or the ProCentury shareholders rescind their approval and adoption of the merger agreement;

•	the dissenting shareholder withdraws his or her demand with the consent of ProCentury by its board of directors; or

•	the dissenting shareholder and ProCentury’s board of directors have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Delaware County, Ohio.

All rights accruing from ProCentury shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes demand with respect to such ProCentury shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and ProCentury arising from the demand. During this period of suspension, any dividend or distribution paid on the ProCentury shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by purchase by ProCentury of the dissenting shareholder’s ProCentury shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

Recommendation of ProCentury’s Board

The ProCentury board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to approve and adopt the merger agreement and approve the transactions it contemplates are in the best interests of ProCentury and its shareholders. The ProCentury board unanimously recommends that the ProCentury shareholders vote FOR the approval and adoption of the merger agreement and approval of the transactions it contemplates and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. See “Description of Transaction — ProCentury’s Reasons for the Merger and Board Recommendation.”

DESCRIPTION OF TRANSACTION

The following information describes material aspects of the merger and related transactions. This description does not provide a complete description of all the terms and conditions of the merger agreement. It is qualified in its entirety by the appendices to this document, including the merger agreement, as amended which is attached as

Appendix A and incorporated by reference into this joint proxy statement-prospectus. We urge you to read the Appendices in their entirety.

General

The merger agreement provides for the acquisition by merger of ProCentury with and into a wholly-owned subsidiary of Meadowbrook, with the Meadowbrook subsidiary being the surviving entity in the merger. At the time the merger becomes effective, each ProCentury common share then issued and outstanding will be converted into and exchanged for the right to receive shares of Meadowbrook common stock, cash or a combination of both, as described below. The discussion below is subject to the limitation in the merger agreement that, notwithstanding the elections that ProCentury shareholders make, the aggregate amount of cash consideration to be paid in the merger will be equal to 45% of the total consideration to be paid by Meadowbrook, and the aggregate amount of stock consideration to be paid in the merger will be equal to 55% of the total consideration paid by Meadowbrook.

Background of the Merger

During the summer of 2007, ProCentury, in an effort to grow its revenues in a softening market, attempted to acquire two small insurance companies, each of which had initiated a sale process. ProCentury was not the successful bidder in either case, in part because of ProCentury’s unwillingness to pay the purchase price that other bidders were willing to pay and, in one case, because ProCentury’s size and the limited scope of its business made it less attractive as a buyer and an employer. At the regular ProCentury board of directors meeting held on August 15, 2007, Mr. Feighan noted to the ProCentury directors that ProCentury would face challenges in growing its revenues and that its recent attempts to grow revenues through acquisitions had been unsuccessful.

Also during the summer of 2007, Mr. Feighan had conversations with representatives of FBR, the investment banking firm that had served as lead managing underwriter in ProCentury’s initial public offering and that had been working with ProCentury over the summer regarding a possible equity offering to support any acquisition activity that might occur. During these discussions, Mr. Feighan and FBR representatives discussed other possible acquisition targets and also discussed the possibility of ProCentury entering into discussions regarding a business combination with Meadowbrook.

On August 16, 2007, Mr. Cubbin and Meadowbrook’s chairman, Merton J. Segal, were introduced to Mr. Feighan at a breakfast meeting arranged by two former principals of a company acquired by Meadowbrook earlier in 2007. The breakfast meeting occurred in Cleveland, Ohio and was primarily an introduction to each other and the respective companies. There was no discussion about a possible business combination.

Following this initial breakfast meeting, FBR and ParaCap Group LLC (“ParaCap”), Meadowbrook’s financial advisor, were asked to arrange a meeting on August 27, 2007 between Mr. Cubbin and Mr. Feighan at ProCentury’s offices. At this meeting, the executives had a general conversation regarding their respective businesses, but there was no specific discussion about a possible business combination.

On August 30, 2007, members of ProCentury’s management met with Meadowbrook’s management at Meadowbrook’s offices following the execution by the companies of a confidentiality agreement. At this meeting, the companies’ respective businesses, cultures and management teams were discussed, as well as the potential business opportunities that could result from a joint venture, strategic business partnership, or a business combination transaction.

On October 23, 2007, Mr. Cubbin sent a letter to Mr. Feighan expressing Meadowbrook’s interest in a merger transaction with ProCentury. The letter did not specify a per share price, but based on conversations between representatives of FBR and ParaCap, ProCentury’s management believed that Meadowbrook was considering a per share price in the range of $18.00 to $19.00 per share, to be paid in some combination of cash and Meadowbrook common stock.

On October 25, 2007, Mr. Feighan had dinner with the chief executive officer of a publicly-traded insurance organization (“Company 2”). During the meeting, the chief executive officer expressed interest in an acquisition of ProCentury, to which Mr. Feighan responded that ProCentury was not for sale, but that he was interested in learning more about Company 2 and its management team.

In October 2007, Mr. Feighan had a telephone conversation with the chief executive officer of another publicly-traded insurance company (“Company 3”) during which the chief executive officer expressed an interest in a business combination transaction with ProCentury at a value of $15.00 per share. Mr. Feighan indicated to Company 3 during these discussions that ProCentury was not for sale.

On November 14, 2007, ProCentury held a regular meeting of its board of directors, at which representatives of Baker & Hostetler LLP, ProCentury’s outside counsel, were present. During the meeting the directors discussed, among other things, ProCentury’s stock price and results for the first three quarters of 2007, which showed some decrease in gross written premiums, slower than expected progress with new product and growth initiatives and continued softening market conditions, but continued favorable development on reserves and overall favorable results. At the conclusion of the regular business of the meeting, representatives of FBR joined the meeting. Mr. Feighan reviewed for the directors the Meadowbrook letter and his conversations with Company 2 and Company 3. Representatives of FBR provided the ProCentury directors with a general overview of the state of the insurance industry and Meadowbrook’s business. There was a consensus among the directors that ProCentury’s management and representatives of FBR should continue their discussions with Meadowbrook, but the board also directed management to focus on ongoing operations. Following this meeting, representatives of FBR and ParaCap began discussions regarding general parameters of a transaction, including valuation, and discussed the timing and logistics for initiating a due diligence review by each party.

On December 7, 2007, Meadowbrook’s board of directors met to discuss the business rationale for a possible transaction, whether to authorize management to commence due diligence and discuss retention of an investment banker. ParaCap attended the meeting to discuss the rationale for a possible transaction, synergy and cost saving opportunities, revenue enhancements and the risks associated with a possible transaction. Meadowbrook’s board of directors authorized management to commence due diligence and to retain ParaCap to serve as the Meadowbrook’s investment banking representative.

On December 18, 2007, the chief executive officer of Company 2 telephoned Mr. Feighan and indicated an interest in an acquisition of ProCentury at a price ranging from $19.00 to $21.00 per share in cash, but noting the possibility of some stock consideration. The interest was confirmed in a letter sent the same day. Mr. Feighan advised the chief executive officer that ProCentury was already in receipt of an expression of interest from another party, and that he intended to review Company 2’s indication of interest with the ProCentury board of directors at a meeting in late January.

On December 21, 2007, members of ProCentury and Meadowbrook management and representatives of FBR and ParaCap had a conference call to discuss due diligence logistics and to exchange information request lists, and on January 3, 2008, members of ProCentury and Meadowbrook management and representatives of FBR and ParaCap met for dinner in Sylvania, Ohio to discuss a potential transaction. The discussion included upcoming due diligence, board membership, management roles and continued operations as a combined company, although no financial terms were discussed.

On January 7, 2008, ProCentury and Meadowbrook began their respective due diligence reviews following a meeting of their working groups in Findlay, Ohio.

On January 9, 2008, Mr. Feighan met in Columbus, Ohio with the chief executive officer of Company 3. The chief executive officer reiterated Company 3’s interest in a transaction with ProCentury. On January 16, 2008, Mr. Feighan received a draft letter of interest from Company 3, reflecting a per share price of $18.00 in cash, but noting that it would consider paying a portion of the consideration in the form of Company 3 stock. Mr. Feighan called Company 3’s chief executive officer in response to the letter to inform him that he would inform the ProCentury board of directors of its receipt, but that he would not respond to a letter sent only in a draft form. The chief executive officer of Company 3 indicated he would be more comfortable making a proposal regarding a transaction with ProCentury later in the year.

On January 17, 2008, Meadowbrook’s board of directors held a special meeting to receive an update from management on and to discuss the progress of the ProCentury due diligence review, and certain matters unrelated to ProCentury. Representatives of ParaCap also attended and participated in the special meeting.

On January 23, 2008, Mr. Cubbin, Mr. Feighan, and a representative from ParaCap met in Toledo, Ohio to discuss the status of due diligence reviews, issues related to the due diligence reviews as of that date, and the next steps to be taken by the parties.

On January 24, 2008, ProCentury and FBR entered into an engagement letter with respect to FBR’s service as financial advisor in connection with the evaluation of a potential business combination transaction. Throughout the month of January, ProCentury and Meadowbrook, through their financial advisors, continued to discuss the ongoing diligence review and transaction terms, including the amount and mix of stock and cash consideration, the financing needed to fund the transaction, the amount of and the circumstances that would trigger a break-up fee, and ProCentury’s fourth quarter and year end results. While Meadowbrook still had not made a formal offer with respect to these terms, the discussions generally focused on a possible per share price in the range of $18.00 to $19.00, with a mix of 60% stock and 40% cash, and a break-up fee ranging from 3% to 5% of the transaction value.

On January 28, 2008, ProCentury held a special meeting of its board of directors at which representatives of Baker & Hostetler and FBR were present. FBR presented to the board its preliminary analysis of the expressions of interest that had been received by ProCentury from Meadowbrook and Company 2. FBR provided an overview of the property and casualty insurance market conditions, noting a slowed rate of growth since 2002, softening market conditions and an increase in mergers and acquisitions within the industry as companies were finding it more difficult to generate internal growth. ProCentury management and representatives of FBR also outlined general considerations for the board relating to ProCentury’s alternatives of remaining independent, including its prospects for growth by acquisition, entering into a strategic merger transaction or being acquired in an outright sale. A representative of Baker & Hostetler provided the board with an overview of the directors’ fiduciary duties in considering the indications of interest presented to ProCentury.

Mr. Feighan provided the board with an update on ProCentury’s expected results for the quarter and year which had been made available to both Meadowbrook and Company 2, noting that they would reflect a premium decline, offset by some favorable reserve development. Mr. Feighan indicated that Meadowbrook had reaffirmed its interest in pursuing a transaction at the price previously indicated after learning of ProCentury’s expected results, but no feedback had been received from Company 2. Based on such discussions, the ProCentury board determined that management and its advisors should continue the diligence processes and seek to further refine the terms that had been proposed by both Meadowbrook and Company 2.

Following the January 28, 2008 board meeting, Mr. Feighan contacted both Meadowbrook and Company 2, and representatives of FBR contacted the companies’ financial advisors, to inform them of ProCentury’s interest in continuing discussions regarding their expressions of interest and to discuss related timing considerations. In particular, Mr. Feighan explained to Company 2 that ProCentury was also in discussions with another party that had already completed a substantial portion of its due diligence review.

From January 29 through February 11, 2008, Meadowbrook, ProCentury and their respective financial advisors continued to discuss the specific terms on which ProCentury and Meadowbrook might be willing to enter into a merger agreement, including price, the relative portions of the consideration to be paid in cash and stock, any required financing, treatment of outstanding options and the amount and triggers for payment of break-up fee.

On February 7, 2008, ProCentury and Company 2 entered into a confidentiality agreement and members of management from both companies met in Columbus, Ohio to begin initial due diligence. ProCentury and FBR indicated to Company 2 and its financial advisor that Company 2 should work as quickly as possible to complete such review because of the pending discussions ProCentury was having with another party.

On February 8, 2008, Meadowbrook’s board of directors met for its regularly scheduled meeting relating to its fourth quarter of 2007 financial results. During the meeting, the board of directors received a report on the current status of due diligence, the rationale and structure of a transaction, possible price and terms and the risks associated with a transaction. Representatives of ParaCap participated in the meeting via teleconference. The board of directors formed a committee of the board comprised of directors David Page, Herbert Tyner, Robert Naftaly, Hugh Greenberg and Bruce Thal to further analyze the transaction. Also on February 8, 2008, Meadowbrook’s legal counsel, Bodman LLP, sent a draft merger agreement to Baker & Hostetler, although the draft did not set forth a price or a specified mix of merger consideration.

From February 8 through February 11, 2008, representatives of ParaCap had conversations with representatives of FBR regarding due diligence, the timing of a potential transaction and the impact on timing of ProCentury’s financial results for the fourth quarter of 2007 and the interest of another party in pursing a possible transaction with ProCentury. Representatives of ParaCap communicated Meadowbrook’s desire and ability to move quickly since due diligence had been substantially completed. The parties discussed the possibility that the announcement of ProCentury’s financial results, which were scheduled to be announced on February 20, 2008, could have an adverse effect on Meadowbrook’s willingness to enter into a merger agreement, the likelihood of a transaction being completed between the two companies or the price of such transaction, particularly if there was a significant decline in ProCentury’s share price. Accordingly, it was communicated to FBR and ProCentury that a definitive merger agreement needed to be executed by February 20, 2008, the day of ProCentury’s scheduled earnings announcement.

On February 11, 2008, the committee of Meadowbrook’s board of directors met to discuss ProCentury. Representatives of ParaCap, and Meadowbrook’s outside legal counsel, Bodman LLP and Howard & Howard also attended the meeting. The committee discussed terms but determined that more analysis was still necessary. The committee requested that management and ParaCap complete its analysis, develop the terms and structure of an offer and review it with the committee before releasing to ProCentury. Subsequently, the committee authorized Meadowbrook to make an offer, in accordance with a proposed non-binding term sheet to be finalized and delivered to ProCentury.

On February 12, 2008, following further discussions between representatives of FBR and ParaCap, Mr. Feighan contacted Mr. Fix, as lead ProCentury director, to advise him that ProCentury had received a draft merger agreement from Meadowbrook. Mr. Fix agreed that it was appropriate for ProCentury’s management and its legal and financial advisors to work with Meadowbrook and its advisors so that the parties could be in a position to execute a definitive merger agreement by February 20.

On February 12, 2008, representatives of FBR contacted Company 2’s financial advisor to reemphasize the importance of moving as quickly as possible through their diligence review and to develop a firm proposal, including a draft acquisition agreement by February 18, 2008, because of the interest of another party that was further along in its diligence and discussions with ProCentury. Company 2’s financial advisor responded that Company 2 would not be in a position to provide a firm offer until completion of its diligence, which would not be completed until the end of the week of February 25, and that it would take a couple of additional weeks before Company 2 could present a firm proposal to ProCentury. Company 2’s financial advisor indicated that Company 2 intended to stay within its previously mentioned range of $19.00 to $21.00 per share. On February 15, Mr. Feighan called Company 2’s chief executive officer to confirm the substance of the communication provided by FBR.

On February 13, 2008, Mr. Cubbin sent a proposed term sheet to Mr. Feighan containing a $20.00 per share price, 45% of which would be paid in cash and 55% of which would be paid in Meadowbrook common stock based on a floating exchange ratio if the market price of Meadowbrook common stock at the time of closing (based on a 30-day average sales price) was within $1.00 (above or below) of the market price of Meadowbrook common stock at signing (based on a five-day average sales price) and a fixed exchange ratio if the market price of Meadowbrook common stock at closing was $1.00 above or $1.00 below the market price at signing, as applicable. The term sheet contained a February 19, 2008 deadline for agreeing to the term sheet and a February 20, 2008 deadline for the completion of due diligence and execution of a definitive merger agreement. Also on February 13, 2008, representatives of ParaCap advised representatives of FBR that the term sheet represented Meadowbrook’s best and final offer.

On February 14, 2008, Baker & Hostetler provided Bodman with a revised draft of the merger agreement and an initial draft of ProCentury’s disclosure schedule.

On February 15, 2008, ProCentury held a special telephonic meeting of its board of directors in which representatives of Baker & Hostetler and FBR participated. Mr. Feighan provided a summary of recent developments regarding the discussions with Meadowbrook and Company 2. Representatives of Baker & Hostetler reviewed for the board the terms of the proposed transaction with Meadowbrook, including a discussion of the proposed cash/stock allocation, treatment of options, no-shop, fiduciary out and break-up fee provisions, and which, if any, of ProCentury’s executive officers would be required to enter into a new employment agreement with

Meadowbrook. Representatives of FBR provided an overview of both Meadowbrook’s and Company 2’s business and a preliminary analysis of the proposed transactions based on their respective indications of interest. The board members considered the matters presented by Baker and Hostetler and FBR and discussed the timing of a possible transaction with Meadowbrook, the consequences of signing a merger agreement with Meadowbrook before Company 2 would be in a position to provide a firm offer that could possibly be higher than Meadowbrook’s offer of $20.00 per share and the perception that Company 2 had not been moving quickly toward a transaction, both since it first expressed interest in a transaction and after it had been advised of the need to accelerate its process. The board also considered ProCentury’s results that would be disclosed in its upcoming earnings announcement, including a decrease in gross premiums, whether that announcement should be delayed to provide more time for transaction negotiations and the range of effects that the announcement or delaying the announcement could have on ProCentury’s share price and on an announced transaction and a transaction under negotiation. The board determined that, in light of these considerations, FBR should seek an increase in the merger consideration payable by Meadowbrook to $21.00 per share, a lower break-up fee, and further comfort regarding Meadowbrook’s ability to finance the cash portion of the merger consideration.

From February 16 through February 20, 2008, Meadowbrook’s and ProCentury’s legal and financial advisors continued to exchange drafts of the merger agreement and related documentation and discussed the amount and manner of calculating the merger consideration, Meadowbrook’s financing needs for the cash portion of the merger consideration, the terms of the no-shop and fiduciary out provisions, the amount of the break-up fee and the composition of the Meadowbrook board after the transaction.

On February 17, 2008, Meadowbrook’s board of directors held a special meeting for the purpose of receiving an update on negotiations with ProCentury and to discuss any significant issues, including, specifically, a proposed increase in the purchase price to $21.00 per share, which the board rejected.

On February 18, 2008, a representative of ParaCap advised a representative of FBR that the Meadowbrook board of directors had confirmed that it was unwilling to pay more than $20.00 per share, but that it was willing to demonstrate some flexibility regarding the break-up fee.

On the evening of February 19, 2008, Meadowbrook’s board of directors held a special meeting to consider and approve final terms and to authorize the entry into a definitive merger agreement with ProCentury. Meadowbrook’s outside legal counsel and representatives of ParaCap were also present. The board of directors authorized the execution of a definitive merger agreement with ProCentury.

On the evening of February 19, 2008, ProCentury also held a special meeting of its board of directors at a hotel in Columbus, Ohio, with two directors participating by telephone. Representatives of Baker & Hostetler and FBR also attended the meeting. Mr. Feighan provided the board with a summary of the events that had transpired since the February 15, 2008 meeting with respect to the proposed transaction with Meadowbrook and the expression of interest and due diligence process with Company 2. Representatives of Baker & Hostetler again reviewed the directors’ fiduciary duties and reviewed for the directors the terms of the merger agreement, a summary of which had been provided to the directors in advance of the meeting.

Representatives of FBR provided a presentation regarding the proposed terms of the Meadowbrook transaction and FBR’s preliminary analysis as to the fairness of the proposed transaction to ProCentury’s shareholders. The board discussed and considered the terms of the proposed agreement with Meadowbrook, the status of the Company 2 discussions, ProCentury’s prospects remaining as a stand-alone entity versus entering into a business combination transaction, the risks associated with pursuing a transaction and the value to be offered to ProCentury shareholders. As a result of such discussions, the board determined that it would continue its negotiations with Meadowbrook on the open merger agreement terms with the expectation of considering a final agreement for approval the following day, prior to release of ProCentury’s earnings announcement.

During the evening of February 19, 2008 and morning and afternoon of February 20, 2008, the parties and their advisors discussed the few remaining terms to be agreed upon by the parties and finalized the definitive merger agreement and related documents. In particular, there was general agreement that the collar for the exchange ratio should be set at $1.25 above or below $9.25, that Meadowbrook would add two of ProCentury’s directors to its board, and that the break-up fee would be set at approximately 3.5% of the transaction value, or $9.5 million.

On February 20, 2008, ProCentury held a special telephonic meeting of its board of directors in which representatives of Baker & Hostetler and FBR participated. Representatives of Baker & Hostetler discussed the merger agreement, a revised version of which had been provided to the directors in advance of the meeting. Representatives of FBR informed the board of their conversation with Meadowbrook’s lender about proposed financing arrangements for the cash portion of the merger consideration and their view that Meadowbrook should be able to obtain the necessary financing. Representatives of FBR provided the board with FBR’s oral opinion, which was confirmed in a written opinion, that, as of February 20, 2008, the aggregate merger consideration offered by Meadowbrook was fair from a financial point of view to ProCentury’s shareholders. The board then unanimously determined that the merger was advisable and in the best interests of ProCentury and its shareholders and unanimously approved the merger agreement.

Following the board meeting on the evening of February 20, the merger agreement was executed on behalf of ProCentury, Meadowbrook and MBKPC Corp., the parties issued a joint press release announcing the execution of the merger agreement, and ProCentury issued a press release announcing its fourth quarter and year end financial results.

On March 31, 2008, representatives of ParaCap contacted representatives of FBR regarding a proposed amendment to the merger agreement that would cause the proration provisions that result in 45% of the value of the merger consideration to be paid in cash to be based on a 30-day volume-weighted average sale price rather than the closing price on a single day prior to closing. Meadowbrook’s management believed that this amendment would benefit the parties by lessening the impact that a one-day fluctuation in the price of Meadowbrook common stock would have on the aggregate merger consideration and proration among ProCentury shareholders.

Over the next few weeks, representatives of ParaCap, FBR, Bodman and Baker & Hostetler discussed the impact of the proposed amendment with Meadowbrook’s and ProCentury’s management and board of directors and the parties considered a draft of the amendment provided by representatives of Bodman on April 24, 2008. In light of the fact that the amendment could potentially change the aggregate value of the merger consideration to be received by ProCentury’s shareholders, ProCentury’s board of directors determined that it was advisable to request an opinion from FBR with respect to the fairness, from a financial point of view, of the aggregate merger consideration offered by Meadowbrook to ProCentury’s shareholders as of the date of the amendment. ProCentury and FBR entered into an amendment to its engagement letter with FBR dated January 24, 2008 to reflect the issuance of a second opinion.

On April 25, 2008, Meadowbrook’s board of directors held a regular meeting at which it approved the merger agreement amendment.

On May 6, 2008, ProCentury’s board of directors held a special telephonic meeting in which representatives of FBR and Baker & Hostetler participated. Representatives of FBR provided the board with FBR’s oral opinion, which was confirmed in a written opinion, that, as of May 6, 2008, the aggregate merger consideration offered by Meadowbrook was fair from a financial point of view to ProCentury’s shareholders. The board then unanimously determined that the merger agreement amendment was advisable and in the best interests of ProCentury and its shareholders and unanimously approved the merger agreement amendment.

On May 6, 2008, the merger agreement amendment was executed on behalf of ProCentury, Meadowbrook and MBKPC Corp.

Meadowbrook’s Reasons for the Merger and Board Recommendation

The Meadowbrook board of directors believes that the merger is fair to, and in the best interests of, Meadowbrook and its shareholders. Accordingly, the Meadowbrook board has unanimously approved the merger agreement and unanimously recommends that Meadowbrook’s shareholders vote “FOR” the approval and adoption of the merger agreement and the issuance of Meadowbrook common stock to ProCentury shareholders in the merger.

In reaching its conclusion, the Meadowbrook board of directors consulted with Meadowbrook’s management, as well as with its legal and financial advisors, and considered a variety of factors weighing favorably towards the merger including, without limitation, the following:

•	the complementary operations and capabilities of Meadowbrook and ProCentury with the increased scale and strong financial base necessary to increase shareholder value and improve cost efficiencies. Specifically, it was anticipated the merger would allow Meadowbrook to:

•	strengthen its position in the highly competitive specialty property and casualty insurance industry;

•	achieve enhanced growth opportunities arising from a more balanced business model, improved financial flexibility and strong cash flow; and

•	achieve a financial base and scale capable of delivering enhanced value to customers;

•	the financial performance, condition, business operations and prospects of each of Meadowbrook and ProCentury;

•	the expectation that the combination will have an accretive effect with regard to Meadowbrook’s earnings and book value on a per share basis;

•	the expectation that the combination will improve Meadowbrook’s return on equity;

•	the access that Meadowbrook will receive a strong base of employees at ProCentury;

•	the combination would result in an increase in the public float of Meadowbrook common stock;

•	that ProCentury’s expertise in the surplus lines sector will complement Meadowbrook’s admitted specialty lines and fee based capabilities;

•	the similar cultures of disciplined underwriting and pricing;

•	the expectation that there will be growth synergies between Meadowbrook and ProCentury, including expanded distribution systems, greater diversity of products and enhanced fee-income opportunities;

•	the expectation that there will be expense savings, including cost savings relating to being a public company and other cost savings resulting from the elimination of duplicative functions;

•	the combination would result in geographic and product diversification;

•	the structure of the transaction and terms of the merger agreement;

•	the terms of the merger agreement relating to third-party offers, including:

•	the limitations on the ability of ProCentury to solicit offers for alternative business combinations; and

•	the limitations on the ability of ProCentury to terminate the merger agreement in order to accept a third-party superior proposal.

See the section entitled “The Merger Agreement” beginning on page 66.

The Meadowbrook board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberation weighing negatively against the merger, including:

•	the challenges inherent in the combination of Meadowbrook’s and ProCentury’s businesses and the possible diversion of management attention for an extended period of time;

•	the risk of not capturing the cost savings, revenue enhancement opportunities and other potential benefits of the combination between Meadowbrook and ProCentury (or not within the anticipated timeframe);

•	the risk that the market would view the proposed merger unfavorably and the potential decline in Meadowbrook’s stock price as a result;

•	the risk of A.M. Best downgrading the rating of the combined company’s insurance subsidiaries following the merger; and

•	the possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on Meadowbrook.

After consideration of these factors, Meadowbrook’s board of directors determined that these risks were significantly outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by the Meadowbrook board of directors includes the material positive and negative factors considered by the Meadowbrook board of directors, but is not intended to be exhaustive and may not include all the factors considered by the Meadowbrook board of directors. In reaching its determination to approve and adopt the merger agreement, the Meadowbrook board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger is advisable and in the best interests of Meadowbrook. Rather, the Meadowbrook board of directors viewed its determination as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Meadowbrook board of directors may have given differing weights to different factors.

ProCentury’s Reasons for the Merger and Board Recommendation

The ProCentury board of directors believes that the merger is fair to, and in the best interests of, ProCentury and its shareholders. Accordingly, the ProCentury board has unanimously approved the merger agreement and unanimously recommends that its shareholders vote FOR approval and adoption of the merger agreement.

In deciding to approve the merger agreement and the transactions it contemplates, ProCentury’s board consulted with management, as well as its legal counsel and financial advisors, and considered numerous factors, including the following:

•	that the $20.00 in cash or Meadowbrook common stock expected to be received by ProCentury’s shareholders in the merger represents:

•	a premium of approximately 33.6% over the closing price of ProCentury common shares on February 19, 2008, the last trading day prior to the date of the announcement of the merger;

•	a premium of approximately 31.9% over the average closing price of ProCentury common shares over a one-week period prior to the announcement of the merger; and

•	a premium of approximately 37.4% over the average closing price of ProCentury common shares over a one-month period prior to the announcement of the merger;

•	the “down-side” protection with respect to the Meadowbrook common stock provided for in the merger agreement, in that ProCentury shareholders who elect to receive Meadowbrook stock in the merger will receive, for each ProCentury share, subject to proration, Meadowbrook stock with a value of $20.00, if the volume-weighted average sales price of a share of Meadowbrook common stock is between $8.00 and $10.50 over the 30-trading day period ending on the sixth trading day prior to the closing of the merger;

•	the fact that ProCentury shareholders have the right to elect to receive, in the merger, cash, Meadowbrook stock or a combination of both for their ProCentury shares, subject to proration if ProCentury shareholders elect to receive more than 45% of the aggregate merger consideration in the form of cash;

•	the opinion of FBR that, as of February 20, 2008, the date of the merger agreement, and May 6, 2008, the date that the merger agreement was amended, the aggregate merger consideration was fair from a financial point of view to ProCentury’s shareholders (see “— Fairness Opinion of ProCentury’s Financial Advisor”);

•	information with respect to ProCentury’s business, earnings, operations, financial condition, growth initiatives and prospects, including the comparative decline in gross written premiums and nearly flat revenue growth relative to its historical results and including the difficult and competitive market conditions ProCentury is facing and expects to continue to face;

•	information with respect to the business, earnings, operations, financial condition, growth initiatives and prospects of Meadowbrook, including the comparative increase in gross written premiums and revenue relative to its historical results, the accomplishments of its management team and its geographic coverage as an admitted insurer;

•	information with respect to the estimated pro forma business, earnings, operations, financial condition, prospects and product offerings of ProCentury and Meadowbrook as a combined company; in particular, the strategic fit of the business lines, the growth opportunities provided by each company’s product lines and market share in the admitted and excess and surplus lines and the similar cultures of disciplined underwriting and pricing of the two companies;

•	their belief, based on, among other things, the data provided by FBR, that the $20.00 per share merger consideration compared favorably to the range of fair values for ProCentury common shares as set forth in the FBR analysis (see “— Fairness Opinion of ProCentury’s Financial Advisor”);

•	the merger was expected to have an accretive effect on earnings and book value on a per share basis of Meadowbrook;

•	the performance of ProCentury’s and Meadowbrook’s stock price relative to each other, their peers and general market indices, which showed the Meadowbrook stock generally outperforming this group while ProCentury’s price had tended to underperform;

•	the potential for appreciation in the value of Meadowbrook’s common stock and the opportunity for ProCentury shareholders who receive Meadowbrook common stock in the merger to participate in this appreciation, as compared to the possibility of an all cash transaction that would not offer this potential value enhancement and would be fully taxable to ProCentury shareholders;

•	the perceived risks and uncertainties attendant to ProCentury’s execution of its strategic growth plans as an independent excess and surplus lines insurance company, including its ability to develop and implement internal growth opportunities through new product offerings and its ability to seek external growth at a time of increased market competition and a declining common share price;

•	the desire of Meadowbrook to enter into the merger agreement prior to the announcement of ProCentury’s financial results for the quarter and year ended December 31, 2007 to avoid the significant possibility that ProCentury’s share price could decline substantially following such announcement, and Meadowbrook’s stated position that its $20.00 per share offer would likely not be available if there was such a substantial decline;

•	the inability of Company 2 to enter into a definitive agreement with ProCentury prior to its announcements of fourth quarter and year-end financial results;

•	the transaction will result in detailed public disclosure and a period of time prior to shareholder vote on the merger during which an unsolicited superior proposal could materialize;

•	the complementary nature of the businesses of ProCentury and Meadowbrook and the anticipated improved stability of the combined company’s business and earnings in varying economic and soft market climates with intensifying competition and slowed premium growth, relative to ProCentury on a stand-alone basis;

•	upon completion of the merger, the board of the combined company will include two ProCentury directors;

•	the expected role of management of ProCentury’s operating subsidiaries following the merger;

•	although the headquarters of the combined company will be located in Southfield, Michigan, it is anticipated that Meadowbrook will maintain ProCentury’s offices and presence in Columbus, Ohio and Phoenix, Arizona, subject to the combined company’s future operation needs;

•	the opportunities for increased efficiencies and significant cost savings resulting from a combination with Meadowbrook’s current organization, including a reduction in public company expenses and other costs of duplicative functions, expanded distribution systems and fee-income opportunities, resulting in increased profitability of the combined entity over time, as compared to a possible combination without a similar market presence;

•	the fact that the combined company would continue to be publicly held following the merger, providing the combined company’s shareholders with continued access to a public trading market, and that shareholders would be expected to have increased liquidity for their shares as a result of the larger market capitalization of the combined company;

•	other non-financial terms of the merger agreement, including:

•	the nature of and relatively limited conditions to closing, including the lack of a financing condition, which the ProCentury board and management believe increases the likelihood that the merger will be completed if approved by ProCentury and Meadowbrook shareholders;

•	the provisions that allow ProCentury to consider unsolicited acquisition proposals and, in certain circumstances, to terminate the merger agreement to accept a superior proposal after payment of a termination fee of 3.5% of the aggregate merger consideration (which the board believed would not preclude a superior proposal), which would be Meadowbrook’s sole and exclusive remedy in the event of such a termination;

•	the ability of ProCentury’s board to change its recommendation to its shareholders prior to a shareholder vote and terminate the merger agreement if it concludes that a failure to do so would reasonably be expected to result in a violation of its fiduciary duties and could result in a transaction more favorable to ProCentury shareholders from a financial point of view; provided that ProCentury pays the termination fee, which would be Meadowbrook’s sole and exclusive remedy in the event of such a termination;

•	the reasonableness of the covenants, representations and warranties required to be made by ProCentury;

•	that a condition to the completion of the merger is that the parties receive opinions of their respective counsels to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, generally causing the stock portion of the merger consideration to be tax-free to ProCentury shareholders;

•	the likelihood that the merger will be approved by the relevant insurance regulatory authorities (see “The Merger Agreement — Regulatory Approvals”); and

•	that holders of ProCentury common shares that object to and do not vote in favor of the approval and adoption of the merger agreement may seek relief as a dissenting shareholder under Ohio law.

The ProCentury board of directors also considered a number of countervailing factors in its evaluation of the merger, including:

•	while the merger is not subject to a financing condition, Meadowbrook did not have sufficient available cash at the time of entering into the merger agreement to fund the cash portion of the merger consideration, nor did it have a firm commitment from a lender to provide such financing;

•	another bidder, Company 2, had expressed an interest in an all-cash acquisition at a per share price ranging from $19.00 to $21.00 per share and might have been willing to pay greater merger consideration than $20.00 per share, even though Company 2 would not enter into a definitive agreement or present a firm proposal prior to ProCentury’s announcement of fourth quarter and year-end earnings;

•	ProCentury shareholders will constitute approximately 30% of the shareholders of the combined company after the merger and will therefore not control the combined company;

•	the benefits expected from the merger may not be realized, including as a result of changes in laws or regulations, economic or market conditions affecting premium growth and prices, loss development, increased competition, challenges in integrating and utilizing operating efficiencies within the combined company or achieving cost savings;

•	at various times over the past year, ProCentury common shares have traded in excess of the $20.00 merger consideration, although the board believed it was unlikely that ProCentury common shares would trade in excess of $20.00 in the near term;

•	the market price of Meadowbrook’s common stock could decline based on an unfavorable view of the merger in the market;

•	completion of the merger is subject to numerous regulatory approvals and the approval of Meadowbrook shareholders and obtaining the approvals will delay closing for a lengthy period of time;

•	the merger may not be completed because of failure to obtain necessary regulatory or shareholder approvals or for other reasons; and the effect of the interim uncertainty on ProCentury’s business and employees;

•	there will be a lengthy period between signing and completion of the merger, and there are restrictions contained in the merger agreement on ProCentury’s operation of its business, and on its ability to pursue other strategic alternatives, during this time;

•	the possible negative impact of the merger on ProCentury management and employees;

•	the possibility that provisions of the merger agreement restricting delivery of information to, and discussions with, third parties regarding an alternative transaction, and provisions requiring payment of a termination fee in certain circumstances, may have the effect of discouraging other persons potentially interested in a combination with ProCentury from pursuing this opportunity;

•	if ProCentury shareholders, in the aggregate, elect to receive cash representing more than 45% of the aggregate merger consideration, their election will be prorated and ProCentury shareholders may not receive the exact consideration which they elected;

•	if the volume-weighted average sales price of a share of Meadowbrook common stock over the 30-trading day period ending on the sixth trading day prior to closing of the merger is below $8.00, ProCentury shareholders who receive Meadowbrook common stock in the merger will receive less than $20.00 in value for their ProCentury shares, and the fact that another potential acquirer had expressed interest in an all cash deal;

•	ProCentury shareholders may receive all or a portion of their merger consideration in the form of cash, which provides no ongoing equity participation in the combined company following the merger, and, therefore, no participation in the combined company’s future earnings or growth, or benefit from any increases in the value of Meadowbrook common stock;

•	the proposed merger will be a taxable transaction with respect to the ProCentury common shares that are converted into cash in the merger;

•	if the merger is not completed, ProCentury will be required to pay its fees associated with the transaction as well as, under certain circumstances, reimburse Meadowbrook for its out-of-pocket fees and expenses associated with the transaction; and

•	certain executive officers and directors of ProCentury may have interests different from those of shareholders generally, as described in “— Interests of Certain Persons in the Merger.”

In the judgment of ProCentury’s board of directors, these countervailing factors did not outweigh the potential benefits of the merger.

This discussion of the information and factors considered by ProCentury’s board of directors includes the material positive and negative factors considered by ProCentury’s board of directors, but is not intended to be exhaustive and may not include all the factors it considered. In reaching its determination to approve and adopt the merger agreement, ProCentury’s board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger is advisable and in the best interests of ProCentury and its shareholders. Rather, ProCentury’s board of directors viewed its determination as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the ProCentury board of directors may have given differing weights to different factors.

The ProCentury board unanimously recommends that its shareholders vote to approve and adopt the merger agreement.

Fairness Opinion of ProCentury’s Financial Advisor

ProCentury retained FBR as its financial advisor in connection with the merger due to FBR’s qualifications, expertise, reputation and knowledge of the business of ProCentury and the excess and surplus insurance industry. Pursuant to FBR’s engagement letter with ProCentury, dated January 24, 2008 as amended May 5, 2008, ProCentury requested that FBR evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of ProCentury common shares. On February 20, 2008, FBR delivered its oral opinion and subsequently confirmed in writing on the same date to the ProCentury board of directors that, based on and subject to the factors, limitations and assumptions set forth in the opinion, the merger consideration to be received by the holders of ProCentury common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. In connection with a proposed amendment to the merger agreement, ProCentury requested that FBR update its evaluation of the fairness, from a financial point of view, of the merger consideration to be received by holders of ProCentury common shares. On May 6, 2008, FBR delivered its updated oral opinion and subsequently confirmed in writing on the same date to the ProCentury board of directors that, based on and subject to the factors, limitations and assumptions set forth in the opinion, the merger consideration to be received by the holders of ProCentury common shares pursuant to the merger agreement, as amended, was fair, from a financial point of view, to such holders.

The full text of FBR’s written opinions dated February 20, 2008 and May 6, 2008, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, are included as Appendices B-1 and B-2 to this document and is incorporated herein by reference. The references in this section to FBR’s opinion refer collectively to the February 20, 2008 opinion and the May 6, 2008 opinion, unless the context requires otherwise. FBR’s opinion was directed to ProCentury’s board of directors and was limited solely to the fairness to ProCentury shareholders of the merger consideration from a financial point of view as of the date of the opinion. Neither FBR’s opinion nor the related analyses constituted a recommendation of the proposed merger to the ProCentury board of directors. FBR makes no recommendation to any shareholder as to how to vote or act on any matters relating to the proposed merger. FBR was not requested to consider, and its opinion does not address, the relative merits of the merger compared to any alternative business strategies that might exist for ProCentury or the effect of any other transaction in which ProCentury might engage. This summary of FBR’s opinion is qualified in its entirety by reference to the full text of the opinion. You are urged to read FBR’s opinion carefully and in its entirety.

In arriving at its opinion, FBR, among other things:

•	reviewed the merger agreement, dated February 20, 2008, and a draft of the amendment dated May 6, 2008;

•	reviewed publicly available financial and business information relating to ProCentury and Meadowbrook;

•	met with certain members of ProCentury’s management to discuss the business and prospects of ProCentury;

•	met with certain members of Meadowbrook’s management to discuss the business and prospects of Meadowbrook;

•	held discussions with certain members of ProCentury’s management concerning the amounts and timing of cost savings and related expenses expected to result from the merger as furnished to us by ProCentury’s management;

•	reviewed certain pro forma financial effects of the merger on Meadowbrook;

•	reviewed certain business, financial and other information relating to ProCentury, including financial forecasts for ProCentury provided to or discussed with FBR by the management of ProCentury;

•	reviewed current and historical market prices and trading volumes of ProCentury common shares and Meadowbrook common stock and other financial information related to ProCentury and Meadowbrook and compared that data and information with corresponding data and information for companies with publicly traded securities that FBR deemed relevant;

•	reviewed the financial terms of the proposed merger and compared those terms with the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that FBR deemed, in its sole judgment, to be necessary, appropriate or relevant to render its opinion.

In preparing its opinion, FBR, with the consent of ProCentury’s board of directors, relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information it reviewed, and did not assume any responsibility for the independent verification of any of such information. With respect to the financial forecasts provided to or discussed with FBR by the management of ProCentury, including the expected synergies, and the unaudited interim financial statements and other financial information provided to FBR by the management of ProCentury, FBR assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of ProCentury. FBR assumed no responsibility for the assumptions, estimates and judgments on which such forecasts, expected synergies and interim financial statements and other financial information were based and did not made any independent verification thereof. In addition, FBR was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of ProCentury or any of its subsidiaries or of Meadowbrook or any of its subsidiaries, independently or combined, nor was FBR furnished with any such evaluations or appraisals, and accordingly FBR expressed no opinion as to the future prospects, plans or viability of ProCentury or Meadowbrook, independently or combined. With regard to the information provided to FBR by ProCentury or Meadowbrook, FBR assumed that all such information was complete and accurate in all material respects and relied upon the assurances of the management of ProCentury or Meadowbrook, as applicable, that they were unaware of any facts or circumstances that would make such information incomplete or misleading. FBR made no independent evaluation of any legal matters involving ProCentury or Meadowbrook and assumed the correctness of all statements with respect to legal matters made or otherwise provided to ProCentury and FBR by ProCentury’s counsel or by Meadowbrook’s counsel. FBR also assumed that there has been no change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of ProCentury or of Meadowbrook since the date of the most recent financial statements made available to FBR that would be material to its analysis. FBR assumed, with the consent of ProCentury’s board of directors, that the merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the parties will receive opinions of their respective counsels to such effect at the time of closing. With the consent of ProCentury’s board of directors, FBR also assumed that the amendment to the merger agreement, when executed, conformed to the draft reviewed by FBR in all respects material to its analyses, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on ProCentury, Meadowbrook or the proposed merger and that the merger will be consummated in accordance with the terms of the merger agreement, as amended, without waiver, modification or amendment of any term, condition or agreement therein that is material to FBR’s analysis, including that Meadowbrook will obtain the necessary financing and will have sufficient funds available at closing to consummate the merger. FBR’s opinion is necessarily based on financial, economic, market and other circumstances and conditions, the information made available to FBR and the respective stock prices of ProCentury and Meadowbrook as of the date of its opinion. FBR’s opinion can be evaluated only as of May 6, 2008 and any change in such circumstances, conditions and information, including a change in stock price of Meadowbrook, would require a reevaluation of the opinion, which FBR is under no obligation to undertake. FBR assumes no responsibility to update or revise its opinion based upon changes, events or circumstances occurring after the date of the opinion. FBR did not express any opinion as to what the value of the shares of Meadowbrook common stock actually will be when issued pursuant to the merger or the price at which shares of Meadowbrook common stock will trade at any time. FBR’s analysis assumed that the volume-weighted average sales price of Meadowbrook’s common stock for the 30-trading day period ending on the sixth trading day before the closing date and that the closing sales price of Meadowbrook’s common stock on the closing date would be equal to the volume-weighted average sales price of Meadowbrook’s common stock for the 30-trading day period ending on May 2, 2008.

Description of Valuation Analysis of ProCentury

In rendering the February 20, 2008 opinion and the May 6, 2008 opinion, FBR assessed the fairness of the merger consideration to the holders of ProCentury common shares in connection with the merger by assessing the value of ProCentury using several methodologies, including a comparable companies analysis using valuation multiples from selected publicly traded companies, a comparable acquisitions analysis and an implied premium analysis, each of which methodologies is described in more detail below. The analysis for the February 20, 2008 opinion was based on market data available as of such date, and a $20.00 per share merger consideration, which was based on an assumed 30-day volume weighted average sales price of $9.25 per share of Meadowbrook common stock. This analysis was presented to and considered by the board of directors of ProCentury at the time FBR delivered the February 20, 2008 opinion. For the May 6, 2008 opinion, each of these methodologies was used to generate imputed valuation ranges that were then compared to the $19.96 per share merger consideration implied by the volume-weighted average sales price of Meadowbrook’s common stock for the 30-trading day period ending on May 2, 2008, with the assumption that the volume-weighted average sales price of Meadowbrook’s common stock for the 30-trading day period ending on the sixth trading day before the closing date and that the closing sales price of Meadowbrook’s common stock on the closing date would be equal to the volume-weighted average sales price of Meadowbrook’s common stock for the 30-trading day period ending on May 2, 2008. Pursuant to the merger agreement, the volume-weighted average sales price of Meadowbrook’s common stock for the 30-trading day period ending on the sixth trading day before the closing date will be used to determine the exchange ratio for ProCentury common shares exchanged for Meadowbrook common stock and the aggregate amount of the cash and stock merger consideration payable with respect to all ProCentury common shares. The merger consideration will not be payable to ProCentury shareholders until the closing date, at which point its value may have changed.

The following table shows the ranges of imputed valuation per share of ProCentury’s common shares derived using each of these methodologies. No company or transaction reviewed was directly comparable to ProCentury or the proposed merger. Accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of ProCentury relative to the selected companies and to the targets in the selected transactions and other factors that would affect their values. The table should be read together with the more detailed summary of each of the valuation analyses discussed below.

	Implied Valuation of ProCentury Common Shares
Valuation Methodology (as applied to the indicated metric)	Minimum	Median	Maximum

Comparable Companies Analysis (2008 analyst EPS estimates)	$10.41	$12.71	$17.47
Comparable Companies Analysis (book value)	9.65	16.48	29.39
Comparable Companies Analysis (tangible book value)	10.45	21.48	34.05
Comparable Acquisitions Analysis (LTM Net Income)	7.77	27.05	39.17
Comparable Acquisitions Analysis (book value)	5.74	16.02	30.93
Comparable Acquisitions Analysis (tangible book value)	5.74	16.22	31.52
Implied Premium Analysis (one week prior)	14.04	19.88	26.86

Comparable Companies Analysis

FBR compared the financial and operating performance of ProCentury with publicly available information of selected property and casualty insurance companies. The companies selected were:

•	Philadelphia Consolidated Holding Corp.

•	Argo Group International Holdings, Ltd.

•	RLI Corp.

•	AmTrust Financial Services, Inc.

•	Navigators Group, Inc.

•	Tower Group, Inc.

•	First Mercury Financial Corporation

•	Hallmark Financial Services, Inc.

These companies were selected, among other reasons, for their size, target market, focus and performance. None of the companies utilized in the analysis, however, is identical to ProCentury.

For each selected company, using publicly available information, FBR calculated the ratio of (a) its estimated earnings per share for 2008, (b) its book value per share as of the most recent reported quarter and (c) its tangible book value per share as of the most recent reported quarter, in each case, to its stock price as of May 2, 2008. For 2008, FBR calculated earnings per share multiples of the selected companies as ranging from a low of 7.2x to a high of 12.0x with a median of 8.7x and an average of 9.1x. For the most recent reported quarter, FBR calculated book value per share multiples of the selected companies as ranging from a low of 0.80x to a high of 2.44x with a median of 1.37x and an average of 1.50x. For the most recent reported quarter, FBR calculated tangible book value per share multiples of the selected companies as ranging from a low of 0.87x to a high of 2.83x with a median of 1.78x and an average of 1.73x.

By applying the range of multiples for 2008 for the selected companies to ProCentury’s 2008 estimated earnings per share, FBR derived a range of equity values for ProCentury of between $10.41 and $17.47 per share with a median of $12.71 per share. By applying the range of multiples for the selected companies for the most recent reported quarter to ProCentury’s book value per share as of December 31, 2007, FBR derived a range of equity values for ProCentury of between $9.65 and $29.39 per share with a median of $16.48 per share. By applying the range of multiples for the selected companies for the most recent reported quarter to ProCentury’s tangible book value per share as of December 31, 2007, FBR derived a range of equity values for ProCentury of between $10.45 and $34.05 per share with a median of $21.48 per share.

Comparable Acquisitions Analysis

Using publicly available information, FBR examined the following selected transactions within the insurance industry announced since January 1, 2006, each of which had a transaction value of greater than $45 million and less than $1 billion. These transactions were considered relevant transactions for purposes of FBR’s analysis:

Target	Acquiror

National Atlantic Holdings Corporation	Palisades Safety and Insurance Association
AmCOMP Incorporated	Employers Holdings, Inc.
North Pointe Holdings Corp.	QBE Insurance Group Limited
SCPIE Holdings Inc.	Doctors Company, An Interinsurance Exchange
RTW, Inc.	Rockhill Holding Company
James River Group, Inc.	D. E. Shaw & Company, LP
Employers Direct Corp.	Alleghany Corporation
Praetorian Financial Group Inc.	QBE Insurance Group Limited
GUARD Financial Group, Inc.	Clal Insurance Enterprises Holdings Ltd.
Preserver Group, Inc.	Tower Group, Inc.
Merchants Group, Inc.	American European Group
Embarcadero Insurance Holdings Inc.	CRM Holdings, Ltd.
Republic Companies Group, Inc.	Delek Group Ltd.
Sirius America Insurance Company	Investor group

FBR then calculated each transaction’s equity value (a) as a multiple of the earnings of the target company for the last twelve months, or LTM, prior to the transaction, (b) as a multiple of the book value of the target company as of the most recent reported quarter prior to announcement of the transaction and (c) as a multiple of the tangible book value of the target company as of the most recent reported quarter prior to announcement of the transaction. No transaction reviewed was directly comparable to the proposed merger. Accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of ProCentury relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions.

FBR calculated the multiples of transaction equity value to the LTM earnings for the target companies as ranging from a low of 4.2x to a high of 30.4x, with a median of 14.7x and an average of 15.1x. FBR calculated the multiples of transaction equity value to the book value for the target companies as ranging from a low of 0.48x to a high of 2.57x, with a median of 1.33x and an average of 1.38x. FBR calculated the multiples of transaction equity value to the tangible book value for the target companies as ranging from a low of 0.48x to a high of 2.62x, with a median of 1.35x and an average of 1.51x.

Based on the multiples set forth above, and taking into account differences between ProCentury’s business and the businesses of the target companies in the precedent transactions and such other factors as FBR deemed appropriate, FBR derived an appropriate range of multiples for LTM earnings to be applied to ProCentury’s earnings per share for 2007 and an appropriate range of price to book and price to tangible book multiples to be applied to ProCentury’s book and tangible book values as of as of December 31, 2007.

Based upon the multiples derived from this analysis, FBR derived a range of implied equity values for ProCentury’s common shares of between $7.77 and $39.17 per share with a median of $27.05 per share when the multiples derived from the analysis of the LTM earnings of the target companies in the precedent transactions were applied to ProCentury’s 2007 earnings per share, between $5.74 and $30.93 per share with a median of $16.02 per share when the multiples derived from the analysis of the book value of the target companies in the precedent transactions were applied to ProCentury’s book value as of December 31, 2007, and between $5.74 and $31.52 per share with a median of $16.22 per share when the multiples derived from the transaction equity value to tangible book value of the target companies in the precedent transactions were applied to ProCentury’s tangible book value as of December 31, 2007.

Implied Premium Analysis

FBR reviewed publicly available information for transactions in the insurance industry during the three years up to May 2, 2008. For each of these transactions, FBR derived and compared with similar information for the merger the per share premium or discount paid or proposed to be paid to the target company’s shareholders based on the closing price per share of the target company’s common stock one day, one week and one month prior to the announcement of the transaction. The results of this analysis were:

	Premium
	One Day	One Week	One Month

Low	−7.9%	−8.7%	−8.0%
Median	25.5%	29.2%	24.9%
Average	27.0%	28.4%	28.1%
High	69.4%	74.7%	82.0%
ProCentury Merger (Implied Premium)	29.8%	24.1%	37.1%

Miscellaneous

In connection with the review of the merger by ProCentury’s board of directors, FBR performed a variety of financial and comparative analyses for the purpose of rendering its opinions. The above summary of these analyses, while describing the material analyses performed by FBR, does not purport to be a complete description of the analyses performed by FBR in arriving at its opinion of May 6, 2008. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinions, FBR considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, FBR believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its analyses and the opinion. In addition, FBR may have given various analyses or factors more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be FBR’s view of the actual value of ProCentury.

In performing its analyses, FBR made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ProCentury or

Meadowbrook, including that the volume-weighted average sales price of Meadowbrook’s common stock for the 30-trading day period ending on the sixth trading day before the closing date and that the closing sales price of Meadowbrook’s common stock on the closing date would be equal to the volume-weighted average sales price of Meadowbrook’s common stock for the 30-trading day period ending on May 2, 2008. Any estimates contained in the analyses performed by FBR are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Such analyses were prepared solely as a part of FBR’s analysis of the fairness from a financial point of view of the consideration to be offered to the holders of ProCentury common shares pursuant to the merger agreement, as amended, and were provided to ProCentury’s board of directors in connection with the delivery of the FBR opinion of May 6, 2008. The analyses do not purport to be appraisals of value or to reflect the prices at which the stock of ProCentury or Meadowbrook might actually trade. In addition, as described above, the FBR opinion of February 20, 2008 was one of the many factors taken into consideration by ProCentury’s board of directors in making its determination to approve and adopt the merger agreement, and the FBR opinion of May 6, 2008 was one of the many factors taken into consideration by ProCentury’s board of directors in making its determination to approve the amendment to the merger agreement and to recommend approval of the merger agreement to the shareholders. The consideration pursuant to the merger agreement, as amended, was determined through arm’s-length negotiations between ProCentury and Meadowbrook and was approved by ProCentury’s board of directors. FBR did not recommend any specific consideration to ProCentury or advise that any given consideration constituted the only appropriate consideration for the merger. Consequently, the FBR analyses as described above should not be viewed as determinative of the opinion of ProCentury’s board of directors with respect to the value of ProCentury or of whether ProCentury’s board of directors would have been willing to agree to a different consideration.

FBR, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FBR has acted as financial advisor to ProCentury in connection with the proposed merger and receives $50,000 per month for the first six months as a retainer for its services. FBR received a fee of $600,000 upon delivery of its initial opinion and a fee of $85,000 upon delivery of its subsequent opinion and will receive a fee equal to 1.25% of the aggregate consideration of the merger less any retainer and fairness opinion fees. In addition, ProCentury has agreed to indemnify FBR and certain related parties against certain liabilities and to reimburse FBR for certain expenses arising in connection with or as a result of its engagement. FBR and its affiliates provide a wide range of investment banking and financial services, including financial advisory, securities trading, brokerage and financing services. In that regard, FBR and its affiliates have in the past provided and may in the future provide investment banking and other financial services to ProCentury, Meadowbrook and their respective affiliates for which FBR and its affiliates would expect to receive compensation. In particular, FBR acted as financial advisor to ProCentury in connection with potential financing transactions in 2007 and acted as a co-manager in connection with an offering of common stock of Meadowbrook in 2007. In the ordinary course of business, FBR and its affiliates may trade in the securities and financial instruments of ProCentury, Meadowbrook and their affiliates for its and its affiliates’ own accounts and the accounts of customers. Accordingly, FBR may at any time hold a long or short position in such securities and financial instruments.

United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger generally applicable to ProCentury shareholders. This discussion assumes you hold your ProCentury common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

•	shareholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	shareholders who acquired their ProCentury common shares pursuant to the exercise of employee stock options or otherwise acquired shares as compensation; and

•	shareholders who hold their ProCentury common shares as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

In addition, this summary does not address any state, local or foreign tax consequences of the merger that may apply. The following discussion is based on the Code, existing and proposed regulations promulgated under the Code, published Internal Revenue Service rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Tax Consequences of the Merger Generally.  It is intended that the merger of ProCentury with and into MBKPC Corp. will be treated as a reorganization within the meaning of Section 368(a) of the Code. Meadowbrook’s and ProCentury’s obligations to complete the merger are conditioned on, among other things, each company’s receipt of an opinion from its counsel in connection with the merger to the effect that:

•	the merger, if it complies with applicable state law, will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. Meadowbrook, MBKPC Corp. and ProCentury will each be a “party to the reorganization” within the meaning of Code Section 368(b). Assuming the merger constitutes such a reorganization, then the following five opinions apply;

•	no gain or loss will be recognized by either Meadowbrook or MBKPC Corp. on the receipt by MBKPC Corp. of substantially all of the assets of ProCentury in exchange for Meadowbrook’s common stock, cash and the assumption by MBKPC Corp. of the liabilities of ProCentury;

•	no gain or loss will be recognized by ProCentury on its transfer of substantially all of its assets to MBKPC Corp. in exchange for Meadowbrook common stock, cash (distributed to ProCentury shareholders) and the assumption by MBKPC Corp. of ProCentury’s liabilities;

•	no gain or loss will be recognized by ProCentury shareholders solely on the receipt of Meadowbrook common stock in the exchange for their ProCentury common stock in the merger;

•	gain, if any, will be recognized by ProCentury shareholders upon the receipt of Meadowbrook common stock and cash in the merger, but not in excess of the amount of cash received. If the exchange has the effect of a distribution of a dividend (determined with the application of Code Section 318(a)), then the amount of gain recognized that is not in excess of ProCentury shareholder’s ratable share of the undistributed earnings and profits will be treated as a dividend. No loss will be recognized pursuant to Code Section 356(c); and

•	to the extent any ProCentury shareholders receive solely cash in the merger in exchange for ProCentury common stock, the amount of gain recognized by said shareholder will be calculated under Code Section 1001.

The opinion of such counsels will be based upon existing law, assumes the absence of changes in existing facts, and relies upon customary assumptions and representations contained in certificates executed by officers of Meadowbrook and ProCentury. The opinion neither binds the Internal Revenue Service nor precludes it from adopting a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings. Neither Meadowbrook nor ProCentury intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

The following discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

ProCentury Shareholders Who Receive Only Meadowbrook Common Stock.  If you are a holder of ProCentury common shares and you receive only Meadowbrook common stock (plus any cash in lieu of a fractional share of Meadowbrook common stock) in exchange for your ProCentury common shares in the merger, you will not recognize any gain or loss for federal income tax purposes with respect to such exchange, except with respect to any cash received in lieu of a fractional share, as discussed below.

ProCentury Shareholders Who Receive Both Meadowbrook Common Stock and Cash.  If you are a holder of ProCentury common shares and you receive both Meadowbrook common stock and cash (other than cash received in lieu of a fractional share of Meadowbrook common stock) in exchange for your ProCentury common shares in the merger, you will recognize gain, but not loss, in an amount equal to the lesser of:

(a) the excess, if any, of:

(1) the sum of the fair market value (at the effective time of the merger) of the Meadowbrook common stock plus the amount of cash received; over

(2) your aggregate tax basis in the ProCentury common shares exchanged in the merger; or

(b) the amount of cash that you receive in exchange for your ProCentury common shares.

Any such gain will be treated as capital gain unless the receipt of the cash has the effect of a distribution of a dividend for federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of your ratable share of ProCentury’s accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your ProCentury common shares is greater than one year.

The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by you in exchange for your ProCentury common shares has the effect of a distribution of a dividend under Section 356(a)(2) of the Code, which we refer to as a hypothetical redemption analysis. Under the hypothetical redemption analysis, you will be treated as if that portion of your ProCentury common shares that you exchange for cash in the merger will instead be exchanged for Meadowbrook common stock (which we call the hypothetical shares) followed immediately by a redemption of the hypothetical shares by Meadowbrook for cash. Under the principles of Section 302 of the Code, you will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is “not essentially equivalent to a dividend” or is “substantially disproportionate” with respect to you. In applying the principles of Section 302 of the Code, the constructive ownership rules of Section 318 of the Code will apply in comparing your ownership interest in Meadowbrook both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

Tax Basis and Holding Period.  The aggregate tax basis of any Meadowbrook common stock you receive as a result of the merger will be the same as your aggregate tax basis in ProCentury common shares you surrender in exchange for the Meadowbrook common stock, decreased by the amount of cash received in the merger, and increased by the amount of income or gain you recognize in the merger. Your holding period for the Meadowbrook common stock you receive as a result of the exchange will include the period for which you held ProCentury common shares you surrender in the merger.

Cash Received in Lieu of Fractional Shares.  If you receive cash in the merger instead of a fractional share of Meadowbrook common stock, you will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption of the fractional share by Meadowbrook. Assuming that immediately after the merger you hold a minimal interest in Meadowbrook, you exercise no control over Meadowbrook and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Meadowbrook, you will generally recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. This capital gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, you held your ProCentury common shares for more than one year. Long-term capital gain of a non-corporate United States shareholder is generally subject to a maximum federal tax rate of 15%. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.  Unless you provide a taxpayer identification number (social security number or employer identification number) and certify, among other things, that such number is correct, or you provide proof of an applicable exemption from backup withholding, the exchange agent will be required to withhold 28% (30% for a shareholder believed to be a foreign person) of any cash payable to you in connection with the merger. Any amount so withheld under the backup withholding rules is not an additional tax and will be allowed as a refund or credit against your United States federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. You should complete and sign the substitute Form W-9 that will be included as part of the transmittal letter that accompanies the election form to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is established in a manner that is satisfactory to the exchange agent.

You will be required to retain records pertaining to the merger and will be required to file a statement with your United States federal income tax return for the taxable year in which the merger takes place that sets forth certain facts relating to the merger, including your basis in your ProCentury common shares that you surrender in connection with the merger and the fair market value of the Meadowbrook common stock and/or cash that you receive in connection with the merger. In addition, pursuant to the American Jobs Creation Act of 2004, Meadowbrook (or, if required by to-be-published regulations, ProCentury) will be required to provide to the Internal Revenue Service and ProCentury shareholders information with respect to the merger, including information regarding your identity (and the identities of other ProCentury shareholders) and the amount of cash and the fair market value of Meadowbrook common stock received by you (and by each other ProCentury shareholder) in the merger.

The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Management and Operations After the Merger

As a result of the merger, ProCentury will be merged with and into MBKPC Corp., a wholly-owned subsidiary of Meadowbrook. MBKPC Corp. will be the surviving entity in the merger but will adopt the name “ProCentury Corporation.” ProCentury will continue its operations in Columbus, Ohio and Phoenix, Arizona and the companies anticipate that there will be minimal employee disruption as a result of the merger.

The executive officers of Meadowbrook will remain the same as they were prior to the merger. The board of directors of Meadowbrook will be comprised of all of Meadowbrook’s current directors plus two directors from ProCentury (who have not yet been selected). Information concerning the management of Meadowbrook is included in the documents incorporated by reference in this joint proxy statement-prospectus. See “Where You Can Find More Information.” For additional information regarding the interest of certain persons in the merger, see “— Interests of Certain Persons in the Merger.”

Interests of Certain Persons in the Merger

General.  In considering the recommendation of the ProCentury board of directors to vote “FOR” approval and adoption of the merger agreement, ProCentury shareholders should be aware that some directors and executive officers of ProCentury have certain interests in the merger that are different from, or in addition to, the interests of ProCentury shareholders generally. The ProCentury board of directors recognized those interests and considered them, among other matters, when it approved the merger and the merger agreement.

ProCentury Employment Agreements.  The merger will constitute a “change in control” under employment agreements between ProCentury and each of Messrs. Feighan, Timm, Ewald and Flood and Ms. West. Under such agreements, if a change of control of ProCentury occurs, and within the 12 months following a change of control, the officer is discharged other than for cause or if the officer resigns for good reason, he or she will be entitled to receive within 30 days of his or her termination of employment:

•	any earned but unpaid base salary through the date of termination;

•	any award under ProCentury’s annual incentive plan that was awarded prior to the effective date of termination;

•	in the case of Messrs. Feighan and Timm, the product of two times his then current base salary at the date of termination or $850,000 and $776,000, respectively;

•	in the case of Messrs. Ewald and Flood and Ms. West, the product of one times his or her then current base salary at the date of termination or $301,862, $284,740 and $252,907, respectively;

•	in the case of Messrs. Feighan and Timm, the product of two times the target incentive award that he could have been awarded under ProCentury’s annual incentive plan, or $425,000 and $388,000, respectively;

•	in the case of Messrs. Ewald and Flood and Ms. West, the product of one times the target incentive award that he or she could have been awarded under ProCentury’s annual incentive plan, or $120,745, $113,896 and $101,163, respectively;

•	in the case of Messrs. Feighan and Timm, continued benefits for 24 months following the date of termination; and

•	in the case of Messrs. Ewald and Flood and Ms. West, continued benefits for 12 months following the date of termination;.

In addition, ProCentury has authorized and expects to enter into amended employment agreements with certain officers of ProCentury, including Messrs. Feighan, Timm, Ewald and Flood and Ms. West, providing for an additional payment or payments to offset any excise and related taxes in the event the severance compensation and other payments or distributions to an officer pursuant to an employment agreement, stock option agreement or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Code. If a tax gross-up is required, the amount paid to the officer would equal an amount necessary to place the officer in the same after-tax position he or she would have been in had no such excise taxes or assessments been imposed under Section 280G of the Code on the amounts payable under the officer’s employment agreement, stock option agreement or otherwise. If Mr. Feighan, Mr. Timm or Ms. West receives a severance payment it is anticipated that, based on their compensation information and unvested equity award holdings as of March 31, 2008, this would trigger the excise tax and accordingly, such individuals would be entitled to receive a gross-up payment of approximately $922,428, $673,219, and $250,171, respectively. At this time, the severance compensation that would be payable to Mr. Ewald and Mr. Flood would not trigger the excise tax.

Treatment of ProCentury Restricted Shares and Options.  Under the terms of the merger agreement, each option to purchase ProCentury common shares that is outstanding immediately prior to the effective time and held by a director or executive officer of ProCentury will become fully vested and exercisable, contingent upon the closing of the merger. As of May 19, 2008, ProCentury’s directors and executive officers held a total of 23,341 unvested options to purchase ProCentury common shares, which options will become fully vested in the merger. Holders of such options may elect to exercise their options, also on a contingent basis so that if the merger is not completed, such options will not be deemed exercised and remain subject to their respective original vesting schedules. Upon any such conditional exercise, the ProCentury common shares underlying such exercised option will be deemed to have been issued and outstanding immediately prior to the effective time; and as of the effective time, such shares will represent the right to receive cash or Meadowbrook common stock, as elected by the holder and subject to the proration provisions in the merger agreement. Alternatively, the merger agreement provides that the option holder may elect to enter into an agreement with ProCentury pursuant to which such holder’s option will be canceled at the effective time of the merger in exchange for the right to receive from Meadowbrook a single lump sum cash payment, equal to the product of (i) the number of ProCentury common shares subject to the ProCentury option immediately prior to the effective time and (ii) the excess, if any, of the $20.00 per share cash consideration over the exercise price per share of the ProCentury option (less any applicable taxes required to be withheld with respect to the payment).

Under the terms of the merger agreement, each outstanding ProCentury restricted common share that remains unvested immediately prior to the effective time will become fully vested. As a result, such restricted common shares will be treated like all other ProCentury common shares in connection with the merger. As of May 19, 2008, ProCentury’s executive officers held a total of 101,116 ProCentury restricted common shares, which will become fully vested in the merger.

Assuming each of ProCentury’s executive officers and directors receives the lump sum payment for all of his or her options and cash merger consideration of $20.00 for their restricted common shares, we estimate that the following amounts will be payable to ProCentury’s directors and executive officers in settlement of outstanding options and restricted common shares:

	Total Number of			Total Cash
	ProCentury Common	Weighted	Total Number	Consideration for
	Shares Underlying	Average Exercise	of Restricted	Options and
Officer/Director*	Options	Price	Shares	Restricted Shares

Edward F. Feighan	49,800	$10.50	88,647	$2,246,040
Christopher J. Timm	49,800	$10.50	69,147	$1,856,040
Erin E. West	20,000	$10.57	16,500	$518,600
Greg. D. Ewald	30,000	$10.55	38,250	$1,048,600
James P. Flood	25,000	$10.57	13,500	$506,100
Robert F. Fix	7,000	$13.48	—	$45,620
Jeffrey A. Maffett	7,000	$13.48	—	$45,620
Press C. Southworth III	7,000	$13.48	—	$45,620
Alan R. Weiler	7,000	$13.48	—	$45,620
Robert J. Woodward, Jr.	7,000	$13.48	—	$45,620
Michael J. Endres **	2,912	$12.05	—	$35,097

*	Certain of the executive officers and directors described above hold ProCentury common shares in addition to the common shares underlying options and restricted shares described above. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in ProCentury’s annual report on Form 10-K, filed with the SEC on March 17, 2008.

**	Mr. Endres served on ProCentury’s board of directors until July 2007.

Indemnification of ProCentury Directors and Officers.  The merger agreement provides that Meadowbrook and the surviving corporation must honor all of ProCentury’s and its subsidiaries’ obligations to indemnify the current and former directors and officers of ProCentury and its subsidiaries for acts or omissions by such parties occurring prior to the effective time to the extent that such obligations exist on the date of the merger agreement, whether pursuant to ProCentury’s governing documents or pursuant to certain indemnification agreements, and such obligations will survive the merger and will continue in full force and effect in accordance with the terms of such governing documents and indemnity agreements.

In the event a dispute arises regarding the application of these provisions and an indemnified party prevails in enforcing the indemnity and other obligations provided in the merger agreement, Meadowbrook is required to pay all reasonable expenses incurred by the indemnified party in such enforcement.

The obligations described above regarding directors’ and officers’ indemnification must be assumed by any successor entity to Meadowbrook or the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its properties or assets.

Meadowbrook Board of Directors.  Under the terms of the merger agreement, Meadowbrook must take such actions as may be required to appoint, effective as of the effective time, two members of ProCentury’s board of directors, as designated by ProCentury, to the board of directors of Meadowbrook.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (June 2001), under generally accepted accounting principles as applied in the United States. Under this method of accounting, Meadowbrook will record the assets acquired and liabilities assumed of ProCentury at their fair values. Any difference between the purchase price and the fair value of the net tangible and identifiable intangible assets and liabilities is recorded as goodwill, which, in accordance with Statement of Financial Accounting Standards No. 142, will not be amortized for financial accounting purposes, but will be evaluated annually for impairment.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached to and incorporated by reference into this joint proxy statement-prospectus. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

Merger Consideration

General.  Under the merger agreement, ProCentury shareholders will have the right to receive for each ProCentury common share that they own, either:

•	per share cash consideration of $20.00; or

•	a number of shares of Meadowbrook common stock equal to $20.00 divided by the Average Closing Date Meadowbrook Share Price, as defined below (the “Exchange Ratio”).

If, however, the Average Closing Date Meadowbrook Share Price is equal to or above $10.50, the Exchange Ratio will be fixed at 1.9048 and if the Average Closing Date Meadowbrook Share Price is equal to or below $8.00, the Exchange Ratio will be fixed at 2.5000.

To illustrate, the volume-weighted average price of Meadowbrook’s common stock on the New York Stock Exchange for the 30-day trading period ending on May 23, 2008, the most recent practicable date prior to the printing of this joint proxy statement-prospectus was $7.44, which if it were the Average Closing Date Meadowbrook Share Price, would yield an Exchange Ratio of 2.5000.

The “Average Closing Date Meadowbrook Share Price” is defined in the merger agreement as the volume weighted average sales price of a share of Meadowbrook common stock, as reported on the New York Stock Exchange, for the thirty trading day period ending on the fifth business day prior to the Election Deadline.

The “Election Deadline” is defined in the merger agreement as 5:00 p.m. Eastern Time, on the business day prior to the effective date of the merger.

Under the merger agreement, Meadowbrook is required to make a public announcement of both the Exchange Ratio and the Election Deadline no later than 9:00 a.m., New York City time, on the third business day prior to the date of the Election Deadline.

Fluctuation in Meadowbrook Insurance Group, Inc. Stock Price. The following table illustrates the effective value of the per share stock consideration to be received under varying Average Closing Date Meadowbrook Share Prices assuming a ProCentury shareholder made an election of all Meadowbrook common stock:

		Value of Stock
Average Closing Date	Exchange	Consideration to be
Meadowbrook Share Price	Ratio	Received in the Merger

$6.00	2.5000	$15.00
$6.50	2.5000	$16.25
$7.00	2.5000	$17.50
$7.50	2.5000	$18.75
$8.00	2.5000	$20.00
$8.50	2.3529	$20.00
$9.00	2.2222	$20.00
$9.50	2.1053	$20.00
$10.00	2.0000	$20.00
$10.50	1.9048	$20.00
$11.00	1.9048	$20.95
$11.50	1.9048	$21.90

Meadowbrook will not issue any fractional shares. Instead, ProCentury shareholders will receive cash in lieu of any fractional shares based on the Average Closing Date Meadowbrook Share Price.

Treatment of ProCentury Restricted Stock and Stock Options in the Merger.  The merger agreement provides that the ProCentury board of directors will take such action as is necessary so that at the effective time of the merger, each outstanding ProCentury common share that was granted as a restricted share award and remains unvested at the effective time will become fully vested and, accordingly, the holder thereof will have the rights of any holder of ProCentury common shares to receive cash or Meadowbrook common stock.

With respect to ProCentury stock options, the merger agreement provides that the board of directors of each of ProCentury and Meadowbrook will take such action as is necessary so that at the effective time, each outstanding option to purchase ProCentury common shares, will become fully vested and exercisable contingent upon consummation of the merger. A holder of a ProCentury option may exercise the ProCentury option, also on a contingent basis, so that if the merger is not completed, the ProCentury option will not be deemed exercised and will remain subject to its original vesting schedule. In the event of the conditional exercise, all ProCentury common shares underlying the exercised ProCentury options will be deemed to have been issued and outstanding immediately prior to the effective time of the merger and, as of the effective time, such shares will represent the right to receive cash or Meadowbrook common stock, as elected by the holder and subject to the proration provision in the merger agreement. Alternatively, a holder of a ProCentury option may elect to enter into an agreement with ProCentury pursuant to which such holder’s ProCentury option may be canceled in exchange for the right to receive from Meadowbrook a single lump cash payment, equal to the product of (i) the number of ProCentury common shares subject to the ProCentury option immediately prior to the effective time, and (ii) the excess, if any, of the $20.00 per share cash consideration over the exercise price per share of the ProCentury option (less any applicable taxes required to be withheld with respect to the payment). Subject to the above, the ProCentury option plans and all ProCentury options issued under the plans will terminate at the effective time of the merger.

Election of Merger Consideration.  ProCentury shareholders may elect to receive their share of the merger consideration entirely in Meadowbrook common stock, entirely in cash or in a combination of Meadowbrook common stock and cash. However, all shareholder elections are subject to the limitation in the merger agreement that, notwithstanding the elections that ProCentury shareholders make, the aggregate amount of cash consideration to be paid in the merger will be equal to 45% of the total consideration to be paid by Meadowbrook, and the aggregate amount of stock consideration to be paid in the merger will be equal to 55% of the total consideration paid by Meadowbrook. This requirement exists to preserve the expected federal income tax treatment of the merger.

If you do not make any election, you will receive consideration in the form of either cash or Meadowbrook common stock in proportions necessary to satisfy the total consideration requirement as described below.

If after taking into account all valid elections more than 45% of the total consideration paid to holders of outstanding ProCentury common shares would be cash, including dissenters’ shares, then all ProCentury shareholders who did not make an election will be entitled to receive only shares of Meadowbrook common stock and any ProCentury shareholders who elected to receive any portion of the merger consideration in cash will be subject to a proration process that will result in the holder receiving additional shares of Meadowbrook common stock in lieu of some cash. This proration will result in a final prorated number of shares of Meadowbrook common stock being issued for 55% of the total consideration paid to holders of outstanding ProCentury common shares.

Similarly, if after taking into account all valid elections more than 55% of the total consideration paid to holders of outstanding ProCentury common shares would be Meadowbrook common stock, then all ProCentury shareholders who did not make an election will be entitled to receive only cash, and any ProCentury shareholders who elected to receive any portion of the merger consideration in Meadowbrook common stock will, if necessary, be subject to a proration process that will result in the holder receiving more cash in lieu of some Meadowbrook common stock. This proration will result in a final prorated amount of cash being paid for 45% of the total consideration paid to holders of outstanding ProCentury common shares.

We are not making any recommendation as to whether ProCentury shareholders should elect to receive only Meadowbrook common stock, only cash or a combination of both. We are also not making any recommendation as to whether ProCentury shareholders should elect to receive a specific ratio of cash and Meadowbrook common stock. Each ProCentury shareholder must make his or her own decision with respect to the election to receive Meadowbrook common stock, cash or a combination of both for their ProCentury shares.

Election Procedures

An election form will be mailed no later than the date that the joint proxy statement-prospectus is mailed to ProCentury’s shareholders. Each election form will permit the ProCentury shareholder, other than dissenting shareholders, (i) to elect to receive Meadowbrook common stock with respect to all of his or her ProCentury common shares (a “Stock Election”), (ii) to elect to receive cash with respect to all of his or her ProCentury common shares (a “Cash Election”), (iii) to elect to receive cash with respect to some of his or her shares and shares of Meadowbrook common stock with respect to his or her remaining shares (a “Mixed Election”) or (iv) to indicate that he or she makes no such election with respect to his or her ProCentury common shares (a “No-Election”). If a shareholder either (i) does not submit a properly completed election form by the election deadline or (ii) revokes an election form prior to the election deadline and does not resubmit a properly completed election form prior to the election deadline, then the ProCentury common shares held by such shareholder (unless the shares are then dissenting shares) will be designated as No-Election shares.

Any election will be deemed properly made only if the exchange agent has actually received a properly completed election form by the election deadline. Any election form may be revoked or changed by the person submitting the election form to the exchange agent (or any other person to whom the ProCentury common shares are subsequently transferred) by written notice to the exchange agent only if the written notice is actually received by the exchange agent at or prior to the election deadline. The exchange agent will have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any election form, and any good faith decisions of the exchange agent regarding these matters will be binding and conclusive. Neither Meadowbrook, MBKPC, ProCentury nor the exchange agent will be under any obligation to notify any person of any defect in an election form.

Tax Adjustment.  Meadowbrook and ProCentury intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In order to be treated as a reorganization under Section 368(a) of the Internal Revenue Code, the merger must satisfy the “continuity of shareholder interest” requirements under U.S. Treasury regulations and other U.S. federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code. The relevant Treasury regulations generally require that to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, a substantial part of the value of the proprietary interests in the target corporation (in this case, ProCentury) must be preserved in the reorganization. There is no definitive statement regarding what percentage of shareholder continuity is required in order to satisfy this condition. It is generally believed, however, that the continuity of shareholder interest requirement will be satisfied if the percentage of the consideration received by ProCentury shareholders in the merger in the form of Meadowbrook shares is at least somewhere between 40% and 45% of the total consideration received by ProCentury shareholders in the merger, based upon the closing date price of Meadowbrook shares. It is a condition to closing that each of Meadowbrook and ProCentury receive opinions of their respective counsels that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code. Therefore, the merger agreement provides that, to the minimum extent necessary to enable Meadowbrook’s and ProCentury’s tax counsels to render their respective opinions, the number of Cash Election shares will be reduced and additional shares of Meadowbrook common stock provided in lieu thereof in accordance with the merger agreement’s above described proration process. For purposes of calculating the percentage of the total merger consideration delivered in the form of Meadowbrook shares, the total merger consideration received includes not only Meadowbrook shares and cash issued or paid to ProCentury shareholders in exchange for their ProCentury shares, but also any other amounts treated as consideration in connection with the merger for purposes of the Internal Revenue Code.

Exchange Procedures; Surrender of Stock Certificates

Shortly after the merger, all ProCentury shareholders will receive a letter of transmittal, together with a return envelope. The letter of transmittal will include instructions for the surrender and exchange of certificates representing ProCentury common shares in exchange for Meadowbrook common stock. A letter of transmittal will be deemed properly completed only if signed and accompanied by stock certificates representing all ProCentury common shares or an appropriate guarantee of delivery of the certificates.

Until you surrender your ProCentury stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any of Meadowbrook common stock into which your ProCentury shares have been converted. When ProCentury stock certificates are surrendered, we will pay to the surrendering holder any of his or her respective unpaid dividends or other distributions, without interest. After the completion of the merger, no further transfers of ProCentury common shares will be permitted. ProCentury stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for Meadowbrook common stock.

None of Meadowbrook, ProCentury or any other person will be liable to any former holder of ProCentury common share for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for ProCentury common shares has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of ProCentury common shares with the conditions reasonably imposed by the exchange agent. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and us.

Effective Time of the Merger

Subject to the conditions to each party’s obligations to complete the merger, the merger will become effective when certificates of merger with respect to the merger have been accepted for filing by the office of the Secretary of State of Ohio and the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services, Corporation Division.

If ProCentury’s and Meadowbrook’s shareholders approve the merger at their special meetings, and if Meadowbrook obtains all required regulatory approvals, we anticipate the merger will be completed in the third quarter of 2008, although delays could occur.

We cannot assure you that the necessary shareholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. See “— Conditions to Completion of the Merger” and “— Termination and Termination Fees.”

Representations and Warranties

In the merger agreement, ProCentury made numerous representations and warranties to Meadowbrook that are subject in some cases to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. These representations and warranties relate to, among other things:

•	corporate organization, good standing and similar corporate matters;

•	capitalization;

•	necessary consents and approvals and the required vote of the ProCentury shareholders;

•	due authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and transactions contemplated thereby;

•	absence of conflicts with ProCentury’s governing documents, applicable laws or material contracts;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	internal controls and procedures;

•	accuracy of ProCentury financial statements;

•	broker and agency relationships;

•	absence of certain changes or events;

•	absence of litigation and investigations;

•	filing of tax returns and payment of taxes;

•	labor and employment matters, including matters related to employee benefit plans and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

•	accuracy of information supplied by ProCentury in connection with the registration statement of which this joint proxy statement-prospectus forms a part;

•	absence of ownership of or agreement to acquire, hold, vote or dispose of any Meadowbrook capital stock;

•	compliance with laws;

•	specified contracts and commitments to which ProCentury is a party and the enforceability of such contracts and commitments;

•	investment securities;

•	ownership and use of intellectual property;

•	the absence of undisclosed liabilities;

•	inapplicability of Ohio state takeover laws;

•	environmental laws and regulations;

•	the receipt of a fairness opinion from ProCentury’s financial advisors;

•	operations of ProCentury insurance subsidiaries and compliance with insurance and other laws by such ProCentury insurance subsidiaries;

•	ceded reinsurance agreements;

•	reserves being calculated in accordance with laws and acceptable actuarial principles;

•	rating of ProCentury’s financial strength and claim-paying ability;

•	producer relationships;

•	maintenance of risk insurance; and

•	absence of indemnification agreements with any employees, agents, officers, or directors.

Many of ProCentury’s representations and warranties are qualified by the absence of a material adverse effect on ProCentury, which means, for purposes of the merger agreement, any event, change or effect that has a material adverse effect on (1) ProCentury’s financial position, results of operations or business of ProCentury and its subsidiaries taken as a whole or (2) ProCentury’s ability to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated thereby.

In the merger agreement, Meadowbrook and MBKPC (when applicable) made numerous representations and warranties to ProCentury that are subject in some cases to specified exceptions and qualifications contained in the merger agreement or the disclosure schedule delivered in connection therewith. These representations and warranties relate to, among other things:

•	corporate organization, good standing and similar corporate matters;

•	capitalization;

•	necessary consents and approvals and the required vote of the Meadowbrook shareholders;

•	due authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and transactions contemplated thereby;

•	absence of conflicts with Meadowbrook’s governing documents, applicable laws or material contracts;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	internal controls and procedures;

•	accuracy of Meadowbrook financial statements;

•	broker and agency relationships;

•	absence of certain changes or events;

•	absence of litigation and investigations;

•	filing of tax returns and payment of taxes;

•	labor and employment matters, including matters related to employee benefit plans and ERISA;

•	accuracy of information supplied by Meadowbrook in connection with the registration statement of which this joint proxy statement-prospectus forms a part;

•	absence of ownership of or agreement to acquire, hold, vote or dispose of any ProCentury capital stock;

•	compliance with laws;

•	specified contracts and commitments to which Meadowbrook is a party and the enforceability of such contracts and commitments;

•	ownership and use of intellectual property;

•	the absence of undisclosed liabilities;

•	environmental laws and regulations;

•	operations of Meadowbrook insurance subsidiaries and compliance with insurance and other laws by such Meadowbrook insurance subsidiaries;

•	ceded reinsurance agreements;

•	reserves being calculated in accordance with laws and acceptable actuarial principles;

•	rating of Meadowbrook’s financial strength and claim-paying ability;

•	maintenance of risk insurance; and

•	ability to meet financing requirements.

Many of Meadowbrook’s representations and warranties are qualified by the absence of a material adverse effect on Meadowbrook, which means, for purposes of the merger agreement, any event, change or effect that has a material adverse effect on (1) Meadowbrook’s financial position, results of operations or business of Meadowbrook and its subsidiaries taken as a whole or (2) Meadowbrook’s ability to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated thereby.

Funding of Cash Portion of Merger Consideration

The cash portion of the merger consideration (including transaction fees and restructuring charges) will be approximately $134.7 million. Meadowbrook intends to fund the cash portion of the merger consideration with a combination of dividends from Star Insurance Company ($18.8 million) and ProCentury ($24.9 million), and Meadowbrook available cash ($15.0 million) and loan proceeds of approximately $77.0 million. Star Insurance Company and ProCentury will fund the dividends from existing cash reserves and cash equivalent investments.

Meadowbrook expects to receive a loan commitment from LaSalle Bank N.A. to lend Meadowbrook up to $100.0 million to fund the acquisition of ProCentury and for general working capital purposes. Meadowbrook anticipates that the loan will consist of two credit facilities. The first credit facility will consist of a revolving credit facility up to $25.0 million, which will mature three years from the date the loan is closed. The second credit facility is expected to consist of a term loan facility up to $75.0 million, which will mature five years from the date the loan is closed and be subject to a five year amortization. The interest rate on both credit facilities is expected to be at market rates which are approximately three month LIBOR plus between 150 to 250 basis points. Repayment of the first credit facility is expected to be interest only on a quarterly basis, with the principal amount of the loan due at maturity. Repayment of the second credit facility is expected to be interest and principal on a quarterly basis (based on a five year amortization), with the remaining principal amount due at maturity. Meadowbrook anticipates that both credit facilities will be secured by a pledge of the stock of Meadowbrook’s subsidiaries. The approximate $23.0 million anticipated remaining available balance on the first credit facility may be drawn against by Meadowbrook for general working capital purposes.

Conduct of Business Pending the Merger and Certain Covenants

Under the merger agreement, Meadowbrook, MBKPC and ProCentury have each agreed to certain restrictions on their activities, until the merger is completed or the merger agreement is terminated. In general, both companies are required to conduct their respective operations in the ordinary course of business. The following is a summary of the more significant restrictions and obligations imposed upon each company.

In general, each company has agreed to (1) conduct its business in the ordinary course, (2) use reasonable efforts to maintain and preserve its business organization, including keeping available the present services of employees and (3) take no action that would or would be reasonably likely to result in a violation of the merger agreement. ProCentury has further agreed that, except with Meadowbrook’s prior written consent and subject to certain exceptions, until the effective time of the merger, ProCentury will not, and will not permit any of its subsidiaries to:

•	issue any additional shares of capital stock;

•	pay dividends on its common shares other than in accordance with its existing dividend policy of no more than $0.04 per ProCentury common share per quarter;

•	enter into or amend any employment agreements or grant any salary or wage increases or increase any employee benefit;

•	enter into, amend, or make any contributions to any employee benefit plans;

•	make any dispositions of any material assets, including investment securities;

•	acquire all or any material portion of the assets, business, deposits or properties of any other entity;

•	make any capital expenditures having an aggregate value exceeding $150,000;

•	amend any of its governing documents;

•	implement or adopt any material change in its accounting methods;

•	enter into, renew, terminate, or amend any material contact in any material respect in a manner that is adverse to ProCentury;

•	enter into any settlement or similar agreement with respect to any action, suit or investigation, which settlement agreement, or action involves payment by ProCentury of an amount that exceeds $50,000;

•	enter into any new material line of business or otherwise change its investment policies;

•	incur any additional indebtedness or obligations;

•	make, purchase, renew or otherwise modify any loans;

•	make any investment or commitment to invest in real estate or real estate development project;

•	enter into any agreement that may result in the delay of or hinder the approval of ProCentury shareholders or any governmental entity with respect to the merger;

•	elect any new members to its board of directors or the board of directors of its subsidiaries;

•	create any new subsidiaries; or

•	enter into any contract or commitment to do any of the foregoing.

Meadowbrook and MBKPC have further agreed that, except with ProCentury’s prior written consent and subject to certain exceptions, Meadowbrook and MBKPC will not, and will not permit any of their subsidiaries to:

•	acquire all or any material portion of the assets, business, deposits or properties of any other entity;

•	make any capital expenditures having an aggregate value exceeding $150,000;

•	issue any additional shares of capital stock;

•	make any dispositions of any material assets, including investment securities;

•	implement or adopt any material change in its accounting methods;

•	enter into any agreement that may result in the delay of or hinder the approval of Meadowbrook shareholders or any governmental entity with respect to the merger;

•	amend any of its governing documents, which amendment may adversely affect the holders of ProCentury common shares; or

•	enter into any contract or commitment to do any of the foregoing.

Additional Agreements

In addition to the covenants described above and certain other matters, Meadowbrook and ProCentury specifically agreed as follows:

•	Meadowbrook will use its reasonable best efforts to list the shares of Meadowbrook common stock to be issued in connection with the merger on the New York Stock Exchange;

•	Meadowbrook will take all commercially reasonable action to allow employees of ProCentury to participate in employee benefit plans of Meadowbrook on substantially the same terms and conditions of similar situated employees as of the effective time of the merger. Meadowbrook will not be required to continue the ProCentury plans, and ProCentury will take such action to terminate the Century Surety Company 401(k) Plan (the “Century 401(k) Plan”) and will file an application for a favorable determination of the qualified status of the Century 401(k) Plan upon its termination. Participants in the Century 401(k) Plan who are employed by the surviving corporation or Meadowbrook will be eligible to roll over their account balances into the Meadowbrook 401(k) plan. All employees of ProCentury and its subsidiaries will be eligible to participate in the Meadowbrook 401(k) plan provided such employees were eligible to participate in the Century 401(k) Plan. All employees of ProCentury and its subsidiaries will be eligible to participate in the Meadowbrook welfare benefits plans as of the effective time of the merger;

•	Meadowbrook will continue to perform in accordance with all contractual rights under all employment agreements, change-in-control, deferred compensation and incentive compensation agreements of ProCentury and its subsidiaries;

•	for purposes of eligibility and vesting under employee benefit plans, all employees of ProCentury and it s subsidiaries will be credited with their years of service with ProCentury and its subsidiaries, provided that such credit will not result in a duplication of benefits with respect to the same period of service. Meadowbrook will cause each applicable employee benefit plan to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by employees of ProCentury and their beneficiaries during the portion of the calendar year prior to their participation in the Meadowbrook plan and (ii) waive any waiting period limitation, evidence of insurability or actively-at-work requirement which would otherwise be applicable to the extent an employee had satisfied any similar limitation or requirement under an analogous ProCentury plan. Nothing in the employee benefit section of the merger agreement will prevent Meadowbrook or the surviving corporation from terminating its group health plan or plans;

•	Meadowbrook will, and will cause the surviving corporation to honor all of ProCentury’s and its subsidiaries’ obligations to indemnify current and former directors and officers of each company for acts and omissions occurring prior to the effective time of the merger agreement. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling ProCentury pursuant to its indemnification provisions, ProCentury has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable;

•	subject to a cap on premium of $1,000,000, Meadowbrook will obtain and maintain for six years specified officers’ and directors’ insurance coverage;

•	Meadowbrook will pay all reasonable expenses incurred by any enforcement of indemnity. In any case of consolidation, merger, or transfer to any other person, in each such case, proper provision will be made so that each continuing or surviving entity will assume all insurance and indemnity obligations. The rights of each indemnified party will be in addition to any rights under such parties governing documents, codes, and all other indemnification agreements;

•	Meadowbrook and MBKPC will take all actions that are necessary, at the effective time, to have sufficient cash and cash equivalents available to pay the maximum cash consideration and all related fees and expenses payable by Meadowbrook and MBKPC in connection with the merger; and

•	Meadowbrook will take such actions to appoint two persons currently on ProCentury’s board of directors, who have not yet been selected, to the board of directors of Meadowbrook.

Acquisition Proposals by Third-Parties

Subject to certain exceptions described below, ProCentury has agreed that it will not, and that it will cause its directors and officers not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise facilitate inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving 20% of the outstanding equity securities of ProCentury (an “Acquisition Proposal”);

•	engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal.

Notwithstanding the foregoing, if and to the extent that the ProCentury board of directors determines in good faith that (1) failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under applicable law and (2) such Acquisition Proposal, if accepted, is reasonably likely to be consummated and could reasonably be expected to result in a transaction more favorable to ProCentury’s shareholders from a financial point of view than the merger, ProCentury and its board of directors are permitted to:

•	comply with their disclosure obligations under applicable law;

•	provide information in response to a request by a person who has made an unsolicited bona fide written Acquisition Proposal upon receipt of an executed confidentiality agreement from such person;

•	engage in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; and

•	recommend such an Acquisition Proposal to the shareholders of ProCentury.

ProCentury is required to notify Meadowbrook and MBKPC if any such inquires, proposals or offers are received by ProCentury or any of its representatives.

Conditions to Completion of the Merger

Each of Meadowbrook, MBKPC and ProCentury is required to complete the merger only after the satisfaction of various conditions. Neither Meadowbrook, MBKPC, nor ProCentury is required to complete the merger if any of the following conditions are not satisfied or waived:

•	the merger agreement and the transactions contemplated thereby must have been approved and adopted by ProCentury’s shareholders;

•	the issuance of Meadowbrook common stock must have been approved and adopted by Meadowbrook’s shareholders;

•	the shares of Meadowbrook common stock to be issued in the merger must have been authorized for listing on the New York Stock Exchange;

•	all requisite regulatory approvals must have been obtained;

•	the SEC must have declared the registration statement registering the shares of Meadowbrook common stock to be issued to ProCentury’s shareholders in the merger, of which this joint proxy statement-prospectus is a part, effective under the Securities Act;

•	there must not be any order, injunction or decree issued by any court or agency or other legal restraint preventing the consummation of the merger and no proceeding for any such action shall have been initiated by any governmental entity;

•	there must not be any statute, rule, regulation, order, injunction or decree enacted by any such governmental entity which prohibits, restricts or makes consummation of the merger illegal; and

•	no required regulatory approvals must impose any term, condition or restriction upon Meadowbrook, ProCentury or any of their respective subsidiaries that Meadowbrook, or ProCentury, in good faith, reasonably determine would so materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render the consummation of the merger inadvisable.

In addition, Meadowbrook and MBKPC are only required to complete the merger if the following conditions are satisfied or waived:

•	ProCentury’s representations and warranties in the merger agreement must be true and correct as of the closing date (except to the extent any particular representation or warranty speaks as of a specific earlier date) subject to such exceptions as do not and would not reasonably be expected to have a material adverse effect on ProCentury;

•	ProCentury must have performed all of its obligations under the merger agreement;

•	the written opinion from Meadowbrook’s counsel as to the tax-free nature of the merger must have been received by Meadowbrook;

•	all consents and approvals required (or waivers) in connection with the merger must have been obtained; and

•	ProCentury must have furnished customary certificates of officers to Meadowbrook.

Likewise, ProCentury is only required to complete the merger if the following conditions are satisfied:

•	Meadowbrook’s representations and warranties in the merger agreement must be true and correct as of the closing date (except to the extent any particular representation or warranty speaks as of a specific earlier date) subject to such exceptions as do not and would not reasonably be expected to have a material adverse effect on Meadowbrook;

•	Meadowbrook and MBKPC must have performed all of their obligations under the merger agreement;

•	Meadowbrook must have deposited with the exchange agent for the merger all of the cash and stock to be paid to holders of ProCentury common shares and options in the merger;

•	the written opinion from ProCentury’s counsel as to the tax-free nature of the merger must have been received by ProCentury;

•	all consents and approvals required (or waivers) in connection with the merger must have been obtained; and

•	Meadowbrook must have furnished customary certificates of officers to ProCentury.

Neither party can be certain as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so.

Termination and Termination Fees

At any time before the merger becomes effective, the shareholders of ProCentury or the shareholders of Meadowbrook may terminate the merger agreement. In addition, the merger agreement may be terminated by the mutual consent of Meadowbrook and ProCentury in a written instrument, if the board of directors of each party so determines by a majority vote. Additionally, in certain circumstances, one party or the other may terminate the agreement without the other’s consent or agreement:

Termination by Either Meadowbrook or ProCentury.  In the following circumstances either Meadowbrook or ProCentury may elect to terminate the merger agreement:

•	by written notice twenty days after the date on which any request or application for a requisite regulatory approval shall have been denied or withdrawn at the request of the applicable governmental entity, unless twenty days after such denial, a petition has been filed with the applicable governmental entity; provided, that no party may terminate if such denial was due to the failure of the party seeking to terminate to perform its obligations under the merger agreement;

•	if the closing of the merger does not occur, other than through the failure of the party seeking to terminate the merger agreement to perform any of its required obligations under the merger agreement, by September 30,

2008; provided, however, if either party determines that additional time is necessary to obtain governmental approvals, the time for completion of the merger may be extended to December 31, 2008;

•	if either ProCentury’s or Meadowbrook’s shareholders fail to approve the merger at their respective special meetings;

•	if there is a breach of any representation or warranty of the merger agreement by the other party (provided the party seeking to terminate is not in material breach of any representation, warranty or covenant) which would be expected to have a material adverse effect;

•	if there is a breach of any of the covenants in the merger agreement by the other party (provided the party seeking to terminate is not in material breach of any representation, warranty or covenant) which would be expected to have a material adverse effect; or

•	if any governmental orders are issued prohibiting the consummation of the merger and such orders have become final and non-appealable.

Termination by Meadowbrook.  In certain circumstances, Meadowbrook may terminate the merger agreement:

•	if ProCentury’s board of directors either fails to recommend that its shareholders adopt the merger agreement, or it withdraws, modifies or qualifies its recommendation adverse to the interest of Meadowbrook, or if ProCentury fails to hold its shareholder meeting to approve the merger agreement; or

•	if a tender offer or exchange offer for 50% or more of the outstanding ProCentury common shares is commenced, and ProCentury recommends that its shareholders tender their shares in such tender or exchange offer.

Termination by ProCentury.  Similar to Meadowbrook’s rights, in certain circumstances ProCentury may terminate the merger agreement:

•	if the Meadowbrook board of directors fails to recommend that its shareholders adopt the merger agreement or approve the issuance of common stock in connection with the merger, or it withdraws, modifies or qualifies such recommendation adverse to the interest of ProCentury, or if Meadowbrook fails to hold its shareholder meeting to approve the merger and the issuance of common stock; or

•	in order to enter into a competing acquisition transaction to acquire ProCentury, which ProCentury’s board of directors determines in good faith that its failure to pursue would reasonably be expected to result in a violation of its fiduciary duties, but only if after the tenth business day following ProCentury’s written notice to Meadowbrook stating that ProCentury is prepared to accept the competing proposal, during such ten-business day period, Meadowbrook fails to make a good faith offer which is at least as favorable as the competing proposal.

Effect of Termination

The merger agreement provides generally that in the event of termination, no party shall have any liability or further obligation to any other party and the merger agreement will become void and have no effect. However, in certain circumstances one party may be liable to the other for damages resulting from the termination. These circumstances include, for example, liability for the willful breach of any covenant, agreement, representation or warranty made to the other party.

Termination Fee by ProCentury.  In the circumstances described below, ProCentury is required to pay to Meadowbrook a termination fee of $9.5 million if the merger agreement is terminated:

•	Meadowbrook terminates the merger agreement as a result of either of the two events described immediately above under the caption “Termination by Meadowbrook;”

•	(A) Meadowbrook terminates the agreement because the merger has not been consummated on or before September 30, 2008 (December 31, 2008, if extended as permitted by the merger agreement) as a result of ProCentury’s material breach of the merger agreement; or

(B) Meadowbrook or ProCentury terminates the merger agreement as a result of ProCentury’s shareholders failing to approve the merger at its special meeting;

and in the case of any termination under (A) or (B) above, an acquisition proposal by a third party to acquire ProCentury has been publicly announced (or otherwise communicated or made known to the ProCentury board of directors or any of its members) prior to ProCentury’s shareholder meeting (in the case of (B)), or the date of termination (in the case of (A)); or

•	ProCentury terminates the merger agreement in order to enter into a competing acquisition transaction to acquire ProCentury as described immediately above under the caption “Termination by ProCentury.”

The termination fee described above is required to be paid by ProCentury to Meadowbrook within five days following the date of termination of the merger agreement.

Waiver and Amendment

To the extent permitted by law, Meadowbrook’s and ProCentury’s boards of directors may agree in writing to amend the merger agreement, whether before or after the shareholders of either company have approved the merger agreement. However, after ProCentury’s shareholders approve the merger, there may not be any amendment to the merger agreement (unless approved by ProCentury’s shareholders) if the amendment would reduce the amount or change the form of consideration to be paid to ProCentury shareholders. In addition, before or at the time the merger becomes effective, either Meadowbrook or ProCentury, or both, may waive any default in the performance of any term of the merger agreement by the other or may waive or extend the time for the compliance or fulfillment by the other of any of its obligations under the merger agreement. Either of Meadowbrook or ProCentury may also waive any of the conditions precedent to their respective obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by one of Meadowbrook’s or ProCentury’s duly authorized officers.

Regulatory Approvals

It is a condition to the completion of the merger that the parties receive all necessary regulatory approvals of the merger. Neither Meadowbrook nor ProCentury is aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, Meadowbrook will also seek this approval or action.

We cannot complete the merger unless we obtain the prior approval from the Ohio Department of Insurance, Texas Department of Insurance, and Department of Insurance, Securities and Banking for the District of Columbia. In order to obtain such approvals, Meadowbrook must file a Form A (Statement Regarding the Acquisition or Change of Control of a Domestic Insurer) with each of these insurance departments.

Meadowbrook filed all requisite Form A filings with the appropriate state insurance departments early in the second quarter of 2008 and anticipates that the required approvals will be received in the third quarter of 2008.

We are not aware of any other regulatory approvals required for completion of the merger, and there can be no assurance that any approvals will be obtained. The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by ProCentury shareholders.

There can be no assurance that the requisite regulatory approvals or waivers will be received in a timely manner, in which event the consummation of the merger may be delayed. If the merger is not consummated on or before September 30, 2008, either Meadowbrook or ProCentury may terminate the merger agreement, except that if Meadowbrook or ProCentury determines that additional time is necessary to obtain necessary governmental approvals, the right to terminate may be extended to no later than December 31, 2008. There can be no assurance as to the receipt or timing of these approvals or waivers.

Expenses

Each of Meadowbrook and ProCentury will pay its own expenses in connection with the merger, including printing fees and fees and expenses of its own financial or other consultants, accountants and counsel. However, Meadowbrook has agreed to pay all SEC filing, registration and any fees payable to any governmental entity in connection with the merger.

Resales of Meadowbrook Common Stock

Meadowbrook common stock to be issued to ProCentury shareholders in the merger will be registered under the Securities Act. All shares of Meadowbrook common stock received by ProCentury shareholders in the merger will be freely transferable after the merger by persons who are not considered to be “affiliates” of Meadowbrook. These “affiliates” would generally include any persons or entities who control, are controlled by or are under common control with Meadowbrook (generally, executive officers, directors and 10% or greater shareholders).

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

General

Meadowbrook is a Michigan corporation governed by Michigan law and Meadowbrook’s articles of incorporation and bylaws. ProCentury is an Ohio corporation governed by Ohio law and ProCentury’s articles of incorporation and code of regulations.

In the merger, shareholders of ProCentury will receive shares of Meadowbrook common stock that will include all rights attaching to shares of Meadowbrook common stock. There are significant differences between the rights of Meadowbrook’s shareholders and the rights of ProCentury’s shareholders. The following is a summary of the principal differences between those rights.

The following summary is not intended to be complete and is qualified in its entirety by reference to Meadowbrook’s articles of incorporation and bylaws and ProCentury’s articles of incorporation and code of regulations.

Authorized Capital Stock

Meadowbrook.  Under Meadowbrook’s current articles of incorporation, it is authorized to issue 75,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, no par value per share. As of May 19, 2008, there were 37,021,032 shares of common stock issued and outstanding. Meadowbrook has not issued any preferred stock.

Michigan law allows Meadowbrook’s board of directors to issue additional shares of stock up to the total amount of common shares and preferred shares authorized without obtaining the prior approval of the shareholders. Shareholder approval may be required for certain issuances of common shares or preferred shares pursuant to the rules of the New York Stock Exchange. The ability of the board to issue additional common shares without additional shareholder approval may be deemed to have an anti-takeover effect. The combined company could use the additional common shares to oppose a hostile takeover attempt or to delay or prevent changes of control or changes in or removal of its management. Any issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of the outstanding shares of the combined company’s common shares as well as stock ownership and voting rights of shareholders.

Meadowbrook’s board of directors is authorized to issue preferred shares, in one or more series, from time to time, with the voting powers, full or limited, or without voting powers, and with the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be provided in the resolution or resolutions adopted by the board of the directors. In the event of a proposed merger, tender offer or other attempt to gain control of Meadowbrook that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of preferred shares with rights and preferences that would impede the completion of such a transaction.

ProCentury.  Under ProCentury’s articles of incorporation, it is authorized to issue 20,000,000 common shares, without par value, and 1,000,000 preferred shares, without par value. As of May 19, 2008, there were 13,420,967 common shares issued and outstanding and no preferred shares issued and outstanding. Under ProCentury’s articles of incorporation, the board of directors is authorized, subject to limitations prescribed by law, without further shareholder approval, from time to time to issue up to an aggregate of 1,000,000 preferred shares in one or more series and to fix or alter the designations, rights, preferences, and any qualifications, limitations or restrictions of the shares of each of these series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change of control.

Voting Rights

Meadowbrook.  Subject to the rights, if any, of holders of Meadowbrook’s preferred stock then outstanding, all voting rights are vested in the holders of Meadowbrook’s common stock. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors. Holders of Meadowbrook’s common stock have no preemptive or cumulative voting rights.

ProCentury.  Pursuant to ProCentury’s articles of incorporation, holders of its common shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, a holder of a majority of the outstanding common shares entitled to vote in any election of directors may elect all of the directors standing for election. Holders of ProCentury’s common shares have no preemptive, subscription, redemption or conversion rights.

Special Voting Requirements

Meadowbrook.  Except as set forth in Sections 794 and 795 of the Michigan Business Corporation Act, holders of Meadowbrook’s common stock have the voting rights described in “Voting Rights” above. For a discussion on Sections 794 and 795 of the Michigan Business Corporation Act, please refer to “Anti Takeover Provisions Generally” below.

ProCentury.  Pursuant to ProCentury’s articles of incorporation, the following actions, with certain exceptions, require the affirmative vote of the holders of not less than 75% of the votes entitled to be cast by the holders of all ProCentury’s then outstanding shares (provided that such affirmative vote must include the affirmative vote of the holders of ProCentury’s outstanding shares entitled to cast a majority of the votes entitled to be cast by the holders of all ProCentury’s then outstanding shares not beneficially owned by a substantial shareholder):

•	Any merger or consolidation of ProCentury or its subsidiaries with or into a substantial shareholder, which is the beneficial owner, as defined by Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), of more than 15% of ProCentury’s outstanding shares entitled to vote (subject to certain conditions regarding time of ownership);

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of ProCentury’s assets or ProCentury’s subsidiaries to or with any substantial shareholder;

•	The issuance or transfer by ProCentury or its subsidiaries of any equity securities to a substantial shareholder in exchange for cash, securities or property with a fair market value in excess of 5% of ProCentury’s book value;

•	The adoption of any plan or proposal for our liquidation or dissolution while there is a substantial shareholder; or

•	Any reclassification of ProCentury’s securities or recapitalization, or any reorganization, merger or consolidation of ProCentury with any of ProCentury’s subsidiaries.

These supermajority voting provisions may make it more difficult for ProCentury to engage in certain transactions that ProCentury’s board of directors deems advisable and beneficial.

Classification of Board of Directors

Meadowbrook.  Meadowbrook’s articles of incorporation provide for the board of directors to be divided into three classes with staggered terms; each class to be as nearly equal in number as possible. Each director is elected for a three year term. Approximately one-third of the board of directors positions are filled by a shareholder vote each year. Any vacancies in the board of directors, or newly created director positions, may be filled by vote of the directors then in office. This board classification may make it more difficult for a shareholder to acquire immediate control of Meadowbrook and remove management by means of a proxy contest. Because the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections would be necessary for shareholders to replace a majority of Meadowbrook’s directors, while a majority of directors of a non-classified board could be replaced in one annual meeting.

ProCentury.  ProCentury’s articles of incorporation also provide for a classified board, with the same effects.

Size of Board of Directors; Removal; Vacancies

Meadowbrook.  Meadowbrook’s bylaws provide that the board of directors shall consist of not less than three persons and not more than fifteen persons. Subject to the foregoing limitation, the number of directors may be fixed by resolution adopted by the board of directors.

Michigan law provides that, unless the articles of incorporation otherwise provide, shareholders may remove a director or the entire board of directors with or without cause. Meadowbrook’s articles of incorporation provide that a director may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all the shares of Meadowbrook common stock entitled to vote in the election of directors or without cause by the affirmative vote of the holders of 80% of all the shares of Meadowbrook common stock entitled to vote in the election of directors.

Meadowbrook’s articles of incorporation provide that a new director chosen to fill a vacancy on the board of directors will serve for the remainder of the full term of the class in which the vacancy occurred.

ProCentury.  ProCentury’s code of regulation provides that the board of directors shall consist of not less than three persons and not more than fifteen persons. Subject to the foregoing limitation, the number of directors may be fixed by resolution adopted by the board of directors.

ProCentury’s articles of incorporation and code of regulations provide that a director, or the entire board of directors, may be removed from office only for cause by the affirmative vote of the holders of record of outstanding shares representing at least 75% of the votes entitled to be cast by the holders of all then outstanding common shares, voting together as a single class. This supermajority voting provision makes it more difficult for shareholders to remove directors.

Pursuant to ProCentury’s code of regulations, any vacancy in the board of directors caused by any removal by the shareholders at a special meeting may be filled by the shareholders at the same meeting. In addition, ProCentury’s articles of incorporation provide that vacancies on the board of directors created by causes other than removal, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office. A person appointed to fill a vacancy on the board of directors will serve until the expiration of his or her term.

Shareholder Nominations and Proposals

Meadowbrook.  Meadowbrook’s bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before a meeting. These provisions may make it more difficult for shareholders to make nominations for directors or bring matters before a meeting of shareholders.

Unless nominated by the board of directors, no nomination of any candidate for election to the board of directors by a shareholder is eligible for consideration unless a shareholder complies with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and any other applicable securities laws or any replacements thereof. In addition, the shareholder shall provide advance written notice to Meadowbrook’s secretary providing all of the information required under the Securities Exchange Act of 1934 to be disclosed in a proxy statement with respect to such nomination, including the following:

(a)	as to each person whom the shareholder proposes to nominate for election as director:

•	the name, age, business address and residential address of the nominee,

•	the principal occupation or employment of the nominee,

•	the number of shares of each class of Meadowbrook’s capital stock beneficially owned by the nominee, and

•	the written consent of the nominee to having his or her name placed in nomination at the meeting and to serve as a director if elected.

(b)	as to the shareholder giving the notice:

•	the name and address of the shareholder giving the notice, and

•	the number of shares of each class of Meadowbrook’s voting stock which are then beneficially owned by the shareholder giving the notice, the date upon which such shares were acquired and documentary support for such beneficial ownership claim.

Unless proposed by the board of directors, no business is eligible for consideration at an annual or special meeting of shareholders unless a shareholder complies with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and any other applicable securities laws or any replacements thereof. In addition, the subject matter of the proposal must be proper for shareholder action and the proposal must be properly introduced at the meeting.

ProCentury.  ProCentury’s code of regulations also establishes an advance notice procedure for shareholders to nominate directors or bring other business before a meeting. These provisions may make it more difficult for shareholders to make nominations for directors or bring matters before a meeting of shareholders.

Unless nominated by the board of directors, no nomination of any candidate for election to the board of directors by a shareholder is eligible for consideration unless a written statement setting forth the candidate’s name and qualifications is delivered to the board of directors by a shareholder entitled to vote. In the case of an annual meeting, the statement must be submitted at least 90 days prior to the anniversary date of the last annual meeting; in the case of a special meeting, the statement must be delivered at least 90 days prior to the date of a special meeting at which an election is to occur.

Unless proposed by a majority of the directors, no business is eligible for consideration at an annual or special meeting of shareholders unless a written statement setting forth the business and its purpose is delivered to the board of directors by a shareholder entitled to vote at least 90 days prior to the special meeting at which the business is to be considered or, in the case of an annual meeting, at least 90 days prior to the anniversary date of the last annual meeting.

Special Meetings of Shareholders

Meadowbrook.  Meadowbrook’s shareholders may require that the board of directors call a special meeting upon the written request of the holders of a majority of all the shares entitled to vote at the meeting. Michigan law permits shareholders holding 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which the company’s principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

ProCentury.  ProCentury’s code of regulations provides that a special meeting of the shareholders may be called by the President or other authorized officer, by the board of directors, or by any persons holding 50% or more of the shares then outstanding and entitled to vote at a meeting of shareholders.

Action by Written Consent

Meadowbrook.  Meadowbrook’s bylaws permit shareholder action to be taken without a meeting by written consent to the extent permitted by law or by its articles of incorporation.

ProCentury.  ProCentury’s code of regulations permit shareholder action without a meeting if the action is authorized by a writing signed by all shareholders who would be entitled to notice of a meeting called for such purpose.

Dividends

Meadowbrook.  Subject to any prior rights of any holders of preferred shares then outstanding, the holders of Meadowbrook’s common shares are entitled to dividends when, as and if declared by its board of directors out of Meadowbrook’s funds legally available for the payment of dividends. Under Michigan law, dividends may be legally declared or paid only if after the distribution a company can pay its debts as they come due in the usual course of business and the company’s total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred shares then outstanding whose preferential rights are superior to those receiving the distribution.

ProCentury.  Subject to the rights of holders of ProCentury’s preferred shares, if any, holders of ProCentury’s common shares are entitled to receive ratably dividends, if any, as may be declared by ProCentury’s board of directors.

Under Ohio law, no dividend or distribution can be paid to the holders of shares of any class in violation of the rights of the holders of shares of any other class, or when the corporation is insolvent or there is reasonable ground to believe that by such payment it would be rendered insolvent. Ohio law also provides that an Ohio corporation may pay dividends out of surplus in certain circumstances and must notify the shareholders of the corporation if a dividend is paid out of capital surplus.

Amendment of Governing Documents

Meadowbrook.  Meadowbrook’s articles of incorporation require the affirmative vote of the holders of at least 80% percent of the voting shares of Meadowbrook entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with the above-described provisions of Meadowbrook’s articles of incorporation concerning the election of directors.

ProCentury.  ProCentury’s articles of incorporation require that an amendment to any provision of the articles of incorporation requiring the vote of a supermajority of shareholders entitled to vote be approved by the affirmative vote of at least 75% of the outstanding common shares entitled to vote. All other provisions of ProCentury’s articles of incorporation may be amended by the affirmative vote of at least a majority of the outstanding common shares entitled to vote. ProCentury’s articles of incorporation require that an amendment to ProCentury’s code of regulations be approved by the affirmative vote of at least 75% of the outstanding common shares entitled to vote; provided, that if the amendment has been approved by three-fourths of the board of directors, the amendment need only be approved by at least a majority of the outstanding common shares entitled to vote.

Limitations on Director Liability

Meadowbrook.  The Michigan Business Corporation Act permits corporations to limit the personal liability of their directors in certain circumstances. Meadowbrook’s articles of incorporation provide that a director shall not be personally liable to Meadowbrook or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, Meadowbrook’s articles of incorporation do not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, currently including, without limitation, the following: (1) breach of the director’s duty of loyalty to Meadowbrook or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(1) of the Michigan Business Corporation Act; and (4) transactions from which the director derived an improper personal benefit.

ProCentury.  Neither ProCentury’s articles of incorporation nor its code of regulations provide for a limitation of personal liability of their directors.

Indemnification

Meadowbrook.  Meadowbrook’s bylaws provide that Meadowbrook will indemnify its present and past directors, officers, and other persons as the board of directors may authorize, to the fullest extent permitted by law. The bylaws provide that Meadowbrook will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, or while serving as a director or officer, is or was serving at Meadowbrook’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and pay or reimburse the reasonable expenses incurred by him or her in connection with the action, suit or proceeding. Meadowbrook has purchased directors’ and officers’ liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Meadowbrook pursuant to the provisions described above, Meadowbrook has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ProCentury.  ProCentury’s code of regulations provides for substantially the same indemnification rights for directors and officers as the Meadowbrook’s bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling ProCentury pursuant to its indemnification provisions, ProCentury has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Provisions Generally

Meadowbrook.

Michigan Fair Price Act.  Certain provisions of the Michigan Business Corporation Act establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the “Fair Price Act”). The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person.

The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the company in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the company except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

Control Share Act.  The Michigan Business Corporation Act regulates the acquisition of “control shares” of large public Michigan corporations (the “Control Share Act”). The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power, alone or as part of a group, at or above any of the following thresholds: 20%, 33 1/3% or 50%. Under the Control Share Act, an acquiror may not vote “control shares” unless the company’s disinterested shareholders (defined to exclude the acquiring person, officers of the target company, and directors of the target company who are also employees of the company) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ rights upon all of the corporation’s shareholders except the acquiring person.

ProCentury.

Certain provisions of Ohio law may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital shares to the extent the corporation is subject to those provisions. ProCentury has opted out of Chapter 1704 of the Ohio Revised Code, relating to transactions involving interested shareholders. ProCentury remains subject to the provisions described below.

Under Section 1701.831 of the Ohio Revised Code, the acquisition of shares entitling the holder to exercise certain levels of voting power of an issuing public corporation (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of (i) the holders of at least a majority of the total voting power and (ii) the holders of at least a majority of the total voting power held by shareholders other than the proposed acquirer, officers of the corporation elected or appointed by the directors, and directors of the corporation who are also employees of the corporation and excluding certain shares that are transferred after the announcement of the proposed acquisition and prior to the vote with respect to the proposed acquisition.

Section 1701.59 of the Ohio Revised Code provides, with certain limited exceptions, that director shall be held liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for its best interest. In addition, Section 1701.59 of the Ohio Revised Code provides that a director of an Ohio corporation, in determining what he or she reasonably believes to be in the best interests of the corporation, shall consider the interest of the corporation’s shareholders and may consider, in his or her discretion, any of the following: (i) the interests of the corporation’s employees, suppliers, creditors and customers; (ii) the economy of the State of Ohio and the nation; (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Section 1707.041 of the Ohio Revised Code regulates certain “control bids” for corporations in Ohio with fifty or more shareholders that have significant Ohio contacts and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees. Section 1707.043 of the Ohio Revised Code provides an Ohio corporation, or in certain circumstance the shareholders of an Ohio corporation, the right to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation.

Dissenters’ Rights

Meadowbrook.  Meadowbrook shareholders do not generally have the right to dissent in most circumstances under the Michigan Business Corporation Act and Meadowbrook’s governing documents.

ProCentury.  The Ohio Revised Code provides ProCentury shareholders with dissenters’ rights with respect to mergers, acquisitions and other transactions.

Shareholder Rights Plan

Meadowbrook.  On September 15, 1999, Meadowbrook declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. Each Right entitles the registered holder to purchase from Meadowbrook one one-hundredth of a share of Series A Preferred Stock at a price of $80.00 per one one-hundredth of a share of preferred stock, subject to adjustment. The Rights are not exercisable until the earlier to occur of: (i) 10 business days after the announcement by a person or group (other than Mr. Segal) that they have acquired beneficial ownership of 15% or more of the outstanding shares of common stock; (ii) 10 business days following the commencement of, or an announcement of an intention to make, a tender offer or exchange offer that would result in the ownership by a person or group (other than Mr. Segal) of 15% or more of Meadowbrook common stock; or (iii) 10 business days following the date on which a majority of Meadowbrook’s directors informs Meadowbrook of the existence of a person or group described in (i) or (ii). Unless extended, the Rights will expire on October 15, 2009.

Upon exercise, each Right entitles the holder to receive a number of common shares equal to the result obtained by (a) multiplying the $80.00 purchase price by (b) the number of one one-hundredths of a preferred share for which a Right is then exercisable; and dividing that product by (c) 50% of the then current market price of Meadowbrook’s common shares. The effect of the triggering of the shareholder rights plan would be to significantly dilute the ownership percentage of any person as described in (i) through (iii) above.

Meadowbrook may redeem the Rights at any time prior to the time that an event described in (i) through (iii) above occurs at a price of $0.01 per Right.

ProCentury.  ProCentury does not have a shareholder rights plan.

BUSINESS OF MEADOWBROOK

General

Meadowbrook is a holding company organized as a Michigan corporation in 1985. Meadowbrook was formerly known as Star Holding Company and in November 1995, upon the company’s acquisition of Meadowbrook, Inc., it changed its name. Meadowbrook, Inc. was founded in 1955 as Meadowbrook Insurance Agency and was subsequently incorporated in Michigan in 1965.

Meadowbrook serves as a holding company for its wholly owned subsidiary Star Insurance Company (“Star”), and Star’s wholly owned subsidiaries, Savers Property and Casualty Insurance Company, Williamsburg National Insurance Company, and Ameritrust Insurance Corporation, as well as American Indemnity Insurance Company, Ltd. Meadowbrook also serves as a holding company for Meadowbrook, Inc., Crest Financial Corporation, and their subsidiaries.

Meadowbrook’s principal executive offices are located at 26255 American Drive, Southfield, Michigan 48034-5178 (telephone number: (248) 358-1100).

How Meadowbrook Earns Revenue

Meadowbrook’s revenues are derived from two distinct business operations:

•	Specialty risk management operations which generate service fees, net earned premium and investment income; and

•	Agency operations which generate commission income.

Specialty Risk Management Operations

Meadowbrook’s specialty risk management operations, which includes insurance company specialty programs and fee-for-service specialty programs, focuses on specialty or niche insurance business. Meadowbrook’s specialty risk management operations provide services and coverages tailored to meet the specific requirements of defined client groups and their members. These services include risk management consulting, claims administration and handling, loss control and prevention, and reinsurance placement, along with various types of property and casualty insurance coverage, including workers’ compensation, commercial multiple peril, general liability, commercial auto liability, and inland marine. Meadowbrook’s specialty risk management operations generated gross written premiums of $346.5 million, $330.9 million, and $332.2 million in the years ended December 31, 2007, 2006, and 2005, respectively.

Agency Operations

Meadowbrook’s agency operations segment earns commission revenue through the operation of its retail property and casualty insurance agencies, located in Michigan, California, and Florida. These agencies produce commercial, personal lines, life and accident and health insurance, with more than fifty unaffiliated insurance carriers. These agencies produce an immaterial amount of business for its affiliated insurance company subsidiaries.

Meadowbrook’s agency operations generated commissions of $11.3 million, $12.3 million, and $11.3 million, for the years ended December 31, 2007, 2006, and 2005, respectively.

Meadowbrook’s Operational Structure:

Full-Service Processing Capabilities

•	Program and Product Design

•	Underwriting

•	Reinsurance Placement

•	Policy Administration

•	Loss Prevention and Control

•	Claims Administration and Handling

•	Litigation Management

•	Information Technology and Processing

•	Accounting Functions

•	General Management and Oversight of the Program

Meadowbrook’s specialty risk management operations and agency operations are entirely supported by its full-service processing capabilities, which provide every function necessary to a risk management organization.

A.M. Best Rating

Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (In Liquidation). In April 2007, A.M. Best Company upgraded the financial strength rating from B++ (Very Good) to A− (Excellent) for Meadowbrook’s four insurance company subsidiaries: Star, Savers, Williamsburg and Ameritrust. A.M. Best Ratings are directed toward the concerns of policyholders and insurance agencies and are not intended for the protection of investors or as a recommendation to buy, hold or sell securities.

Financial and other information relating to Meadowbrook is set forth in Meadowbrook’s 2007 Annual Report on Form 10-K, Meadowbrook’s Proxy Statement for its 2008 annual meeting filed with the Securities and Exchange Commission on March 26, 2008, Meadowbrook’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008 and Meadowbrook’s Current Reports on Form 8-K filed during 2008, copies of which may be obtained from Meadowbrook as indicated under “Where You Can Find More Information” on page 91.

BUSINESS OF PROCENTURY

Business Overview

ProCentury is a property and casualty insurance holding company that writes specialty insurance products for small and mid-sized businesses through Century Surety Company and ProCentury Insurance Company, its operating insurance subsidiaries. Century and PIC are both rated “A−” by the A.M. Best Company or A.M. Best.

ProCentury primarily writes general liability, commercial property, commercial multi-peril, commercial auto and marine insurance in the excess and surplus lines market through a select group of general agents. The excess and surplus lines market provides an alternative market for customers with hard-to-place risks that insurance companies licensed by the state in which the insurance policy is sold, also referred to as standard insurers or admitted insurers, typically do not cover. ProCentury’s strategy is to generate an underwriting profit by being selective in the classes of business and the coverages it writes and by providing superior service to its agents. ProCentury’s goal is to be selective in the classes of business and the coverages it writes within the excess and surplus lines market. ProCentury seeks to combine profitable underwriting, investment returns and efficient capital management to deliver consistent long-term growth in shareholder value.

As a specialty company, ProCentury offers insurance products designed to meet specific insurance needs of targeted insured markets. These targeted insured markets are often not served or are underserved by standard companies and, as a specialty insurer, ProCentury seeks to compete more on the basis of service and availability of coverage than price. ProCentury focuses on serving the insurance needs of small and mid-sized businesses, including apartment buildings, hospitality businesses, garages, non-franchised auto dealers, condominium associations, retail and wholesale stores, artisan contractors, marinas, daycare facilities, fitness centers and special event providers. The insurance needs of these targeted insured markets are serviced by retail insurance brokers who maintain relationships with the general agents with whom ProCentury does business. ProCentury develops specialty insurance products through its own experience or knowledge or through proposals brought to it by agents with special expertise in specific classes of business. ProCentury underwrites all of its applicants for insurance coverages on an individual basis. For each class ProCentury insures, it employs a number of customized endorsements, rating tools and decreased limits to align its product offerings with the risk profile of the class and the specific insured being underwritten.

ProCentury is either approved as an excess and surplus lines insurer or authorized as an admitted insurer by the state insurance regulators in 49 states plus the District of Columbia. In the excess and surplus lines market, ProCentury serves businesses that are unable to obtain coverage from standard lines carriers for a variety of reasons, including the following:

•	the “non-standard” nature of the insured is outside the risk profile of most standard lines carriers;

•	the risk associated with an insured is higher than the risk anticipated by a standard lines carrier when it filed its rates and forms for regulatory approval, which prevents it from charging a premium that is appropriate for the heightened risk;

•	many geographic regions are considered to be adverse markets in which to operate due to legal, regulatory or claims issues or because they are too remote to warrant a marketing effort and, as a result, agents in theses areas have a limited choice of admitted insurers; and

•	small agent organizations do not generate enough premium volume to qualify for direct relationships with standard lines carriers.

ProCentury generally targets shorter “tail” classes of casualty business focusing on owner landlord and tenants classes of business. “Tail” is the term used to describe the period of time from the occurrence giving rise to a claim to the time that the actual cost of the occurrence to the insurance carrier is known. ProCentury believes these shorter tail owner landlord and tenants classes of business present less rating and reserving risk to it compared to longer tail casualty lines, such as manufacturing and contractors casualty lines. Although ProCentury tends to focus on writing shorter tail classes of business, there are benefits to writing some longer tail casualty lines, such as in the manufacturing and contractors classes of business. ProCentury currently writes longer tail casualty lines in selective classes and geographic regions when opportunities would appear to support its core strategy of profitable underwriting.

Consistent with ProCentury’s general approach to casualty lines, it believes that the inherent short tail of the property business presents less pricing and reserving risk compared to longer tail classes of business. These classes include apartment buildings, commercial buildings and low value dwellings. ProCentury also writes commercial multi-peril policies that provide its insureds with commercial property and general liability coverages bundled together as a package. The targeted classes, limits and pricing on these policies are the same as the policies it writes separately.

ProCentury offers garage liability, professional liability, commercial excess and umbrella policies to supplement its commercial multi-peril and commercial general liability writings. Commercial umbrella insurance policies provide excess liability coverage above the limits of standard liability policies and may also provide coverage for risks not covered under standard liability policies. ProCentury’s customers typically include small business, retail stores and non-residential service contractors. In addition, ProCentury has developed customized products and coverages for other small commercial insureds such as daycare facilities, fitness centers and special event providers.

ProCentury also has a program unit that focuses on the development of specialty programs as well as alternative risk transfer programs, which require the insured to fund all or part of the insurance risk with cash or a letter of credit. Its specialty programs focus on specific risks for a targeted group of insureds, such as oil and gas contractors, pet sitters and assisted care facilities.

In June 2006, ProCentury created a unit to write ocean marine business, which targets small and medium sized ocean cargo, marine liability, and hull exposures. It focuses more on shorter tail marine exposures and typically does not write high hazard marine manufacturing and contracting exposures. ProCentury typically excludes worker’s compensation coverages from its protection and indemnity coverage for the ocean marine business. ProCentury’s marine products are distributed through its existing agents and brokers as well as specialized ocean marine brokers. In addition, in April 2007, ProCentury began marketing a product that serves the environmental contractors and consultant market as well as a product that offers mono-line contractors’ pollution liability for non-environmental contracting risks.

In addition, in August 2007, ProCentury began to underwrite surety business. It seeks in construction accounts with an underwriting focus on financial condition and work experience. ProCentury also writes non-contract surety bonds such as license-permit, public official, court, probate and other miscellaneous surety products.

ProCentury’s principal executive offices are located at 465 Cleveland Ave., Westerville, Ohio 43082, and the telephone number at that address is (614) 895-2000.

Financial and other information relating to ProCentury is set forth in ProCentury’s 2007 Annual Report on Form 10-K, ProCentury’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008 and ProCentury’s Current Reports on Form 8-K filed during 2008, copies of which may be obtained from ProCentury as indicated under “Where You Can Find More Information” on page 91.

Recent Developments

On April 2, 2008, the staff of the SEC requested that ProCentury voluntarily provide certain information related to its construction defect reserves for fiscal years 2003 through 2006. At December 31, 2007, construction defect reserves represented approximately 5.6% of ProCentury’s total reserves. The request indicated that their inquiry should not be construed as an indication by the Commission or the staff that any violation of law has occurred. ProCentury is in the process of voluntarily providing the SEC with responsive information with the goal of expediting the resolution of inquiry. Although ProCentury has confidence in the integrity of its financial statements and its methods for establishing reserves, including construction defect reserves, ProCentury cannot predict the ultimate outcome of the inquiry at this time. Based on present information, ProCentury believes the resolution of this matter will not have a material adverse effect on its financial position, results of operations or cash flows.

OTHER MATTERS

As of the date of this joint proxy statement-prospectus, no matters other than the matters described in this joint proxy statement-prospectus are expected to be presented for consideration at the special meetings. However, if any other matters properly come before the Meadowbrook or ProCentury special meeting and are voted upon, the enclosed joint proxy statement-prospectus will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

SHAREHOLDER PROPOSALS

Meadowbrook expects to hold its next annual meeting of shareholders in May 2009. Under the rules of the Securities and Exchange Commission, proposals of Meadowbrook shareholders intended to be presented at that meeting and included in Meadowbrook’s proxy statement must be received by Meadowbrook at its principal executive offices at Meadowbrook Insurance Group, Inc., 26255 American Drive, Southfield, Michigan 48034-5178, no later than December 4, 2008. If a shareholder wishes to present a proposal for the 2009 annual meeting, but does not wish to have the proposal considered for inclusion in Meadowbrook’s proxy statement and proxy, the shareholder must give written notice to Meadowbrook on or before February 17, 2009. Proposals submitted after February 17, 2009 shall be considered untimely. Please refer to Meadowbrook’s proxy statement in connection with its 2008 annual meeting of shareholders for additional information. See “Where You Can Find More Information.” It is not currently anticipated that ProCentury will hold its annual meeting in 2008 or 2009, unless the merger has not been completed or the merger agreement has been terminated. If this occurs, ProCentury will announce the applicable deadlines for shareholder proposals when it announces the date of the annual meeting.

EXPERTS

The consolidated financial statements of Meadowbrook and its subsidiaries appearing in Meadowbrook’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedules appearing therein), and the effectiveness of Meadowbrook’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements as of December 31, 2007 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedules of ProCentury and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to ProCentury’s adoption of the Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses an opinion that ProCentury and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph stating that a material weakness related to determining the assumptions for projected cash flows for asset-backed securities in connection with management’s assessment of other-than-temporary impairment has been identified and included in Management’s Report on Internal Control over Financial Reporting.

LEGAL MATTERS

The validity of the Meadowbrook common stock to be issued in the merger was passed upon for Meadowbrook by Howard & Howard Attorneys PC, Bloomfield Hills, Michigan.

Baker & Hostetler LLP, Cleveland, Ohio has delivered an opinion concerning material federal income tax consequences of the merger to ProCentury and Bodman LLP, Detroit, Michigan, has delivered an opinion concerning material federal income tax consequences of the merger to Meadowbrook. In addition, pursuant to the merger agreement, Baker & Hostetler LLP is expected to deliver an opinion to ProCentury prior to closing substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Correspondingly, Bodman is expected to deliver an opinion to Meadowbrook prior to closing substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. See “Description of Transaction — United States Federal Income Tax Consequences of the Merger.”

WHERE YOU CAN FIND MORE INFORMATION

Meadowbrook and ProCentury each file annual, quarterly and current reports and other information with the SEC. You may read and copy this information at the Public Reference Room at the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Meadowbrook filed a registration statement with the SEC under the Securities Act relating to the Meadowbrook common stock offered to ProCentury shareholders. The registration statement contains additional information about Meadowbrook and the Meadowbrook common stock. The SEC allows Meadowbrook to omit certain information included in the registration statement from this joint proxy statement-prospectus. The registration statement may be inspected and copied at the SEC’s public reference facilities described above. The registration statement is also available on the SEC’s website.

Information about Meadowbrook is also available at its website at http://www.meadowbrook.com. Information about ProCentury is also available at its website at http://www.procentury.com. However, the information on Meadowbrook’s and ProCentury’s respective websites is not a part of this joint proxy statement-prospectus.

All information contained in this joint proxy statement-prospectus with respect to Meadowbrook was supplied by Meadowbrook, and all information contained in this joint proxy statement-prospectus with respect to ProCentury was supplied by ProCentury.

INFORMATION INCORPORATED BY REFERENCE

This proxy statement-prospectus incorporates important business and financial information about Meadowbrook and ProCentury that is not included in or delivered with this proxy statement-prospectus.

The following documents filed with the SEC by Meadowbrook are incorporated by reference in this joint proxy statement-prospectus (SEC File No. 001-14094):

•	the annual report on Form 10-K for the fiscal year ended December 31, 2007 (including the Form 10-K/A filed on March 20, 2007);

•	the proxy statement in connection with the 2008 Annual Meeting of Shareholders;

•	the quarterly report on Form 10-Q for the quarter ended March 31, 2008;

•	the current reports on Form 8-K filed on February 21, 2008, February 22, 2008, February 22, 2008 and February 27, 2008 (other than the portions of those documents not deemed to be filed);

•	the description of Meadowbrook’s common stock contained in a registration statement on Form 8-A dated September 14, 1995 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description; and

•	the description of Meadowbrook’s preferred share purchase rights contained in a registration statement on Form 8-A dated October 12, 1999 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description.

Meadowbrook also incorporates by reference any filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the special meeting.

The following documents filed with the SEC by ProCentury are incorporated by reference in this joint proxy statement-prospectus (SEC File No. 000-50641):

•	the annual report on Form 10-K for the fiscal year ended December 31, 2007;

•	the quarterly report on Form 10-Q for the quarter ended March 31, 2008; and

•	the current reports on Form 8-K filed on February 21, 2008, February 22, 2008 and February 27, 2008 (other than the portions of those documents not deemed to be filed).

ProCentury also incorporates by reference any filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the special meeting.

You may obtain copies of the information incorporated by reference in this proxy statement-prospectus upon written or oral request. The section above entitled “Where You Can Find More Information” contains information about how such requests should be made.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This joint proxy statement-prospectus has been prepared as of May 27, 2008. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing to you of this document nor the issuance to you of shares of common stock of Meadowbrook will create any implication to the contrary. However, if there is a material change to information requiring the filing of a post-effective amendment with the SEC, you will receive an updated document and your proxy will be resolicited.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 20, 2008
BY AND AMONG
MEADOWBROOK INSURANCE GROUP, INC.,
PROCENTURY CORPORATION,
AND
MBKPC CORP.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 20, 2008, is by and among Meadowbrook Insurance Group, Inc., a Michigan corporation (“Meadowbrook”), ProCentury Corporation, an Ohio corporation (“ProCentury”), and MBKPC Corp., a Michigan corporation and a wholly-owned subsidiary of Meadowbrook (“Merger Sub”). Meadowbrook, ProCentury and Merger Sub are sometimes referred to herein, individually as a “Party,” and collectively, as the “Parties”.

WHEREAS, the respective boards of directors of Meadowbrook, Merger Sub and ProCentury have each approved and adopted this Agreement and the transactions contemplated hereby, including the merger of ProCentury with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of ProCentury deems it advisable and in the best interests of ProCentury and its shareholders that ProCentury enter into this Agreement to advance its strategic business interests by putting the ProCentury Insurance Subsidiaries and the Meadowbrook Insurance Subsidiaries under common ownership, and permitting the coordination of activities conducted by them, and otherwise participating in growth opportunities of Meadowbrook and its Subsidiaries;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Acquisition Agreement” shall have the meaning set forth in Section 9.1(j).

“Acquisition Proposal” shall have the meaning set forth in Section 7.7.

“Agent” means an agent, representative, distributor, broker, employee or other Person authorized to sell or administer products of a ProCentury Insurance Subsidiary.

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.1(a)(2)(v).

“Aggregate Stock Amount” shall have the meaning set forth in Section 3.2(f).

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Date” shall have the meaning set forth in Section 4.5(a).

“Average Closing Date Meadowbrook Share Price” shall have the meaning set forth in Section 3.1(a)(2)(i).

“Burdensome Condition” shall have the meaning set forth in Section 8.1(g).

“Capital Change” shall have the meaning set forth in Section 3.6.

“Cash Consideration” shall have the meaning set forth in Section 3.1(a)(2)(v).

“Cash Election” shall have the meaning set forth in Section 3.2(a).

“Cash Election Shares” shall have the meaning set forth in Section 3.2(a).

“Century 401(k) Plan” shall have the meaning set forth in Section 7.9(a).

“Certificate” shall have the meaning set forth in Section 3.3(a). “Certificates of Merger” shall have the meaning set forth in Section 2.2.

“Closing” shall have the meaning set forth in Section 10.1.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Code” shall have the meaning set forth in the third recital.

“Covered Person” shall have the meaning set forth in Section 4.25.

“Determination Date” shall have the meaning set forth in Section 3.1(a)(2)(ii).

“Dissenting Shareholder” shall have the meaning set forth in Section 3.8.

“Dissenting Shares” shall have the meaning set forth in Section 3.8.

“DOL” means United States Department of Labor.

“Drop Dead Date” shall have the meaning set forth in Section 9.1(c).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2(b).

“Election Form” shall have the meaning set forth in Section 3.2(a).

“Environmental Laws” means all federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution, the discharge of, or exposure to materials in the environment or workplace.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with ProCentury for purposes of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.2(c).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(a)(2)(iii).

“Excluded Shares” shall have the meaning set forth in Section 3.1(a)(1).

“Forms” shall have the meaning set forth in Section 4.22(e).

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning set forth in Section 7.11(a).

“Injunction” shall have the meaning set forth in Section 8.1(f).

“Insurance Laws” shall have the meaning set forth in Section 4.22(b).

“IRS” means the Internal Revenue Service.

“Laws” means all applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Liens” means any security interest, pledge, mortgage, lien, charge, restriction, or other encumbrance, choate or inchoate, of any kind or nature whatsoever or however arising, including any Tax lien.

“License” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Maximum Cash Consideration” shall have the meaning set forth in Section 3.1(a)(2)(iv).

“Meadowbrook” shall have the meaning set forth in the Preamble.

“Meadowbrook 401(k) Plan” shall have the meaning set forth in Section 7.9(a).

“Meadowbrook Actuarial Analyses” shall have the meaning set forth in Section 5.20(g).

“Meadowbrook Common Stock” means the common stock, stated value $.01 per share, of Meadowbrook.

“Meadowbrook Credit Facility” means the credit facility established under the Credit Agreement dated as of November 12, 2004 among Meadowbrook and Standard Federal Bank National Association (“Standard Federal”), as amended by the First Amendment to Credit Agreement dated May 20, 2005 between Meadowbrook and Standard Federal, the Second Amendment to Credit Agreement dated September 8, 2007 between Meadowbrook and Standard Federal, the Third Amendment to Credit Agreement dated December 28, 2005 and the Fourth Amendment to Credit Agreement dated April 10, 2007 among Meadowbrook, Meadowbrook, Inc., Crest Financial Corporation and LaSalle Bank Midwest National Association.

“Meadowbrook Disclosure Schedule” shall have the meaning set forth in Article V.

“Meadowbrook Insurance Contracts” shall have the meaning set forth in Section 5.20(e).

“Meadowbrook Insurance Subsidiaries” shall have the meaning set forth in Section 5.20(a).

“Meadowbrook Intellectual Property” shall have the meaning set forth in Section 5.16.

“Meadowbrook Material Adverse Effect” means an event, change or effect that has a material adverse effect on (i) the financial position, results of operations or business of Meadowbrook and its Subsidiaries taken as a whole or (ii) the ability of Meadowbrook or Merger Sub to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Meadowbrook Material Adverse Effect shall not be deemed to include any events, changes or effects to the extent resulting from (a) changes in Insurance Laws and other Laws of general applicability or interpretations thereof by courts or Governmental Entities, or other changes affecting insurance companies generally, including changes in general political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes or other natural disasters or acts of God), (b) changes in GAAP or regulatory accounting requirements applicable to insurance companies and their holding companies generally, (c) any modifications or changes to policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement, (e) actions or omissions of Meadowbrook or Merger Sub taken with the prior written consent of ProCentury in contemplation of the transactions contemplated hereby, (f) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby and (g) changes in general financial or capital market conditions.

“Meadowbrook Plans” shall have the meaning set forth in Section 5.11.

“Meadowbrook Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“Meadowbrook Reports” shall have the meaning set forth in Section 5.5(a).

“Meadowbrook SAP Statements” shall have the meaning set forth in Section 5.6(b).

“Meadowbrook Shareholder Meeting” shall have the meaning set forth in Section 7.2(b).

“Meadowbrook Shareholder Approval” shall have the meaning set forth in Section 8.1(b).

“Meadowbrook Stock Plans” shall have the meaning set forth in Section 5.2(a).

“Meadowbrook’s Counsel” means Bodman LLP, counsel to Meadowbrook.

“Meadowbrook Trusts” means Meadowbrook Capital Trust I and Meadowbrook Capital Trust II formed in connection with the issuance of trust preferred securities referred to in the Meadowbrook Reports.

“Merger” shall have the meaning set forth in the first recital.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Tax Ratio” shall have the meaning set forth in Section 3.2(f).

“Mixed Election” shall have the meaning set forth in Section 3.2(a).

“Nasdaq” shall mean the NASDAQ Global Select Market, any successor inter-dealer quotation system operated by the Nasdaq Inc., or any successor thereto.

“No-Election Shares” shall have the meaning set forth in Section 3.2(a).

“Non-Election” shall have the meaning set forth in Section 3.2(a).

“NYSE” means the New York Stock Exchange or such national securities exchange on which the Meadowbrook Common Stock is listed.

“Option Merger Consideration” shall have the meaning set forth in Section 3.9.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) which is disclosed on the consolidated balance sheet (or notes thereto) of ProCentury or securing liabilities reflected on such balance sheet, (d) which was incurred in the ordinary course of business since September 30, 2007 and (e) all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by ProCentury or its Subsidiaries as of the date hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger or otherwise) of such Person.

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.1(a)(1)(i).

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1(a)(1)(ii).

“Previously Disclosed” shall have the meaning set forth in Section 6.1.

“ProCentury” shall have the meaning set forth in the Preamble.

“ProCentury Actuarial Analyses” shall have the meaning set forth in Section 4.22(g).

“ProCentury Common Shares” means the common shares, without par value, of ProCentury.

“ProCentury Contract” shall have the meaning set forth in Section 4.15(a).

“ProCentury Disclosure Schedule” shall have the meaning set forth in Article IV.

“ProCentury Insurance Contracts” shall have the meaning set forth in Section 4.22(e).

“ProCentury Insurance Subsidiary(ies)” shall have the meaning set forth in Section 4.22(a).

“ProCentury Intellectual Property” shall have the meaning set forth in Section 4.17.

“ProCentury Material Adverse Effect” means an event, change or effect that has a material adverse effect on (i) the financial position, results of operations or business of ProCentury and its Subsidiaries taken as a whole or (ii) the ability of ProCentury to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that ProCentury Material Adverse Effect shall not be deemed to include any events, changes or effects to the extent resulting from (a) changes in Insurance Laws and other Laws of general applicability or interpretations thereof by courts or Governmental Entities, or other changes affecting insurance companies generally, including changes in general political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes or other natural disasters or acts of God), (b) changes in GAAP or regulatory accounting requirements applicable to insurance companies and their holding companies generally, (c) any modifications or changes to policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement, (e) actions or omissions of ProCentury taken with the prior written consent of Meadowbrook, as applicable, in contemplation of the transactions contemplated hereby, (f) the payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change-in-control or severance agreements as of the date hereof as Previously Disclosed, (g) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby and (h) changes in general financial or capital market conditions.

“ProCentury Option Plans” shall have the meaning set forth in Section 4.2(a).

“ProCentury Optionholder” shall have the meaning set forth in Section 4.2(a).

“ProCentury Option” shall have the meaning set forth in Section 3.9.

“ProCentury Plans” shall have the meaning set forth in Section 4.11(a).

“ProCentury Preferred Shares” means the preferred shares, no par value, of ProCentury.

“ProCentury Reports” shall have the meaning set forth in Section 4.5(a).

“ProCentury SAP Statements” shall have the meaning set forth in Section 4.6(b).

“ProCentury Shareholder Approval” shall have the meaning set forth in Section 8.1(a).

“ProCentury Shareholder Meeting” shall have the meaning set forth in Section 7.2(a).

“Proxy Statement” shall have the meaning set forth in Section 4.4.

“Reallocated Cash Shares” shall have the meaning set forth in Section 3.2(d)(i)(3).

“Reallocated Stock Shares” shall have the meaning set forth in Section 3.2(d)(ii)(2).

“Reduction Amount” shall have the meaning set forth in Section 3.2(f).

“Regulatory Agreement” shall have the meaning set forth in Section 4.22(d).

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 8.1(d).

“Restricted Stock” shall have the meaning set forth in Section 3.9.

“S-4” means Meadowbrook’s Registration Statement on Form S-4.

“SAP” shall have the meaning set forth in Section 4.6(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Stock Consideration” shall have the meaning set forth in Section 3.1(a)(2)(v).

“Stock Election” shall have the meaning set forth in Section 3.2(a).

“Stock Election Shares” shall have the meaning set forth in Section 3.2(a).

“Subsidiary” means, when used with respect to any Party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such Party for financial reporting purposes.

“Superior Proposal” shall have the meaning set forth in Section 7.7.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax Ratio” shall have the meaning set forth in Section 3.2(f).

“Tax Return” means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

“Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

“Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Trusts” means the (i) Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee, Profinance Holdings Corporation, as Sponsor, and Steven R. Young and John A. Marazza, as Administrators, dated as of December 4, 2002 and (ii) the Amended and Restated Declaration of Trust by and among U.S. Bank National Association, as Institutional Trustee, Profinance Holdings Corporation, as Sponsor, and Steven R. Young and John A. Marazza, as Administrators, dated as of May 15, 2003.

ARTICLE II

THE MERGER

2.1 The Merger.  Upon the terms and subject to the conditions of this Agreement, ProCentury shall be merged with and into Merger Sub in accordance with the Ohio Revised Code and the Michigan Business Corporation Act, whereupon the separate corporate existence of ProCentury shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Meadowbrook.

2.2 Effective Time.  The Merger shall become effective when certificates of merger with respect to the Merger (the “Certificates of Merger”), containing the provisions required by, and executed in accordance with, the Ohio Revised Code and the Michigan Business Corporation Act have been accepted for filing by the office of the Secretary of State of Ohio and the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services, Corporation Division or at such other subsequent date as Meadowbrook and ProCentury may agree in writing in accordance with the Ohio Revised Code and the Michigan Business Corporation Act. The term “Effective Time” shall be the date and time when the Merger becomes effective.

2.3 Effects of the Merger.  The Merger shall have the effects set forth in Section 1701.82 of the Ohio Revised Code and Section 450.1724 of the Michigan Business Corporation Act.

2.4 Articles of Incorporation and Bylaws.  At the Effective Time, the articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I of the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is ProCentury Corporation.”

2.5 Directors and Executive Officers of the Surviving Corporation.  The directors and executive officers of the Surviving Corporation immediately after the Effective Time shall be as set forth in Section 2.5 of the

Meadowbrook Disclosure Schedule, each of whom shall serve until such time as their successors shall be duly elected or appointed and qualified or their earlier death, resignation or removal.

2.6 Tax Consequences.  It is intended that the Merger constitute a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

2.7 Offices.  The headquarters of the Surviving Corporation immediately after the Effective Time shall be at 465 Cleveland Avenue, Westerville, Ohio 43082, and it is Meadowbrook’s present intention to retain such location as its headquarters.

2.8 Additional Actions.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of ProCentury or Merger Sub, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of ProCentury or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of ProCentury or Merger Sub or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.9 Merger Sub Common Stock.  Each share of Merger Sub common stock, no par value per share, that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as the only issued and outstanding capital stock of the Surviving Corporation and shall be unchanged by the Merger.

ARTICLE III

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

3.1 Conversion of Shares.  At the Effective Time, by virtue of the Merger:

(a) (1) ProCentury Common Shares.  Subject to Sections 3.2, 3.5, 3.6, 3.7, 3.8 and 3.9, each ProCentury Common Share issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and any ProCentury Common Shares held as treasury shares or by any wholly owned Subsidiary of ProCentury, Merger Sub, Meadowbrook or any other wholly owned Subsidiary of Meadowbrook (collectively, the “Excluded Shares”)) shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

(i) Per Share Cash Consideration.  A cash amount equal to $20.00 (the “Per Share Cash Consideration”); or

(ii) Per Share Stock Consideration.  A number of shares of Meadowbrook Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”).

As provided in Section 3.2, ProCentury’s shareholders shall have the right to elect to receive the Per Share Cash Consideration with respect to some of such holder’s shares and the Per Share Stock Consideration with respect to such holder’s remaining shares. Such election shall be subject to the allocations set forth in Section 3.2(d). Meadowbrook shall make a public announcement of the Exchange Ratio and the Election Deadline no later than 9:00 a.m., New York City time, on the third Business Day prior to the date of the Election Deadline.

(2) Additional Definitions.  For purposes of this Agreement:

(i) “Average Closing Date Meadowbrook Share Price” shall mean the volume weighted average sales price of a share of Meadowbrook Common Stock, as reported on the NYSE, for the thirty (30) trading-day period ending with the Determination Date.

(ii) “Determination Date” shall mean the close of business on the fifth business day preceding the Election Deadline.

(iii) “Exchange Ratio” shall mean the quotient (rounded to the nearest ten thousandth, or if there is no nearest ten thousandth, the next higher ten thousandth) of the Per Share Cash Consideration divided by the Average Closing Date Meadowbrook Share Price; provided, however, that if the Average Closing Date

Meadowbrook Share Price is less than $8.00, the Exchange Ratio shall be 2.5, and if the Average Closing Date Meadowbrook Share Price is greater than $10.50, the Exchange Ratio shall be 1.9048.

(iv) “Maximum Cash Consideration” shall mean an aggregate amount of cash equal to 45% of the total value of the cash and shares of Meadowbrook Common Stock issuable to holders of ProCentury Common Shares at the Effective Time, calculated based on the closing price of Meadowbrook Common Stock as of the date prior to the date of the Effective Time. For purposes of the allocation provisions in Section 3.2(d), the cash issuable to holders of ProCentury Common Shares, as set forth in the preceding sentence shall be deemed to include an amount of cash equal to the number of Dissenting Shares multiplied by $20.00.

(v) The “Aggregate Merger Consideration” shall be (i) the cash amount (which shall not exceed the Maximum Cash Consideration) equal to (A) the number of ProCentury Common Shares that are converted at the Effective Time into the right to receive cash pursuant to Section 3.3 multiplied by (B) the Per Share Cash Consideration (the “Cash Consideration”), and (ii) a number of shares of Meadowbrook Common Stock equal to (A) the number of ProCentury Common Shares that are converted at the Effective Time into the right to receive shares of Meadowbrook Common Stock pursuant to Section 3.3 multiplied by (B) the Exchange Ratio (the “Stock Consideration”).

(b) At the Effective Time, the Excluded Shares, other than Dissenting Shares, shall be cancelled and shall cease to exist and no stock of Meadowbrook or other consideration shall be delivered in exchange therefor.

3.2 Election Procedures.

(a) Election Form.  An election form, in such form as ProCentury and Meadowbrook shall mutually agree (the “Election Form”), shall be mailed no later than the date on which the Proxy Statement is mailed to holders of ProCentury Common Shares to each holder of record of ProCentury Common Shares as of the record date for the ProCentury Shareholder Meeting. Each Election Form shall permit the holder of ProCentury Common Shares including Restricted Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), other than Dissenting Shareholders, subject to the conditions set forth in Sections 3.1 and 3.2, (i) to elect to receive Meadowbrook Common Stock with respect to all of such holder’s ProCentury Common Shares as hereinabove provided (a “Stock Election”), (ii) to elect to receive cash with respect to all of such holder’s ProCentury Common Shares as hereinabove provided (a “Cash Election”), (iii) to elect to receive cash with respect to some of such holder’s shares and shares of Meadowbrook Common Stock with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) to indicate that such holder makes no such election with respect to such holder’s ProCentury Common Shares (a “Non-Election”). ProCentury Common Shares as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” ProCentury Common Shares as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” ProCentury Common Shares as to which no election has been made are referred to herein as “No-Election Shares.” Nominee record holders who hold ProCentury Common Shares on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the ProCentury Common Shares held by such shareholder (unless such shares are then Dissenting Shares) shall be designated No-Election Shares. Meadowbrook and ProCentury shall make available one or more Election Forms as may be reasonably requested from time to time by all Persons who become holders (or beneficial owners) of ProCentury Common Shares between the record date for the ProCentury Shareholder Meeting and the Election Deadline.

(b) Election Deadline.  The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the business day prior to the Effective Time.

(c) Effective Election.  Any election to receive Meadowbrook Common Stock or cash shall have been properly made only if LaSalle Bank National Association, which will act as the exchange agent for purposes of conducting the election procedure and the exchange procedure described in this Section 3.2 and Section 3.3 (the “Exchange Agent”), shall have actually received a properly completed Election Form by the Election Deadline.

Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject ProCentury Common Shares are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Meadowbrook, Merger Sub, ProCentury nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(d) Allocation.  Solely for purposes of calculating the allocations pursuant to this Section 3.2(d), Dissenting Shareholders will be deemed to have a right to receive Cash Consideration. Subject to Section 3.2(f), the Exchange Agent shall effect the allocation among holders of ProCentury Common Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) Maximum Cash Consideration Undersubscribed.  If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Maximum Cash Consideration, then:

(1) all Cash Election Shares shall be converted at the Effective Time into the right to receive cash;

(2) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Maximum Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares in accordance with this clause (2), then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

(3) if all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Maximum Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described in Section 3.2(e) hereof a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Maximum Cash Consideration, and all Reallocated Cash Shares will be converted at the Effective Time into the right to receive cash; and

(4) the Stock Election Shares which are not Reallocated Cash Shares shall be converted at the Effective Time into the right to receive Meadowbrook Common Stock.

(ii) Maximum Cash Consideration Oversubscribed.  If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Maximum Cash Consideration, then:

(1) all Stock Election Shares and all No-Election Shares shall be converted at the Effective Time into the right to receive Meadowbrook Common Stock;

(2) the Exchange Agent shall convert on a pro rata basis as described in Section 3.2(e) a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) into Stock Election Shares times the Per Share Cash Consideration such that the number of remaining Cash Election Shares equals the Maximum Cash Consideration, and all Reallocated Stock Shares shall be converted at the Effective Time into the right to receive Meadowbrook Common Stock; and

(3) the Cash Election Shares which are not Reallocated Stock Shares shall be converted at the Effective Time into the right to receive cash.

(iii) Maximum Consideration Satisfied.  If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Maximum Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares shall be converted at the Effective Time into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted at the Effective Time into the right to receive Meadowbrook Common Stock.

(e) Pro Rata Reallocations.  In the event that the Exchange Agent is required pursuant to Section 3.2(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares (based upon the number of Stock Election Shares held) shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.2(d)(ii)(2) to convert some Cash Election Shares (based upon the number of Cash Election Shares held) into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(f) Adjustment Per Tax Opinion.  Notwithstanding anything in this Article III to the contrary, if, based on the Exchange Ratio determined in accordance with Section 3.1(a), the Tax Ratio (as defined below) is less than 55% (or such lesser percentage, not below 40%, as shall be reasonably agreed to by tax counsel to ProCentury and Meadowbrook to enable such tax counsel to deliver the tax opinions referred to in Article VIII) (the “Minimum Tax Ratio”), the number of Cash Election Shares (but for this Section 3.2(f)) shall be reduced by the minimum extent necessary (the amount of such reduction, the “Reduction Amount”) so that the Tax Ratio is equal to the Minimum Tax Ratio. The reduction and reallocation required by this Section 3.2(f) shall be effected in accordance with the procedures set forth in Section 3.2(e). “Tax Ratio” shall mean the ratio of (i) the product of (A) the closing price per share of Meadowbrook Common Stock on the Closing Date times (B) the excess of (x) the Stock Consideration over (y) the number of shares of Meadowbrook Common Stock that tax counsel to Meadowbrook or ProCentury reasonably deems necessary to exclude for purposes of the “continuity-of-interest” requirements under applicable federal income tax principles relating to reorganizations described in the Code (such product, the “Aggregate Stock Amount”), to (ii) the sum of (u) the Aggregate Stock Amount plus (v) the aggregate cash payable pursuant to this Section 3.2 (plus the aggregate estimated amount of cash payable in lieu of fractional shares of Meadowbrook Common Stock pursuant to Section 3.5) plus (w) the number of Dissenting Shares times the per share fair value of such shares determined pursuant to applicable Law or, if such fair value has not been determined as of the date the calculation required by this Section 3.2(f) is required to be made, then times the greater of (A) the Per Share Cash Consideration and (B) the value of the number of shares of Meadowbrook Common Stock equal to the Exchange Ratio (calculated for the purposes of this Section 3.2(f) based on the closing price per share of Meadowbrook Common Stock on the Closing Date), plus (x) any other amounts paid by ProCentury (or any affiliate thereof) to, or on behalf of, any holder of ProCentury Common Shares in connection with the sale, redemption or other disposition of any ProCentury Common Shares in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e) plus (y) any extraordinary dividend distributed by ProCentury prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), plus (z) the amount of any other items that tax counsel to Meadowbrook or ProCentury reasonably deems necessary to take into account for purposes of making the Merger satisfy the requirements under applicable federal income tax principles relating to reorganizations described in the Code. If necessary or advisable under the applicable Treasury Regulations, payments made in respect of ProCentury Options under Section 3.9 shall be taken into account in determining the Reduction Amount.

3.3 Exchange Procedures.

(a) Mailing of Transmittal Material.  Meadowbrook shall cause the Exchange Agent to, no later than five (5) business days after the Closing Date, mail or make available to each holder of record of ProCentury Common Shares a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such holder’s stock certificate or certificates representing ProCentury Common Shares (“Certificate”) in exchange for the consideration set forth in Section 3.1(a) deliverable in respect of such shares pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all ProCentury Common Shares covered thereby, subject to the provisions of paragraph (d) of this Section 3.3.

(b) Meadowbrook Deliveries.  At the Effective Time, for the benefit of the holders of ProCentury Common Shares, Meadowbrook shall deliver to the Exchange Agent (i) certificates evidencing the number of shares of Meadowbrook Common Stock issuable and (ii) an amount in cash equal to the Cash Consideration payable, in each case, pursuant to this Article III in exchange for outstanding ProCentury Common Shares. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Meadowbrook Common

Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c) Exchange Agent Deliveries.  After completion of the allocations referred to in paragraphs (d), (e) and (f) of Section 3.2, each holder of an outstanding ProCentury Common Share who has surrendered the Certificate or Certificates representing such shares to the Exchange Agent (or otherwise complied with Section 3.3(d) or the other procedures established by the Exchange Agent with respect to the matters set forth therein) will, upon acceptance thereof by the Exchange Agent, be entitled to receive a number of whole shares of Meadowbrook Common Stock (represented by a certificate or, as applicable, issued in book-entry only form) and/or the amount of cash into which the aggregate number of ProCentury Common Shares surrendered shall have been converted pursuant to this Agreement (including, but not limited to, payment for fractional shares under Section 3.5) and, if such holder’s ProCentury Common Shares have been converted into Meadowbrook Common Stock, any other distribution theretofore paid with respect to Meadowbrook Common Stock after the Effective Time, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented ProCentury Common Shares and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Meadowbrook Common Stock and/or the right to receive the amount of cash into which such ProCentury Common Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of ProCentury of ProCentury Common Shares and if such shares are presented to ProCentury for transfer, they shall be cancelled against delivery of shares of Meadowbrook Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of Meadowbrook Common Stock under Section 3.2 until such Person surrenders the Certificate or Certificates representing ProCentury Common Shares (or otherwise complied with Section 3.3(d) or the other procedures established by the Exchange Agent with respect to the matters set forth therein), at which time such dividends shall be remitted to such Person, without interest.

(d) Lost or Destroyed Certificates; Issuances of Meadowbrook Common Stock in New Names.  The Exchange Agent, Merger Sub and Meadowbrook, as the case may be, shall not be obligated to deliver cash and/or shares of Meadowbrook Common Stock to which a holder of ProCentury Common Shares would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the ProCentury Common Shares for exchange as provided in this Section 3.3, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Merger Sub and Meadowbrook. If any certificates evidencing shares of Meadowbrook Common Stock are to be issued in a name other than that in which the Certificate evidencing ProCentury Common Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Meadowbrook Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Unclaimed Merger Consideration.  Any portion of the shares of Meadowbrook Common Stock and cash delivered to the Exchange Agent by Meadowbrook pursuant to Section 3.3(b) that remains unclaimed by the shareholders of ProCentury for nine (9) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Meadowbrook. Any shareholders of ProCentury who have not theretofore complied with Section 3.3(c) shall thereafter look only to the Surviving Corporation for the consideration deliverable in respect of each ProCentury Common Share such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for ProCentury Common Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of Meadowbrook Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. The Surviving Corporation and the Exchange Agent shall be entitled to rely upon the stock transfer books of ProCentury as of the Effective Time to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.4 Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of ProCentury Common Shares shall cease to be, and shall have no rights as, shareholders of ProCentury other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of ProCentury of ProCentury Common Shares.

3.5 No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Meadowbrook Common Stock shall be issued in the Merger. Each holder of ProCentury Common Shares who otherwise would have been entitled to a fraction of a share of Meadowbrook Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Date Meadowbrook Share Price, rounded to the nearest whole cent or if there is no nearest whole cent, to the next higher whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.6 Anti-Dilution Provisions.  If, between the date hereof and the Effective Time, the shares of Meadowbrook Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (a “Capital Change”), the Per Share Stock Consideration shall be adjusted accordingly.

3.7 Withholding Rights.  The Surviving Corporation and Meadowbrook (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of ProCentury Common Shares such amounts as the Surviving Corporation and Meadowbrook is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of ProCentury Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Meadowbrook, as applicable.

3.8 Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, to the extent required by the Ohio Revised Code, ProCentury Common Shares which are issued and outstanding prior to the Effective Time and which are held by any shareholder of ProCentury who shall not have voted in favor of adoption of this Agreement at the ProCentury Shareholder Meeting and who files with ProCentury within ten (10) days after such vote at the ProCentury Shareholder Meeting a written demand to be paid the fair cash value for such ProCentury Common Shares (“Dissenting Shares”) in accordance with Section 1701.84 and 1701.85 of the Ohio Revised Code (“Dissenting Shareholder”) shall not be converted into the right to receive the Per Share Cash Consideration or Per Share Stock Consideration as provided in Section 3.1, unless and until such shareholder fails to demand payment properly or otherwise loses such shareholder’s rights as a Dissenting Shareholder, if any, under the Ohio Revised Code. If any such Dissenting Shareholder fails to perfect or shall have effectively withdrawn or lost such rights as a Dissenting Shareholder, that Dissenting Shareholder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time as if that Dissenting Shareholder had made a Mixed Election, with 45% of that Dissenting Shareholder’s Dissenting Shares being treated as Cash Election Shares and 55% of that Dissenting Shareholder’s Dissenting Shares being treated as Stock Election Shares. From and after the Effective Time, any Dissenting Shareholder who has asserted rights provided in Section 1701.84 and 1701.85 of the Ohio Revised Code shall be entitled to only those rights as are granted under those provisions of the Ohio Revised Code. ProCentury shall give Meadowbrook and Merger Sub (i) prompt notice of any shareholder who has asserted rights as dissenting shareholder, attempted withdrawals of such demands, and any other instruments served pursuant to the Ohio Revised Code that are received by ProCentury relating to purported Dissenting Shareholders and (ii) the opportunity to direct all negotiations and proceedings with respect to Dissenting Shareholders. Prior to the Effective Time, ProCentury shall not, except with the prior written consent of Meadowbrook and Merger Sub, make any payment with respect to, or settle or offer to settle, any rights of a Dissenting Shareholder asserted under Section 1701.85 of the Ohio Revised Code. Following the Effective Time, Meadowbrook shall be solely responsible for the settlement and payment of any claims of a Dissenting Shareholder.

3.9 Restricted Shares and Options.  The board of directors of ProCentury shall take such action as is necessary so that at the Effective Time, each outstanding ProCentury Common Share that was granted as a restricted share award and remains unvested as of the Effective Time (the “Restricted Stock”) under the ProCentury Option Plans, shall become fully vested and, accordingly, at the Effective Time, the holder thereof shall have the rights of any holder of ProCentury Common Shares to receive the consideration provided for in this Article III. The board of directors of each of ProCentury and Meadowbrook shall take such action as is necessary so that at the Effective Time, each outstanding option to purchase ProCentury Common Shares (a “ProCentury Option”) under the ProCentury Option Plans, shall become fully vested and exercisable. ProCentury will provide that a holder of a ProCentury Option may exercise the ProCentury Option and complete an Election Form conditioned on consummation of the Merger so that if the Merger is not completed the ProCentury Options will remain subject to their respective original vesting schedules. In the event of any such conditional exercise and election, all ProCentury Common Shares underlying such exercised ProCentury Options will be deemed to have been issued and outstanding immediately prior to the Effective Time for purposes of Section 3.1. If a holder of a ProCentury Option so elects and executes an appropriate acknowledgement or waiver, a ProCentury Option may be canceled in exchange for the right to receive from Meadowbrook a single lump cash payment, equal to the product of (i) the number of ProCentury Common Shares subject to such ProCentury Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of such ProCentury Option (the “Option Merger Consideration”) less any applicable Taxes required to be withheld with respect to such payment. Subject to the foregoing, the ProCentury Option Plans and all ProCentury Options issued thereunder shall terminate at the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PROCENTURY

Prior to the execution of this Agreement, ProCentury has delivered to Meadowbrook and Merger Sub a schedule (the “ProCentury Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article VI or additional agreements in Article VII. This Article IV is qualified in its entirety by such disclosures.

Subject to the foregoing, ProCentury hereby represents and warrants to Meadowbrook as of the date of this Agreement as follows:

4.1 Corporate Organization.

(a) ProCentury is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. ProCentury has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a ProCentury Material Adverse Effect. The articles of incorporation and code of regulations of ProCentury, copies of which have previously been made available to Meadowbrook, are true, complete and correct copies of such documents as in effect as of the date hereof.

(b) Each Subsidiary of ProCentury is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of ProCentury’s Subsidiaries has the corporate or similar power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a ProCentury Material Adverse Effect. The articles of incorporation, bylaws or similar governing documents of each Subsidiary of ProCentury, copies of which have previously been made available to Meadowbrook and Merger Sub, are true, complete and correct copies of such documents as in effect as of the date hereof.

(c) The Trusts have been duly created and are validly existing and in good standing under the laws of the jurisdiction of their establishment, such Trusts will not be deemed to be an Investment Company required to be registered under the Investment Company Act of 1940, as amended, and each Trust is classified as a “grantor trust” for United States Federal Income Tax purposes. The securities issued under the Trusts are valid and legally binding obligations of the Trusts, subject to or limited by applicable bankruptcy, insolvency, reorganization conservatorship, receivership, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights or the reorganization of financial institutions (including preference and fraudulent conveyance or transfer laws, heretofore or hereafter enacted or an offset, affecting the rights of creditors generally).

4.2 Capitalization.

(a) The authorized capital stock of ProCentury consists of 20,000,000 ProCentury Common Shares and 1,000,000 ProCentury Preferred Shares. No other capital stock is authorized. As of February 18, 2008, there are (x) 13,403,367 ProCentury Common Shares issued and outstanding and no ProCentury Common Shares held in ProCentury’s treasury, (y) no ProCentury Common Shares reserved for issuance upon exercise of outstanding stock options or otherwise except for 808,496 ProCentury Common Shares reserved for issuance pursuant to the ProCentury stock option plans (“ProCentury Option Plans”) and (z) no ProCentury Preferred Shares issued and outstanding. Section 4.2(a) of the ProCentury Disclosure Schedule sets forth all of the ProCentury Option Plans and all grantees holding unexercised and unexpired ProCentury Options as of the date hereof (“ProCentury Optionholder”), including the name of each such ProCentury Optionholder, the date on which each ProCentury Option was granted, the number of ProCentury Options held, the expiration date of each ProCentury Option, the price at which each ProCentury Option may be exercised under the ProCentury Option Plans, the number of ProCentury Common Shares subject to each ProCentury Option, the type of grant and the status of the ProCentury Option grant as qualified or non-qualified under Section 422 of the Code. All of the issued and outstanding ProCentury Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above, ProCentury is not a party to any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any ProCentury Common Shares or ProCentury Preferred Shares or any other equity security of ProCentury or any securities representing the right to purchase or otherwise receive any ProCentury Common Shares or ProCentury Preferred Shares or any other equity security of ProCentury.

(b) Section 4.2(b) of the ProCentury Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of ProCentury as of the date hereof, including the number of shares of capital stock of each Subsidiary issued and the holder(s) of such shares. ProCentury owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all Liens other than Permitted Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of ProCentury has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Immediately following the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which ProCentury or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of ProCentury or any of its Subsidiaries.

4.3 Authority; No Violation.

(a) ProCentury has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the ProCentury Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ProCentury and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the board of directors of ProCentury. The board of directors of ProCentury resolved to recommend that ProCentury’s shareholders approve and adopt this Agreement and, except for (i) the ProCentury Shareholder Approval, (ii) the filing of the Certificates of Merger with the Secretary of State of Ohio and the Michigan Department of Labor and (iii) regulatory approvals, no other corporate proceedings on the part of ProCentury are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ProCentury and (assuming due authorization, execution and delivery by Meadowbrook and Merger Sub) constitutes a valid and binding obligation of ProCentury, enforceable against ProCentury in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by ProCentury, nor the consummation by ProCentury of the transactions contemplated hereby, nor compliance by ProCentury with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or code of regulations of ProCentury or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any applicable Law or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any Lien upon any of the respective properties or assets of ProCentury or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ProCentury or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for any violation, conflict, breach, default, acceleration, termination, modification or cancellation that would not be reasonably expected to have a ProCentury Material Adverse Effect.

4.4 Consents and Approvals.  Except for (a) approvals of or filings with insurance regulatory authorities under the Insurance Laws, (b) the appropriate reports, filings and statements required under the Securities Act or the Exchange Act, including the filing with the SEC of a proxy statement/prospectus in definitive form relating to the ProCentury Shareholder Meeting and the Meadowbrook Shareholder Meeting to be held in connection with this Agreement and the Merger contemplated hereby (the “Proxy Statement”), (c) the appropriate filings and approvals under the rules of Nasdaq, (c) the ProCentury Shareholder Approval, (d) the filings of the Certificates of Merger with the Secretary of State of the State of Ohio and the Michigan Department of Labor and (e) the filing of a Pre-Merger Notification pursuant to the HSR Act and the expiration or termination of any waiting period required by the HSR Act, no consents or approvals of or filings or registrations with a Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by ProCentury of this Agreement and (2) the consummation by ProCentury of the Merger and the other transactions contemplated hereby, except where the failure to obtain such consents or approvals or make such filings or registrations would not have a ProCentury Material Adverse Effect.

4.5 Reports.

(a) ProCentury has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2006 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “ProCentury Reports”). Each of the ProCentury Reports, as of its respective date (or, if amended prior to the date hereof, as of the date of such amendment), complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the ProCentury Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Except as permitted by the Exchange Act, including Section 13(k) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither ProCentury nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in the form of a personal loan to any executive officer or director of ProCentury within the meaning of Section 13(k) of the Exchange Act.

(c) ProCentury maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by ProCentury is recorded and reported on a timely basis to the individuals responsible for the preparation of ProCentury’s filings with the SEC and other public disclosure documents. ProCentury and its Subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). ProCentury has completed an evaluation of the effectiveness of its internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such evaluation concluded that such controls were effective. ProCentury has disclosed and identified, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, for ProCentury’s auditors and the audit committee of ProCentury’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect ProCentury’s ability to record, process, summarize and report financial information, (ii) any material weaknesses in internal control over financial reporting and (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in ProCentury’s internal control over financial reporting.

4.6 Financial Statements.

(a) The consolidated balance sheets included in or incorporated by reference into the ProCentury Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of ProCentury and its consolidated Subsidiaries, taken as a whole, as of their respective dates, and the consolidated statements of operations, changes in shareholders equity (deficit) and cash flows included in or incorporated by reference into the ProCentury Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of ProCentury and its consolidated Subsidiaries, taken as a whole, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments and to any other adjustments described therein (including in the notes thereto)); and in each case were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of unaudited statements, as permitted by the SEC.

(b) ProCentury has previously furnished or made available to Meadowbrook and Merger Sub true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 2005 and December 31, 2006, together with all exhibits and schedules thereto (collectively, the “ProCentury SAP Statements”), with respect to each of the ProCentury Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such ProCentury Insurance Subsidiary’s jurisdiction of domicile. The ProCentury SAP Statements were prepared in conformity with applicable statutory accounting practices prescribed or permitted by such Governmental Entity applied on a consistent basis (“SAP”) and present fairly, in all material respects, the statutory financial condition and results of operations of such ProCentury Insurance Subsidiary as of the respective dates thereof or for the respective periods set forth therein, in each case in accordance with SAP. Since December 31, 2005, the ProCentury SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity, except for such filings, the failure so to file or timely file would not individually or in the aggregate, reasonably be expected to have a ProCentury Material Adverse Effect. No deficiencies or violations material to the financial condition of any of the ProCentury Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Entity which have not been cured or otherwise resolved to the satisfaction of such Governmental Entity (unless not currently pending). ProCentury has made available to Meadowbrook and Merger Sub true and complete copies of all financial examinations, market-conduct examinations and other material reports of Governmental Entities since December 31, 2004, including the most recent reports of state insurance regulatory authorities, relating to each ProCentury Insurance Subsidiary.

4.7 Broker’s Fees.  Except for Friedman, Billings, Ramsey and Co., Inc., neither ProCentury nor any Subsidiary of ProCentury nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. ProCentury has provided to Meadowbrook a correct and complete copy of the only agreement between ProCentury and Friedman, Billings, Ramsey and Co., Inc.

4.8 Absence of Certain Changes or Events.

(a) Except as disclosed in the ProCentury Reports filed prior to the date hereof, since September 30, 2007, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a ProCentury Material Adverse Effect.

(b) Since September 30, 2007, ProCentury and its Subsidiaries each (i) has been operated in all material respects in the ordinary course of business and (ii) has not made any material changes in its respective capital or corporate structures.

(c) Except to the extent pursuant to existing plans and policies or permitted under Section 6.1(d)(i), since September 30, 2007, neither ProCentury nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2007 (which amounts have been previously disclosed to Meadowbrook and Merger Sub), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, granted any ProCentury Options or other derivative security or paid any bonus or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance or (iii) taken any of the actions set forth in Section 6.1.

4.9 Legal Proceedings.

(a) Other than ordinary course claims under insurance policies written by ProCentury or any of its Subsidiaries, neither ProCentury nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of ProCentury, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (i) of any nature against ProCentury or any of its Subsidiaries or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a ProCentury Material Adverse Effect.

(b) There is no injunction, order, judgment, decree, or regulatory restriction, other than any of general application, imposed upon ProCentury, any of its Subsidiaries or the assets of ProCentury or any of its Subsidiaries, which has had, or could reasonably be expected to have, a ProCentury Material Adverse Effect.

4.10 Taxes.  Since the Applicable Date, each of ProCentury and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, complete and accurate in all material respects and (ii) paid in full or have made adequate provision for on the financial statements of ProCentury (in accordance with GAAP) all Taxes (as hereinafter defined) and will pay in full or make adequate provision for all Taxes. ProCentury has made available to Meadowbrook and Merger Sub true and correct copies of the United States federal income tax returns filed by ProCentury and its Subsidiaries for each of the two most recent fiscal years for which such returns have been filed. There are no material Liens for Taxes upon the assets of either ProCentury or its Subsidiaries except for statutory Liens for current Taxes not yet due. Neither ProCentury nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Since the Applicable Date, the federal and state income Tax Returns of ProCentury and its Subsidiaries have been audited by the IRS or appropriate state tax authorities only with respect to those periods and jurisdictions set forth on Section 4.10 of the ProCentury Disclosure Schedule. Neither ProCentury nor any of its Subsidiaries is presently subject to any audits, investigations or proceeding by any tax authority, and neither ProCentury nor any of its Subsidiaries has received any written notice from any tax authority that it intends to conduct any such audit, investigation or proceeding. Since the Applicable Date, no written claim has been made by a tax authority in a jurisdiction where ProCentury or any of its

Subsidiaries does not file a tax return that ProCentury or any of its Subsidiaries is or may be subject to taxation in the jurisdiction. Neither ProCentury nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-l(a)(l)) under the Code; (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code.

4.11 Employee Benefit Plan Matters.

(a) Section 4.11(a) of the ProCentury Disclosure Schedule sets forth a true and complete list of each employee benefit plan, as the term is defined in Section 3(3) of ERISA, and other arrangement or agreement providing benefits to any employee or former employee of ProCentury, any Subsidiary or any ERISA Affiliate that is maintained or contributed to or required to be contributed to as of the date hereof (collectively referred to as the “ProCentury Plans”) by ProCentury, any of its Subsidiaries or any ERISA Affiliate, all of which together with ProCentury would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

(b) Each of the ProCentury Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the ProCentury Plans intended to be “qualified” within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from IRS, (2) is or will be the subject of an application for a favorable determination letter, and ProCentury is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter or (3) is the subject of a favorable determination letter issued to the sponsor of a prototype plan upon which ProCentury is entitled to rely, (iii) no ProCentury Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of ProCentury, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of ProCentury, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) no liability under Title IV of ERISA has been incurred by ProCentury, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to ProCentury, its Subsidiaries or a ProCentury ERISA Affiliate of incurring a material liability thereunder, (v) no ProCentury Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by ProCentury, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each ProCentury Plan for any period through the date hereof have been paid or accrued in accordance with GAAP, (vii) neither ProCentury, its Subsidiaries nor any ERISA Affiliate has engaged in a merger in connection with which ProCentury, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 406 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) there are no pending, or, to the knowledge of ProCentury, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the ProCentury Plans or any trusts related thereto and (ix) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of ProCentury, its Subsidiaries or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation or benefits due any such employee or officer.

(c) ProCentury has provided to Meadowbrook correct historical compensation information of those executives for whom severance would be payable upon a change in control, or in connection with a termination following a change in control, for the previous five years and such employees’ current rate of salary or bonus, as applicable, for use in connection with determining the applicable severance amount and the amount of any parachute payment under Section 280G of the Code.

4.12 ProCentury Information.  The information provided by ProCentury that is related to ProCentury and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection with this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act and the Exchange Act.

4.13 Ownership of Meadowbrook Common Stock.  None of ProCentury or any of its Subsidiaries (i) beneficially owns, directly or indirectly or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Meadowbrook.

4.14 Compliance with Applicable Law; Licenses.

(a) The businesses of each of ProCentury and its Subsidiaries have not been, since the Applicable Date, and are not now being conducted in violation of any applicable Laws (except for Laws with respect to matters that are subject to Sections 4.10 (Taxes), 4.11 (Employee Benefit Matters), 4.20 (Environmental Matters) or 4.22 (Insurance Matters), which matters are the subject solely of such respective sections) except for violations that, individually or in the aggregate, are not reasonably likely to have a ProCentury Material Adverse Effect.

(b) ProCentury and its Subsidiaries each has obtained and is in compliance with all Licenses (except for Licenses with respect to matters that are subject to Sections 4.10 (Taxes), 4.11 (Employee Benefit Matters), 4.20 (Environmental Matters) or 4.22 (Insurance Matters), which matters are the subject solely of such respective sections) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a ProCentury Material Adverse Effect.

4.15 Certain Contracts.

(a) Except for this Agreement, neither ProCentury nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events, including, without limitation, termination) result in any payment (whether of severance pay or otherwise) becoming due from Meadowbrook, Merger Sub, ProCentury, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, employee or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date hereof that has not been filed or incorporated by reference in the ProCentury Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement or (v) which materially restricts the conduct of any line of business by ProCentury or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the ProCentury Disclosure Schedule, is referred to herein as a “ProCentury Contract.” ProCentury has previously made available to Meadowbrook and Merger Sub true and correct copies of each ProCentury Contract.

(b) Each ProCentury Contract is a valid and binding obligation of ProCentury or its Subsidiary which is a party thereto and, to the knowledge of ProCentury, of each other party thereto, is in full force and effect, except where such failure to be in full force and effect would not have or be reasonably likely to have a ProCentury Material Adverse Effect. ProCentury and each of its Subsidiaries have performed all obligations required to be performed by them to date under each ProCentury Contract, except where such nonperformance, individually or in the aggregate, would not have or be reasonably likely to have a ProCentury Material Adverse Effect. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of ProCentury or any of its Subsidiaries under any such ProCentury Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a ProCentury Material Adverse Effect. To the knowledge of ProCentury, no other party to any ProCentury Contract is in default under the terms of any ProCentury Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a ProCentury Material Adverse Effect.

4.16 Investment Securities.  Section 4.16 of the ProCentury Disclosure Schedule sets forth the book and market value as of December 31, 2007 of the investment securities and securities held for investment, sale or trading of ProCentury and its Subsidiaries other than stock of direct or indirect wholly-owned Subsidiaries of ProCentury.

To the knowledge of ProCentury, there are no events which may be reasonably expected to result in any material adverse change in the quality or performance of the investment portfolio of ProCentury or its Subsidiaries.

4.17 Intellectual Property.  ProCentury and each of its Subsidiaries owns (without any Lien other than the Permitted Liens) or is licensed or otherwise possesses legally enforceable rights to use all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses as currently conducted (the “ProCentury Intellectual Property”); and neither ProCentury nor any of its Subsidiaries has, since the Applicable Date, received any written notice of conflict with respect to any material ProCentury Intellectual Property that asserts the right of any third party with respect to the use or ownership of any ProCentury Intellectual Property. All ProCentury Intellectual Property that has been licensed by ProCentury or any of its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which ProCentury or such Subsidiary acquired the right to use such ProCentury Intellectual Property, except where such use would not, individually or in the aggregate, have or be reasonably likely to have a ProCentury Material Adverse Effect.

4.18 Undisclosed Liabilities.  Except for (a) those liabilities that are fully reflected or reserved against on the consolidated balance sheet (or notes thereto) of ProCentury included in its Form 10-Q for the period ended September 30, 2007; (b) liabilities incurred in the ordinary course of business since September 30, 2007 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a ProCentury Material Adverse Effect and (c) those liabilities permitted or contemplated by this Agreement, neither ProCentury nor any of its Subsidiaries has incurred any liability of any nature whatsoever required by GAAP to be set forth on a balance sheet or financial statement of ProCentury or in the notes thereto.

4.19 State Takeover Laws; Required Vote.  ProCentury has (a) “opted out” of the application of the provisions of Chapter 1704 of the Ohio Revised Code (the Ohio Business Combination Statute) in its articles of incorporation, and such provisions will not apply to this Agreement or the transactions contemplated hereby and (b) has provided in its articles of incorporation that the vote required to adopt this Agreement at the ProCentury Shareholder Meeting is the affirmative vote of the holders of ProCentury Common Shares entitling them to exercise at least a majority of the voting power of ProCentury.

4.20 Environmental Matters.  Except in the ordinary course of business or as has not had or would not reasonably be expected to have a ProCentury Material Adverse Effect, (a) since the Applicable Date, each of ProCentury and its Subsidiaries is in compliance with all applicable Environmental Laws necessary to conduct its current operations and (b) neither ProCentury nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging that ProCentury or any of its Subsidiaries is in violation of, or liable under, any Environmental Law.

4.21 Opinion.  ProCentury has received a written opinion, dated the date hereof, from Friedman, Billings, Ramsey and Co., Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Aggregate Merger Consideration to be received by holders of ProCentury Common Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.

4.22 ProCentury Insurance Subsidiaries.

(a) As of the date hereof, ProCentury conducts its insurance operations solely through the following Subsidiaries: Century Surety Company, ProCentury Risk Partners Insurance Company and ProCentury Insurance Company (collectively, the “ProCentury Insurance Subsidiaries”). Each of the ProCentury Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the ProCentury SAP Statements, except, in any such case, where the failure to be so licensed or authorized is not, individually or in the aggregate, reasonably likely to have a ProCentury Material Adverse Effect.

(b) The business and operations of the ProCentury Insurance Subsidiaries, since the Applicable Date, have been and are now being conducted in compliance with all Laws relating to the regulation of insurance and market conduct recommendations resulting from market conduct examinations by insurance regulatory authorities

(collectively, “Insurance Laws”), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a ProCentury Material Adverse Effect.

(c) No insurance regulator in any state has notified ProCentury or any of the ProCentury Insurance Subsidiaries in writing that any ProCentury Insurance Subsidiary is commercially domiciled in any jurisdiction and to the knowledge of ProCentury, there are no facts that would result in any ProCentury Insurance Subsidiary being commercially domiciled in any state. To the knowledge of ProCentury, none of ProCentury or any ProCentury Insurance Subsidiary, or any of their respective Affiliates, (i) has purposefully engaged in, or colluded with or assisted any other Persons with, the paying of contingent commissions or similar incentive payments to steer business to them or colluded with Agents or brokers or other producers or intermediaries to “rig bids” or submit false quotes to customers or (ii) is a party to any agreement that provides for any payment by or to any Person of any variable or contingent commissions or payments based upon the profitability, claims handling, sales volume or loss ratio of the business that is the subject of such agreement. Since the Applicable Date, ProCentury and each ProCentury Insurance Subsidiary have made all required notices, submissions, reports or other filings under applicable Insurance Law, including insurance holding company statutes, except for any such failures or instances of noncompliance that would not reasonably be likely, individually or in the aggregate, to result in a ProCentury Material Adverse Effect.

(d) Neither ProCentury nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, a “Regulatory Agreement”), any regulatory agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its underwriting policies, its management or its business, nor has ProCentury or any of its Subsidiaries been advised by any regulatory agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

(e) Except as otherwise is not reasonably likely to have, individually or in the aggregate, a ProCentury Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof that are issued by the ProCentury Insurance Subsidiaries (the “ProCentury Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the “Forms”). The Forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by any ProCentury Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved and the premiums charged are within the amount permitted by Insurance Laws applicable thereto, except where the failure to be so filed or approved is not, individually or in the aggregate, reasonably likely to have a ProCentury Material Adverse Effect.

(f) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which any ProCentury Insurance Subsidiary is a party or under which any ProCentury Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which is not reasonably likely to have, individually or in the aggregate, a ProCentury Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a ProCentury Material Adverse Effect, no ProCentury Insurance Subsidiary, or, to the knowledge of ProCentury, any other party to a material reinsurance or coinsurance treaty or agreement to which any ProCentury Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement, or that such agreement will be automatically terminated, by reason of the transactions contemplated by this Agreement. To the knowledge of ProCentury, the financial condition of the other parties to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement, that is, individually or in the aggregate, reasonably likely to have a ProCentury Material Adverse Effect. All reinsurance and retrocession agreements to which any ProCentury Insurance Subsidiary is a party, either as a cedent or a reinsurer or retrocessionaire, comply in all material respects with all risk transfer criteria under GAAP and applicable SAP, and to the knowledge of ProCentury, there is no investigation, inquiry or proceeding currently pending before or by Governmental Entity, to which ProCentury or any ProCentury Insurance Subsidiary is subject, with respect to the risk transfer characteristics or the reporting or disclosure thereof, of any such reinsurance or retrocession except any such investigation, inquiry or proceeding which would not, individually or in the aggregate, reasonably be likely to have a ProCentury Material Adverse Effect.

(g) Prior to the date hereof, ProCentury has delivered or made available to Meadowbrook and Merger Sub a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any ProCentury Insurance Subsidiary since the Applicable Date, and all material attachments, addenda, supplements and modifications thereto (the “ProCentury Actuarial Analyses”). The information and data furnished by any ProCentury Insurance Subsidiary to its actuaries in connection with the preparation of the ProCentury Actuarial Analyses were accurate in all material respects. The aggregate reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium, as reflected in each of the ProCentury SAP Statements, (i) were determined in accordance with presently accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements); (ii) are fairly stated in accordance with sound actuarial principles; (iii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws.

(h) A.M. Best Company has not announced that it has under surveillance or review (with negative implications) its rating of the financial strength or claims-paying ability of any ProCentury Insurance Subsidiary or imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any ProCentury Insurance Subsidiary which is rated as of the date hereof, and ProCentury has no reason (other than the entry into the Agreement and the transactions contemplated hereby) to believe that any rating presently held by the ProCentury Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason. As of the date hereof, Century Surety Company and ProCentury Insurance Company have been assigned A− (Excellent) financial strength ratings and “a−” issuer credit ratings and ProCentury has been assigned a “bbb−” issuer credit rating by A.M. Best Company.

(i) Section 4.22(i) of the ProCentury Disclosure Schedule lists the top 60 Agents (by gross written premiums sold) of the ProCentury Insurance Subsidiaries for the year ended December 31, 2007, and the gross written premium sold by each of these agents in such year with respect to products issued by any ProCentury Insurance Subsidiary. To the knowledge of ProCentury, the contracts and other agreements pursuant to which agents act on behalf of the ProCentury Insurance Subsidiaries are valid, binding and in full force and effect in all material respects in accordance with their terms and the parties to such contracts and agreements are not in default thereunder in any material respects. To the knowledge of ProCentury, since January 1, 2008 through the date hereof, none of the agents listed on Section 4.22(i) of the ProCentury Disclosure Schedule has (a) terminated its relationship with any of the ProCentury Insurance Subsidiaries or (b) materially decreased the placement, marketing or sales of products issued by the ProCentury Insurance Subsidiaries. To the knowledge of ProCentury, each insurance agent, at the time such agent wrote, sold or produced any insurance policy for a ProCentury Insurance Subsidiary, (i) was duly licensed as an insurance agent for the type of business written, sold or produced in the particular jurisdiction in which such agent wrote, sold or produced such business for such ProCentury Insurance Subsidiary and (ii) was duly appointed as an agent by such ProCentury Insurance Subsidiary, except for any failures to be so licensed and appointed as would not, individually or in the aggregate, have a ProCentury Material Adverse Effect. ProCentury has made available to Meadowbrook and Merger Sub a true and complete copy of each standard form agency agreement used by ProCentury and its Subsidiaries for new business as of the date hereof.

4.23 Labor and Employment Matters.  Neither ProCentury nor its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is ProCentury or its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of ProCentury aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving ProCentury or its Subsidiaries pending or threatened. ProCentury and its

Subsidiaries are in material compliance with applicable Laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax Laws.

4.24 Insurance.  ProCentury and its Subsidiaries are presently insured, and since the Applicable Date, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as would not reasonably be expected to have a ProCentury Material Adverse Effect, all of the insurance policies and bonds maintained by ProCentury and its Subsidiaries outside the ordinary course of its business are in full force and effect, ProCentury and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

4.25 Indemnification.  Except as provided in ProCentury’s employment agreements, or the articles of incorporation or code of regulations of ProCentury, neither ProCentury nor its Subsidiaries is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of ProCentury (a “Covered Person”), and there are no claims for which any Covered Person would be entitled to indemnification under the articles of incorporation or code of regulations of ProCentury or any Subsidiary of ProCentury, applicable law, regulation or any indemnification agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MEADOWBROOK AND MERGER SUB

Prior to the execution of this Agreement, Meadowbrook and Merger Sub have delivered to ProCentury a schedule (the “Meadowbrook Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article VI hereof or additional agreements in Article VII. This Article V is qualified in its entirety by such disclosures.

Subject to the foregoing, Meadowbrook and Merger Sub hereby represent and warrant to ProCentury as of the date of this Agreement as follows:

5.1 Corporate Organization.

(a) Meadowbrook is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan. Meadowbrook has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Meadowbrook Material Adverse Effect. The articles of incorporation and bylaws of Meadowbrook, copies of which have previously been made available to ProCentury, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Meadowbrook is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Meadowbrook’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Meadowbrook Material Adverse Effect. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Meadowbrook, copies of which have previously been made available to ProCentury, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) The Meadowbrook Trusts have been duly created and are validly existing and in good standing under the laws of the jurisdiction of their establishment, such Meadowbrook Trusts will not be deemed to be an Investment Company required to be registered under the Investment Company Act of 1940, as amended, and each

Meadowbrook Trust is classified as a “grantor trust” for United States Federal Income Tax purposes. The securities issued under the Meadowbrook Trusts are valid and legally binding obligations of the Meadowbrook Trusts, subject to or limited by applicable bankruptcy, insolvency, reorganization conservatorship, receivership, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights or the reorganization of financial institutions (including preference and fraudulent conveyance or transfer laws, heretofore or hereafter enacted or an offset, affecting the rights of creditors generally).

5.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Meadowbrook consists of 75,000,000 shares of Meadowbrook Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (“Meadowbrook Preferred Stock”). No other capital stock is authorized. As February 15, 2008, there were 37,019,966 shares of Meadowbrook Common Stock and no shares of Meadowbrook Preferred Stock issued and outstanding, and no shares of Meadowbrook Common Stock held in Meadowbrook’s treasury. As of the date of this Agreement, no shares of Meadowbrook Common Stock or Meadowbrook Preferred Stock were reserved for issuance, except that 2,000,000 shares of Meadowbrook Common Stock were reserved for issuance upon the exercise of long-term stock awards, stock options and other equity-type rewards pursuant to the Meadowbrook Insurance Group, Inc. Amended and Restated 1995 Stock Option Plan and the Meadowbrook Insurance Group, Inc. Amended and Restated 2002 Stock Option Plan (the “Meadowbrook Stock Plans”). All of the issued and outstanding shares of Meadowbrook Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the stock options set forth above, Meadowbrook does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Meadowbrook Common Stock or Meadowbrook Preferred Stock or any other equity securities of Meadowbrook or any securities representing the right to purchase or otherwise receive any shares of Meadowbrook Common Stock or Meadowbrook Preferred Stock. The shares of Meadowbrook Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

(b) Section 5.2(b) of the Meadowbrook Disclosure Schedule sets forth a true and correct list of all of Meadowbrook Subsidiaries as of the date of this Agreement. Meadowbrook owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Meadowbrook, free and clear of all Liens other than Permitted Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Meadowbrook has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3 Authority; No Violation.

(a) Each of Meadowbrook and Merger Sub have full corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Meadowbrook Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Meadowbrook and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the board of directors of each of Meadowbrook and Merger Sub. The board of directors of Meadowbrook has directed that the approval of the issuance of the Meadowbrook Common Stock contemplated by this Agreement be submitted to Meadowbrook’s shareholders for approval at a meeting of such shareholders and, except for (i) the Meadowbrook Shareholder Approval, (ii) the filings of the Certificates of Merger with the Secretary of State of Ohio and the Michigan Department of Labor and (iii) regulatory approvals, no other corporate proceedings on the part of Meadowbrook or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Meadowbrook and Merger Sub and (assuming due authorization, execution and delivery by ProCentury) constitutes a valid and binding obligation of Meadowbrook and Merger Sub, enforceable against Meadowbrook and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Meadowbrook or Merger Sub, nor the consummation by Meadowbrook or Merger Sub of the transactions contemplated hereby, nor compliance by Meadowbrook or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Meadowbrook or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any applicable Law, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any Lien upon any of the respective properties or assets of Meadowbrook or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Meadowbrook or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for any violation, conflict, breach, default, acceleration, termination, modification or cancellation that would not reasonably be expected to have a Meadowbrook Material Adverse Effect.

5.4 Consents and Approvals.  Except for (a) approvals of or filings with insurance regulatory authorities under the Insurance Laws, (b) the appropriate reports, filings and statements required under the Securities Act or the Exchange Act, including the filing with the SEC of the Proxy Statement, (c) the Meadowbrook Shareholder Approval (d) the filings of the Certificates of Merger with the Secretary of State of the State of Ohio and the Michigan Department of Labor and (e) the filing of a Pre-Merger Notification pursuant to the HSR Act and the expiration or termination of any waiting period required by the HSR Act, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Meadowbrook or Merger Sub of this Agreement and (2) the consummation by Meadowbrook and Merger Sub of the Merger and the other transactions contemplated hereby, except where the failure to obtain such consents or approvals or make such filings or registrations would not have a Meadowbrook Material Adverse Effect.

5.5 Reports.

(a) Meadowbrook has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Meadowbrook Reports”). Each of the Meadowbrook Reports, as of its respective date (or, if amended prior to the date hereof, as of the date of such amendment) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Meadowbrook Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Meadowbrook Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Except as permitted by the Exchange Act, including Sections 13(k) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither Meadowbrook nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to any executive officer or director of Meadowbrook within the meaning of Section 13(k) of the Exchange Act.

(c) Meadowbrook maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Meadowbrook is recorded and reported on a timely basis to the individuals responsible for the preparation of Meadowbrook’s filings with the SEC and other public disclosure documents. Meadowbrook and its Subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Meadowbrook has completed an evaluation of the effectiveness of its internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2006, and such evaluation concluded that such controls were effective. Meadowbrook has disclosed and identified, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, for Meadowbrook’s auditors and the audit committee of Meadowbrook’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Meadowbrook’s ability to record, process, summarize and report financial information, (B) any material weaknesses in internal control over financial reporting and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in Meadowbrook’s or its Subsidiaries’ internal control over financial reporting.

5.6 Financial Statements.

(a) The consolidated balance sheets included in or incorporated by reference into the Meadowbrook Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of Meadowbrook and its consolidated Subsidiaries, taken as a whole, as of their respective dates, and the consolidated statements of operations, changes in shareholders equity (deficit) and cash flows included in or incorporated by reference into the Meadowbrook Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Meadowbrook and its consolidated Subsidiaries, taken as a whole, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments and to any other adjustments described therein (including in the notes thereto)); and in each case were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of unaudited statements, as permitted by the SEC.

(b) Meadowbrook has previously furnished or made available to ProCentury true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 2005, and December 31, 2006, together with all exhibits and schedules thereto (collectively, the “Meadowbrook SAP Statements”), with respect to each of the Meadowbrook Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Meadowbrook Insurance Subsidiary’s jurisdiction of domicile. The Meadowbrook SAP Statements were prepared in conformity SAP and present fairly, in all material respects, the statutory financial condition and results of operations of such Meadowbrook Insurance Subsidiary as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with SAP. Since December 31, 2005, the Meadowbrook SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity, except for such filings, the failure so to file or timely file would not, individually or in the aggregate, reasonably be expected to have a Meadowbrook Material Adverse Effect. No deficiencies or violations material to the financial condition of any of the Meadowbrook Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Entity which have not been cured or otherwise resolved to the satisfaction of such Governmental Entity (unless not currently pending). Meadowbrook has made available to ProCentury true and complete copies of all financial examinations, market-conduct examinations and other material reports of Governmental Entities since December 31, 2004, including the most recent reports of state insurance regulatory authorities, relating to each Meadowbrook Insurance Subsidiary.

5.7 Broker’s Fees.  Except for Paracap Group, LLC, neither Meadowbrook nor any Subsidiary of Meadowbrook, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Meadowbrook has provided a correct and complete copy of each agreement between Meadowbrook and Paracap Group, LLC relating to the transactions contemplated hereby.

5.8 Absence of Certain Changes or Events.

(a) Except as disclosed in the Meadowbrook Reports filed prior to the date hereof, since September 30, 2007, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Meadowbrook Material Adverse Effect.

(b) Except as set forth in Section 5.8(b) of the Meadowbrook Disclosure Schedule, since September 30, 2007, Meadowbrook and its Subsidiaries each (i) has been operated in all material respects in the ordinary course of business and (ii) has not made any material changes in its respective capital or corporate structures.

5.9 Legal Proceedings.

(a) Other than ordinary course claims under insurance policies written by Meadowbrook or any of its Subsidiaries, neither Meadowbrook nor any of its Subsidiaries is a party to any and there are no pending or to the knowledge of Meadowbrook, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (i) of any nature against Meadowbrook or any of its Subsidiaries or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Meadowbrook Material Adverse Effect.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Meadowbrook, any of its Subsidiaries or the assets of Meadowbrook or any of its Subsidiaries which has had, or could reasonably be expected to have, a Meadowbrook Material Adverse Effect.

5.10 Taxes.  Each of Meadowbrook and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, complete and accurate in all material respects, and (ii) paid in full or have made adequate provision for on the financial statements of Meadowbrook (in accordance with GAAP) all Taxes and will pay in full or make adequate provision for all Taxes. There are no material Liens for Taxes upon the assets of either Meadowbrook or its Subsidiaries except for statutory Liens for current Taxes not yet due. Neither Meadowbrook nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Since the Applicable Date, the federal and state income Tax Returns of Meadowbrook and its Subsidiaries have been audited by the IRS or appropriate state tax authorities only with respect to those periods and jurisdictions set forth on Section 5.10 of the Meadowbrook Disclosure Schedule. Neither Meadowbrook nor any of its Subsidiaries is presently subject to any audits, investigations or proceeding by any tax authority, and neither Meadowbrook nor any of its Subsidiaries has received any written notice from any tax authority that it intends to conduct any such audit, investigation or proceeding. Since the Applicable Date, no written claim has been made by a tax authority in a jurisdiction where Meadowbrook or any of its Subsidiaries does not file a tax return that Meadowbrook or any of its Subsidiaries is or may be subject to taxation in the jurisdiction. Neither Meadowbrook nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-l(a)(l)) under the Code; (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code.

5.11 Employee Benefit Plan Matters.  Except as set forth in Schedule 5.11 of the Meadowbrook Disclosure Schedule, (i) each employee benefit plan, as the term is defined in Section 3(3) of ERISA, and other arrangement or agreement providing benefits to any employee or former employee of Meadowbrook or any of its Subsidiaries or any ERISA Affiliate that is maintained or contributed to as of the date of this Agreement (collectively referred to as “Meadowbrook Plans”) by Meadowbrook, any of its Subsidiaries or any ERISA Affiliate, all of which together with Meadowbrook would be deemed a single employer within the meaning of Section 4001(b)(1) of ERISA, has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of Meadowbrook Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS or (2) is or will be the subject of an application for a favorable determination letter, and Meadowbrook is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) no Meadowbrook Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Meadowbrook, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Meadowbrook, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) no liability under Title IV of ERISA has been incurred by Meadowbrook, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Meadowbrook, its Subsidiaries or a Meadowbrook ERISA Affiliate of incurring a material liability thereunder, (v) no Meadowbrook Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by Meadowbrook, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Meadowbrook Plan for any period through the date hereof have been paid or accrued in accordance with GAAP, (vii) neither Meadowbrook, its Subsidiaries nor any ERISA Affiliate has engaged in a merger in connection with which Meadowbrook, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 406 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (viii) there are no pending, or, to the knowledge of Meadowbrook, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Meadowbrook Plans or any trusts related thereto.

5.12 Meadowbrook Information.  The information relating to Meadowbrook and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement and the S-4 (except for such portions thereof that relate only to ProCentury or any of its Subsidiaries as represented in Section 4.12 hereof), or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to ProCentury or any of its Subsidiaries as represented in Section 4.12 hereof) will comply in all material respects with the provisions of the Securities Act and Exchange Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

5.13 Ownership of ProCentury Common Stock.  None of Meadowbrook or any of its Subsidiaries (i) beneficially owns, directly or indirectly or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of ProCentury.

5.14 Compliance with Applicable Law.

(a) The businesses of each of Meadowbrook and its Subsidiaries have not been since the Applicable Date, and are not being conducted in violation of any applicable Laws (except for Laws with respect to matters that are subject to Sections 5.10 (Taxes), 5.11 (Employee Benefit Matters), 5.19 (Environmental Matters) or 5.20 (Insurance Matters), which matters are subject solely of such respective sections) except for violations that, individually or in the aggregate, are not reasonably likely to have a Meadowbrook Material Adverse Effect.

(b) Meadowbrook and its Subsidiaries each has obtained and is in compliance with all Licenses (except for Licenses with respect to matters that are subject to Sections 5.10 (Taxes), 5.11 (Employee Benefit Matters), 5.19 (Environmental Matters) or 5.20 (Insurance Matters)) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Meadowbrook Material Adverse Effect.

5.15 Certain Contracts.

(a) Except for this Agreement, neither Meadowbrook nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date hereof that has not been filed or incorporated by reference in the Meadowbrook Reports or (ii) which materially restricts the conduct of any line of business by Meadowbrook or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 5.15(a), whether or not set forth in Section 5.15(a) of the Meadowbrook Disclosure Schedule, is referred to herein as a “Meadowbrook Contract.” Meadowbrook has previously made available to ProCentury true and correct copies of each Meadowbrook Contract.

(b) Each Meadowbrook Contract is a valid and binding obligation of Meadowbrook or its Subsidiary which is a party thereto and, to the knowledge of Meadowbrook, of each other party thereto, is in full force and effect, except where such failure to be in full force and effect would not have or be reasonably likely to have a Meadowbrook

Material Adverse Effect. Meadowbrook and each of its Subsidiaries have performed all obligations required to be performed by them to date under each Meadowbrook Contract, except where such nonperformance, individually or in the aggregate, would not have or be reasonably likely to have a Meadowbrook Material Adverse Effect. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Meadowbrook or any of its Subsidiaries under any such Meadowbrook Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Meadowbrook Material Adverse Effect. To the knowledge of Meadowbrook, no other party to any Meadowbrook Contract is in default under the terms of any Meadowbrook Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Meadowbrook Material Adverse Effect.

5.16 Intellectual Property.  Meadowbrook and each of its Subsidiaries owns (without any Lien other than Permitted Liens) or is licensed or otherwise possesses legally enforceable rights to use all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses as currently conducted (the “Meadowbrook Intellectual Property”); and neither Meadowbrook nor any of its Subsidiaries has, since the Applicable Date, received any written notice of conflict with respect to any material Meadowbrook Intellectual Property that asserts the right of any third party with respect to the use or ownership of any Meadowbrook Intellectual Property. All Meadowbrook Intellectual Property that has been licensed by Meadowbrook or any of its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which Meadowbrook or such Subsidiary acquired the right to use such Meadowbrook Intellectual Property, except where such use would not, individually or in the aggregate, have or be reasonably likely to have a Meadowbrook Material Adverse Effect.

5.17 Undisclosed Liabilities.  Except for (a) those liabilities that are fully reflected or reserved against on the consolidated balance sheet (or notes thereto) of Meadowbrook included in its Form 10-Q for the period ended September 30, 2007, (b) liabilities incurred in the ordinary course of business since September 30, 2007 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Meadowbrook Material Adverse Effect and (c) those liabilities permitted or contemplated by this Agreement, neither Meadowbrook nor any of its Subsidiaries has incurred any liability of any nature whatsoever required by GAAP to be set forth on a balance sheet or financial statement of Meadowbrook or in the notes thereto.

5.18 Required Vote.  No vote of the shareholders of Meadowbrook is required by law, Meadowbrook’s articles of incorporation and bylaws or otherwise to approve this Agreement and the Merger other than the vote of shareholders of Meadowbrook to approve the issuance of Meadowbrook Common Stock contemplated by this Agreement as required by the rules of the NYSE.

5.19 Environmental Matters.  Except in the ordinary course of business or as has not had or would not reasonably be expected to have a Meadowbrook Material Adverse Effect, (a) since the Applicable Date, each of Meadowbrook and its Subsidiaries is in compliance with all applicable Environmental Laws necessary to conduct its current operations and (b) neither Meadowbrook nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging that Meadowbrook or any of its Subsidiaries is in violation of, or liable under, any Environmental Law.

5.20 Meadowbrook Insurance Subsidiaries.

(a) As of the date hereof, Meadowbrook conducts its insurance operations solely through the following Subsidiaries: Star Insurance Company, Ameritrust Insurance Corporation, Savers Property and Casualty Insurance Company and Williamsburg National Insurance Company (collectively, the “Meadowbrook Insurance Subsidiaries”). Each of the Meadowbrook Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Meadowbrook SAP Statements, except, in any such case, where the failure to be so licensed or authorized is not, individually or in the aggregate, reasonably likely to have a Meadowbrook Material Adverse Effect.

(b) The business and operations of the Meadowbrook Insurance Subsidiaries, since the Applicable Date, have been and are now being conducted in compliance with all Insurance Laws, except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Meadowbrook Material Adverse Effect.

(c) No insurance regulator in any state has notified Meadowbrook or any of the Meadowbrook Insurance Subsidiaries in writing that any Meadowbrook Insurance Subsidiary is commercially domiciled in any jurisdiction and to the knowledge of Meadowbrook, there are no facts that would result in any Meadowbrook Insurance Subsidiary being commercially domiciled in any state. To the knowledge of Meadowbrook, none of Meadowbrook or any Meadowbrook Insurance Subsidiary, or any of their respective Affiliates, (i) has purposefully engaged in, or colluded with or assisted any other Persons with, the paying of contingent commissions or similar incentive payments to steer business to them or colluded with Agents or brokers or other producers or intermediaries to “rig bids” or submit false quotes to customers or (ii) is a party to any agreement that provides for any payment by or to any Person of any variable or contingent commissions or payments based upon the profitability, claims handling, sales volume or loss ratio of the business that is the subject of such agreement. Since the Applicable Date, Meadowbrook and each Meadowbrook Insurance Subsidiary have made all required notices, submissions, reports or other filings under applicable Insurance Law, including insurance holding company statutes, except for any such failures or instances of noncompliance that would not reasonably be likely, individually or in the aggregate, to result in a Meadowbrook Material Adverse Effect.

(d) Neither Meadowbrook nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement with, any regulatory agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its underwriting policies, its management or its business, nor has ProCentury or any of its Subsidiaries been advised by any regulatory agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

(e) Except as otherwise is not reasonably likely to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof that are issued by the Meadowbrook Insurance Subsidiaries (the “Meadowbrook Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable Law, on the Forms. The Forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by any Meadowbrook Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved and the premiums charged are within the amount permitted by Insurance Laws applicable thereto, except where the failure to be so filed or approved is not, individually or in the aggregate, reasonably likely to have a Meadowbrook Material Adverse Effect.

(f) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which any Meadowbrook Insurance Subsidiary is a party or under which any Meadowbrook Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which is not reasonably likely to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect, no Meadowbrook Insurance Subsidiary, or, to the knowledge of Meadowbrook, any other party to a material reinsurance or coinsurance treaty or agreement to which any Meadowbrook Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement, or that such agreement will be automatically terminated, by reason of the transactions contemplated by this Agreement. To the knowledge of Meadowbrook, the financial condition of the other parties to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement, that is, individually or in the aggregate, reasonably likely to have a Meadowbrook Material Adverse Effect. All reinsurance and retrocession agreements to which any Meadowbrook Insurance Subsidiary is a party, either as a cedent or a reinsurer or retrocessionaire, comply in all material respects with all risk transfer criteria under GAAP and applicable SAP, and to the knowledge of Meadowbrook, there is no investigation, inquiry or proceeding currently pending before or by Governmental Entity, to which Meadowbrook or any Meadowbrook Insurance Subsidiary is subject, with respect to the risk transfer characteristics or the reporting or disclosure thereof, of any such reinsurance or retrocession except any such investigation, inquiry or proceeding which would no, individually or in the aggregate, reasonably be likely to have a Meadowbrook Material Adverse Effect.

(g) Prior to the date hereof, Meadowbrook has delivered or made available to ProCentury a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Meadowbrook Insurance Subsidiary since the Applicable Date, and all attachments, addenda, supplements and modifications thereto (the “Meadowbrook Actuarial Analyses”). The information and data furnished by any Meadowbrook Insurance Subsidiary to its actuaries in connection with the preparation of the Meadowbrook Actuarial Analyses were accurate in all material respects. The aggregate reserves for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium, as reflected in each of the Meadowbrook SAP Statements, (i) were determined in accordance with presently accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements), (ii) are fairly stated in accordance with sound actuarial principles, (iii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws.

(h) A.M. Best Company has not announced that it has under surveillance or review (with negative implications) its rating of the financial strength or claims-paying ability of any Meadowbrook Insurance Subsidiary or imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Meadowbrook Insurance Subsidiary which is rated as of the date of this Agreement, and Meadowbrook has no reason (other than the entry into the Agreement and the transactions contemplated hereby) to believe that any rating presently held by the Meadowbrook Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason. As of the date hereof, Meadowbrook and each of the Meadowbrook Insurance Subsidiaries have been assigned an A- (Excellent) financial strength rating by A.M. Best Company.

5.21 Labor and Employment Matters.  Neither Meadowbrook nor its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Meadowbrook or its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of Meadowbrook aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving Meadowbrook or its Subsidiaries pending or threatened. Meadowbrook and its Subsidiaries are in material compliance with applicable Laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax Laws.

5.22 Insurance.  Meadowbrook and its Subsidiaries are presently insured, and since the Applicable Date, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as would not reasonably be expected to have a Meadowbrook Material Adverse Effect, all of the insurance policies and bonds maintained by Meadowbrook and its Subsidiaries outside the ordinary course of its business are in full force and effect, Meadowbrook and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

5.23 Financing.  Section 5.23 of the Meadowbrook Disclosure Schedule sets forth the amount, as of the date hereof, of Meadowbrook’s cash and cash equivalents, the amount of the cash and cash equivalents of the Meadowbrook Insurance Subsidiaries’ available to pay a dividend to Meadowbrook without obtaining the approval of the Office of Financial and Insurance Regulation and the borrowings currently available under the Meadowbrook Credit Facility is as set forth in Section 5.23 of the Meadowbrook Disclosure Schedule. As of the Closing Date, Meadowbrook will have cash and availability under the Meadowbrook Credit Facility in amounts sufficient to pay the Maximum Cash Consideration.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of ProCentury.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as previously disclosed in the ProCentury Disclosure Schedule (“Previously Disclosed”), without the prior written consent of Meadowbrook, ProCentury will not and will not permit any of its Subsidiaries to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Meadowbrook the goodwill of the customers of ProCentury and its Subsidiaries and others with whom business relations exist; provided, however, that no action by ProCentury or its Subsidiaries with respect to matters specifically addressed by Sections 6.1(b) through 6.1(u) will be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of such other provision.

(b) Capital Stock.  Other than pursuant to the ProCentury Options outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other rights.

(c) Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any ProCentury Common Shares, other than normal quarterly dividends in the amount of no more than $0.04 per ProCentury Common Share per quarter with customary record and payment dates or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of ProCentury or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for the employment of individuals in the ordinary course of business on an at-will basis, (ii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable Law, (iv) to satisfy contractual obligations existing as of the date hereof which are set forth in Section 6.1(d) or (v) of the ProCentury Disclosure Schedule to satisfy the terms of any ProCentury Plan.

(e) Benefit Plans.  For the 2008 calendar year, enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable Law or (ii) to satisfy contractual obligations existing as of the date hereof which are set forth in Section 6.1(d) of ProCentury Disclosure Schedule or the terms of any ProCentury Plan), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of ProCentury or any Subsidiary or take any action, other than contemplated by this Agreement, to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, business or properties including investment securities other than in the ordinary course of business.

(g) Acquisitions.  Acquire all or any material portion of the assets, business, deposits or properties of any other entity other than in the ordinary course of business or as contemplated by Section 6.1(h).

(h) Capital Expenditures.  Make any capital expenditures not contemplated by ProCentury’s capital expenditure budget having an aggregate value exceeding $150,000.

(i) Governing Documents.  Amend its articles of incorporation, code of regulations or similar governing documents.

(j) Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in Laws or GAAP which are disclosed promptly to Meadowbrook in writing.

(k) Contracts.  Enter into any agreement that would be required to be listed on Section 4.15(a) of the ProCentury Disclosure Schedule or renew or terminate or amend or modify in any material respect in a manner that is adverse to ProCentury any agreement for services to be provided to ProCentury or any Subsidiary or any other contract obligating ProCentury to pay an amount in excess of $150,000, other than agreements or arrangements entered into in the ordinary course of business in connection with the defense of claims, including litigated claims, made under policies of insurance issued by a ProCentury Insurance Subsidiary.

(l) Claims.  Except for the settlement, in the ordinary course of business, of claims (including litigated claims) made under insurance policies issued by ProCentury or its Subsidiaries, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which ProCentury or any Subsidiary is or becomes a party after the date hereof, which settlement, agreement or action involves payment by ProCentury or any Subsidiary of an amount which exceeds $50,000 and/or would impose any material restriction on the business of ProCentury or any Subsidiary.

(m) ProCentury Operations.  Enter into any new material line of business or otherwise change its investment policies, except as required by applicable Law.

(n) Indebtedness.  Incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than indebtedness incurred under ProCentury’s existing credit facility in the ordinary course of business consistent with past practice.

(o) Loans.  Make, purchase, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business.

(p) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project.

(q) Certain Transactions.  Enter into any agreement that could reasonably be expected to have the result of delaying or hindering the approval of the ProCentury shareholders or any Governmental Entity.

(r) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable Law or regulation.

(s) Board Membership.  Elect to the board of directors of itself or any of its Subsidiaries or to any office of its Subsidiaries any Person who is not a member of the board of directors or an officer of ProCentury or its Subsidiaries as of the date of this Agreement; provided, however, that if an additional vacancy is created on the board of directors of ProCentury, ProCentury may fill such vacancy with a Person who is not an officer of ProCentury or its Subsidiaries.

(t) No New Subsidiaries.  Neither ProCentury nor its Subsidiaries will establish, acquire or otherwise create any new entity.

(u) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2 Covenants of Meadowbrook and Merger Sub.  From the date hereof, until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of ProCentury, Meadowbrook and Merger Sub will not, and will cause each of their Subsidiaries not to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself the goodwill of its customers and others with whom business relations exist; provided, however, that no action by Meadowbrook or Merger Sub or their Subsidiaries with respect to matters specifically addressed by Sections 6.2(b) through 6.2(i) will be deemed a breach of this Section 6.2(a) unless such action would constitute a breach of such other provision.

(b) Acquisitions or Capital Expenditures.  (i) Acquire all or any material portion of the assets, business, deposits or properties of any other entity other than in the ordinary course of business or as contemplated by clause (ii) hereof or (ii) make any capital expenditures not contemplated by Meadowbrook’s capital expenditure budget as in effect on the date hereof having an aggregate value exceeding $150,000, in each case if such acquisition or expenditure would materially affect Meadowbrook’s ability to pay the Maximum Cash Consideration.

(c) Capital Stock.  Other than equity awards issued and granted under the Meadowbrook Stock Plans, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any rights.

(d) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties including investment securities and loans other than in the ordinary course of business.

(e) Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in Laws or GAAP.

(f) Certain Transactions.  Enter into any agreement that could reasonably be expected to have the result of delaying or hindering the approval of the Meadowbrook shareholders or any Governmental Entity.

(g) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable Law or regulation.

(h) Governing Documents.  Amend its articles of incorporation, bylaws or code of regulations, which as a direct result of such amendment the holders of ProCentury Common Shares would be adversely affected.

(i) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of ProCentury, Meadowbrook and Merger Sub agrees to use its reasonable best efforts (subject to, and in accordance with applicable Law) in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the Merger including the satisfaction of the conditions set forth in Article VIII, and shall cooperate fully with the other Parties hereto to that end.

7.2 Shareholder Approval.

(a) ProCentury agrees to take, in accordance with applicable Law and its articles of incorporation and code of regulations, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement, including the Merger, and any other matters required to be approved by ProCentury’s shareholders for consummation of the Merger (including any adjournment or postponement, the “ProCentury Shareholder Meeting”). Except with the prior approval of Meadowbrook, no other matters shall be submitted for the approval of ProCentury shareholders at the ProCentury Shareholder Meeting, other than the election of directors in the event the Agreement is not approved and adopted. The board of directors of ProCentury shall at all times prior to and during such meeting recommend such approval and adoption and shall take all reasonable lawful action to solicit such approval and adoption by its shareholders; provided that nothing in this Agreement shall prevent the board of directors of ProCentury from withholding, withdrawing, amending or modifying its recommendation if the board of directors of ProCentury determines, after consultation with its outside counsel, that failing to take such action would be reasonably likely to constitute a breach of its fiduciary duties to the ProCentury shareholders under applicable Law; provided, further, that Section 7.7 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

(b) Meadowbrook agrees to take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the issuance of the Meadowbrook Common Stock contemplated by this Agreement and any other matters required to be approved by Meadowbrook’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Meadowbrook Shareholder Meeting”). Except with the prior approval of ProCentury, no other matters shall be submitted for the approval of Meadowbrook shareholders at the Meadowbrook Shareholder Meeting, other than matters customarily brought before the Meadowbrook shareholders at an annual meeting. The board of directors of Meadowbrook shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the board of directors of Meadowbrook from withholding, withdrawing, amending or modifying its recommendation if the board of directors of Meadowbrook determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Meadowbrook shareholders under applicable Law.

7.3 Registration Statement.

(a) Meadowbrook agrees to prepare an S-4 or other applicable registration statement to be filed by Meadowbrook with the SEC in connection with the issuance of Meadowbrook Common Stock in the Merger (including the Proxy Statement and other proxy solicitation materials of ProCentury and Meadowbrook constituting a part thereof and all related documents). ProCentury shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and ProCentury, and its legal, financial and accounting advisors, shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) the S-4 prior to its filing. ProCentury agrees to cooperate with Meadowbrook and Merger Sub and Meadowbrook’s and Merger Sub’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the S-4 and the Proxy Statement. Provided that ProCentury has cooperated as described above, Meadowbrook agrees to file, or cause to be filed, the S-4 with the SEC as promptly as reasonably practicable. Each of ProCentury, Meadowbrook and Merger Sub agrees to use its reasonable best efforts to cause the S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Meadowbrook also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the S-4 is declared effective under the Securities Act, ProCentury and Meadowbrook shall promptly mail the Proxy Statement to their respective shareholders.

(b) Each of ProCentury and Meadowbrook agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 shall, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the ProCentury Shareholder Meeting and the Meadowbrook Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of ProCentury and Meadowbrook further agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Parties thereof and to take the necessary steps to correct the S-4 or the Proxy Statement.

(c) Meadowbrook agrees to advise ProCentury, promptly after Meadowbrook receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Meadowbrook Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Meadowbrook is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the S-4 or for additional information.

7.4 Regulatory Filings.

(a) Each of Meadowbrook, Merger Sub and ProCentury shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the Merger and the other transactions contemplated hereby; and any initial filings with Governmental Entities shall be made by Meadowbrook and Merger Sub as soon as reasonably practicable after the execution of this Agreement. Each of Meadowbrook, Merger Sub and ProCentury shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed), and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Entity in connection with the Merger. In exercising the foregoing right, each of such Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger, and each Party shall keep the other Parties apprised of the status of material matters relating to completion of the Merger.

(b) ProCentury and Meadowbrook shall: (i) within twenty (20) business days following the execution of this Agreement, file the Notification and Report Forms required of it under the HSR Act relating to the Merger with the United States Department of Justice and the Federal Trade Commission; (ii) promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission or any other governmental agency in connection with such notification; (iii) request early termination of the waiting period under the HSR Act and (iv) take all other commercially reasonable actions necessary or appropriate to gain all approvals necessary to consummate the transactions contemplated by this Agreement under the HSR Act. Subject to such confidentiality restrictions as may be reasonably requested, each Party hereto shall coordinate and cooperate with the other Parties in preparing the Notification and Report Forms, responding to such inquiries and taking all such other actions.

(c) Each of the Parties shall use their reasonable best efforts to: (i) within twenty (20) business days following the execution of this Agreement, file a Form A (Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer) with the Ohio Department of Insurance, the Texas Department of Insurance and the Washington D.C. Department of Insurance; (ii) promptly respond to inquiries from the Ohio Department of Insurance, the Texas Department of Insurance and the Washington D.C. Department of Insurance in connection with such filings or requests and (iii) take all other commercially reasonable actions necessary or appropriate to obtain the approval of Governmental Entities necessary to consummate the transactions contemplated by this Agreement.

(d) Each Party agrees, upon request, to furnish the other Parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Parties or any of their Subsidiaries (if applicable) to any third party or Governmental Entity.

(e) Notwithstanding the foregoing, in no event shall any of the Parties be obligated to take any action, including divesting or holding separate any assets, in order to obtain any consent, waiver, approval or authorization relating to, or to resolve any objections to the transactions contemplated hereby, asserted by any Governmental Entity.

(f) Each Party shall promptly inform the other party in advance of any proposed meetings, discussions or other material communications with the Federal Trade Commission or the United States Department of Justice or any other Governmental Entity regarding the transactions contemplated hereby (and as soon as practicable following any communication from any such entity).

(g) Upon any HSR Act filing made in accordance with this Agreement, ProCentury and Meadowbrook will each pay one-half of all HSR Act filing fees.

7.5 Press Releases.  ProCentury, Meadowbrook and Merger Sub shall consult with each other before issuing any press release with respect to the Merger or this Agreement. Meadowbrook and ProCentury will issue a joint press release with respect to the Merger or this Agreement as soon as practicable after this Agreement is fully executed. ProCentury shall not issue any press release with respect to the Merger or this Agreement or make any such public statements without the prior written consent of Meadowbrook and Merger Sub, which consent shall not be unreasonably withheld; provided, however, that ProCentury may, without the prior consent of Meadowbrook or Merger Sub (but after consultation with Meadowbrook and Merger Sub, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of Nasdaq. ProCentury, Merger Sub and Meadowbrook shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other Parties.

7.6 Access; Information.

(a) ProCentury agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford Meadowbrook and Merger Sub and their officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties and personnel of ProCentury and to such other information relating to ProCentury as Meadowbrook may reasonably request and, during such period, it shall furnish promptly to Meadowbrook and Merger Sub all information concerning the business, properties and personnel of ProCentury as Meadowbrook and Merger Sub may reasonably request, subject to applicable Law.

(b) Meadowbrook and Merger Sub agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, they shall afford ProCentury and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties and personnel of Meadowbrook and Merger Sub and to such other information relating to Meadowbrook and Merger Sub as ProCentury may reasonably request and, during such period, they shall furnish promptly to ProCentury all information concerning the business, properties and personnel of Meadowbrook and Merger Sub as ProCentury may reasonably request, subject to applicable Law.

(c) No investigation by any Party of the business and affairs of any other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any Party’s obligation to consummate the Merger.

7.7 Acquisition Proposals.  ProCentury agrees that it shall not, and that it shall cause its directors and officers not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving ProCentury, or any purchase of all or substantially all of the assets of ProCentury or more than 20% of the outstanding equity securities of ProCentury (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). ProCentury further agrees that it shall not, and that it shall cause its directors and officers not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent ProCentury or the board of directors of ProCentury from (A) complying with its disclosure obligations under federal or state Law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors of ProCentury receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of ProCentury, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the ProCentury board of directors determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under applicable law and (ii) the ProCentury board of directors determines in good faith (after receipt of advice of its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and could reasonably be expected, if consummated, to result in a transaction more favorable to ProCentury’s shareholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the ProCentury in compliance with this Section 7.7 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” ProCentury agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposals. ProCentury agrees that it will notify Meadowbrook and Merger Sub if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, ProCentury or any of its representatives.

7.8 NYSE Listing.  Meadowbrook agrees to use its reasonable best efforts to list, prior to the Effective Time, on the NYSE the shares of Meadowbrook Common Stock to be issued in connection with the Merger.

7.9 Benefit Plans.

(a) Meadowbrook shall take all commercially reasonable action so that either contemporaneously with or as soon as administratively practicable after the Effective Time, employees of ProCentury and its Subsidiaries as of the Effective Time will be eligible to participate in the employee benefit plans of Meadowbrook on substantially the same terms and conditions of similarly situated employees of Meadowbrook. Except as provided elsewhere in this Section 7.9(a) and in Section 7.9(b), nothing in this Agreement shall require that Meadowbrook or the Surviving Corporation, as applicable, continue the ProCentury Plans or shall limit the ability of the Surviving Corporation to amend or terminate any of ProCentury’s Plans in accordance with their terms at any time. On or before the Effective Time, if directed in writing to do so by Meadowbrook, ProCentury shall take or cause to be taken all such action necessary to terminate the Century Surety Company 401(k) Plan (“Century 401(k) Plan”) and, as soon as reasonably practicable following the effective date of the termination, file an application for a favorable determination of the qualified status of the ProCentury 401(k) Plan upon its termination; provided, however, ProCentury shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Effective Time. Meadowbrook shall take such action as is reasonably necessary to permit any outstanding participant loans under the Century 401(k) Plan of employees of ProCentury and its Subsidiaries as of the Effective Time to be transferred to a 401(k) plan maintained by Meadowbrook or its Subsidiaries (the “Meadowbrook 401(k) Plan”) prior to the date that such loans would go into a default status under the Century 401(k) Plan. As soon as reasonably practicable following the termination of the Century 401(k) Plan and the issuance of a favorable determination letter by the Internal Revenue Service confirming the qualified status of the Century 401(k) Plan upon its termination, the participants in the Century 401(k) Plan who are employees of the Surviving Corporation or Meadowbrook or its Subsidiaries shall be eligible to roll over their account balances, including any outstanding participant loans, into the Meadowbrook 401(k) Plan. All employees of ProCentury and its Subsidiaries shall be eligible to participate in the Meadowbrook 401(k) Plan as of the Effective Time; provided that such employees were, immediately prior to the Effective Time, eligible to participate in the Century 401(k) Plan and had reached their Entry Date (as defined in the Century 401(k) Plan). Employees of ProCentury and its Subsidiaries who, immediately prior to the Effective Time, had not reached their Entry Date (as defined in the Century 401(k) Plan), shall be eligible to participate in the Meadowbrook 401(k) Plan as of their Entry Date (as defined in the Meadowbrook 401(k) Plan), taking into account such employee’s service with both ProCentury and its Subsidiaries and Meadowbrook and its Subsidiaries.

(b) At and following the Effective Time, Meadowbrook and the Surviving Corporation shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of ProCentury existing as of the Effective Time, and all employment, “change-in-control”, deferred compensation and incentive compensation agreements of ProCentury and its Subsidiaries, in each case, which are Previously Disclosed.

(c) For purposes of eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Meadowbrook and its Subsidiaries providing benefits to any employees of ProCentury and its Subsidiaries after the Effective Time, each such employee shall be credited with his or her years of service with ProCentury and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar ProCentury Plan in which such employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. At such time as employees of ProCentury become eligible to participate in a medical, dental or health plan of Meadowbrook or its Subsidiaries, Meadowbrook shall cause each such plan to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees of ProCentury and their beneficiaries during the portion of the calendar year prior to such participation as if such amounts had been paid in accordance with such plan of Meadowbrook or its Subsidiaries and (ii) waive any waiting period limitation, evidence of insurability or actively-at-work requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous ProCentury Plan. The Surviving Corporation shall assume full responsibility for providing COBRA continuation coverage to current and former ProCentury employees who are M&A Qualified Beneficiaries as the term is defined in Treas. Reg. §§ 54.4980B-1 — B-10 until such time as the Surviving Corporation terminates its own health plan or plans. Nothing in this Section 7.9(c) shall prevent Meadowbrook or the Surviving Corporation from terminating its group health plan or plans. On or before the Effective Time, if directed in writing to do so by Meadowbrook, ProCentury shall take or cause to be taken all such action necessary to terminate some or all of ProCentury’s Plans that are welfare benefit plans; provided, however, ProCentury shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Effective Time. All employees of ProCentury and its Subsidiaries shall be eligible to participate in Meadowbrook’s welfare benefit plans as of the Effective Time.

7.10 Notification of Certain Matters.  Each of ProCentury, Merger Sub and Meadowbrook shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it and its respective Subsidiaries taken as a whole or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.11 Indemnification and Insurance.

(a) Meadowbrook shall, and shall cause the Surviving Corporation to, jointly and severally, honor all of ProCentury’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of ProCentury and its Subsidiaries (each, an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Effective Time to the extent that such obligations of ProCentury and such Subsidiaries exist on the date hereof, whether pursuant to articles of incorporation, code of regulations, bylaws of ProCentury or its Subsidiaries or pursuant to such indemnity agreements as are disclosed in Section 7.11 of the ProCentury Disclosure Schedule, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.

(b) Meadowbrook will obtain, fully pay for and maintain for six years A-Side coverage including Difference in Conditions coverage (“DIC”) drop down, reasonably acceptable to ProCentury, with a prior and pending/ retroactive date of March 19, 2007 for the DIC coverage and March 19, 2004 for the main coverage grant, which provides substantially the same amounts and scope of coverage as are provided under ProCentury’s existing policies; provided, however, that if the aggregate premium for the foregoing coverage is greater than $1,000,000, such insurance shall be reduced in scope, amount or duration (at ProCentury’s option) to insurance coverage the premium for which equals $1,000,000 in the aggregate.

(c) If an Indemnified Party prevails in enforcing the indemnity and other obligations provided in this Section 7.11, Meadowbrook shall pay all reasonable expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in such enforcement.

(d) If Meadowbrook or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties or assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.11.

(e) The rights of each Indemnified Party hereunder shall be in addition to and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation, code of regulations, bylaws or other organizational documents of ProCentury or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the Ohio Revised Code or otherwise. The provisions of this Section 7.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

7.12 Financing.  Meadowbrook and Merger Sub shall take all action that is necessary so that at the Effective Time Meadowbrook and Merger Sub have sufficient cash and cash equivalents and available amounts under then-existing credit facilities to pay the Maximum Cash Consideration and all related fees and expenses payable by Meadowbrook and Merger Sub in connection with the transactions contemplated by this Agreement.

7.13 Current Information.  During the period from the date of this Agreement to the Effective Time, each of ProCentury, on the one hand, and Meadowbrook and Merger Sub, on the other hand, will cause one or more of its designated representatives to notify on a regular and frequent basis (not less than monthly) representatives of Meadowbrook or ProCentury, as the case may be, and to report (i) the general status of the ongoing operations of it and its Subsidiaries; and (ii) the status of, and the action proposed to be taken with respect to, any matters outside the ordinary course of its and its Subsidiaries’ businesses. Each of ProCentury, on the one hand, and Meadowbrook and Merger Sub, on the other hand, will promptly notify the other of any material change in the normal course of business or in the operation of its properties or the properties of any of its Subsidiaries and all regulatory communications and governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving itself or any of its Subsidiaries, and will keep the other fully informed of such events.

7.14 Continuing Directors.  Meadowbrook shall take such actions as may be required to appoint, effective as of the Effective Time, two Persons currently serving on the ProCentury board of directors (the “ProCentury Directors”), as designated by ProCentury, to the board of directors of Meadowbrook.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Parties at or prior to the Effective Time of each of the following conditions:

(a) ProCentury Shareholder Approval.  This Agreement shall have been adopted at the ProCentury Shareholder Meeting by the requisite affirmative vote of the holders of at least a majority of the outstanding ProCentury Common Shares entitled to vote thereon (the “ProCentury Shareholder Approval”).

(b) Meadowbrook Shareholder Approval.  The issuance of Meadowbrook Common Stock contemplated by this Agreement shall have been approved by the requisite affirmative vote of at least a majority of the votes cast (assuming a quorum is present) at the Meadowbrook Shareholder Meeting (the “Meadowbrook Shareholder Approval”).

(c) NYSE Stock Market Listing.  The shares of Meadowbrook Common Stock which shall be issued to the shareholders of ProCentury upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(d) Other Approvals.  The following material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers shall have been made, filed, given or obtained: (i) the approvals of or filings with insurance regulatory authorities under all applicable Laws regulating the business of insurance, including the filing of a Form A (Statement Regarding the Acquisition or Change of Control of a Domestic Insurer) with the Ohio Department of Insurance with respect to Century Surety Company, the Texas Department of Insurance with respect to ProCentury Insurance Company and the Washington D.C. Department of Insurance with respect to ProCentury Risk Partners and approval or non-objection of such statements by the applicable Governmental Entities; and (ii) the filing of a Pre-Merger Notification pursuant to the HSR Act and the expiration or termination of any waiting period required by the HSR Act, required to be made, filed, given or obtained with, to or from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement (all such registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers being referred to herein as the “Requisite Regulatory Approvals”).

(e) S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding therefor shall have been initiated by any Governmental Entity. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(g) No Burdensome Condition.  None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Meadowbrook, ProCentury or any of their respective Subsidiaries that Meadowbrook, or ProCentury, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Meadowbrook or ProCentury as to render inadvisable in the reasonable good faith judgment of Meadowbrook or ProCentury, the consummation of the Merger (a “Burdensome Condition”).

8.2 Conditions to Obligations of Meadowbrook and Merger Sub.  The obligation of Meadowbrook and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Meadowbrook and Merger Sub at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of ProCentury.  The representations and warranties of ProCentury set forth in this Agreement that are qualified by a “ProCentury Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Closing Date as though made on and as of the Closing Date (except to the extent any particular representations and warranties speak as of a specific earlier date), and the representations and warranties of ProCentury that are not so qualified, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a ProCentury Material Adverse Effect. Meadowbrook and Merger Sub shall have received a certificate dated as of the Closing Date signed on behalf of ProCentury by the chief executive officer and the chief financial officer of ProCentury to the foregoing effect.

(b) Performance of Obligations of ProCentury.  ProCentury shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Meadowbrook and Merger Sub shall have received a certificate dated as of the Closing Date signed on behalf of ProCentury by the chief executive officer and the chief financial officer of ProCentury to such effect.

(c) Federal Tax Opinion.  Meadowbrook shall have received an opinion of Meadowbrook’s counsel, in form and substance reasonably satisfactory to Meadowbrook, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, Meadowbrook’s counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Meadowbrook, Merger Sub, ProCentury and others, reasonably satisfactory to such counsel.

(d) Consents.  The consents, approvals or waivers listed on Section 8.2(d) of the ProCentury Disclosure Schedule shall have been obtained.

(e) Other Actions.  ProCentury shall have furnished Meadowbrook and Merger Sub with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 8.1 and this Section 8.2 as Meadowbrook may reasonably request.

8.3 Conditions to Obligations of ProCentury.  The obligation of ProCentury to effect the Merger is also subject to the satisfaction or waiver by ProCentury at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of Meadowbrook and Merger Sub.  The representations and warranties of Meadowbrook and Merger Sub set forth in this Agreement that are qualified by a “Meadowbrook Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Closing Date as though made on and as of the Closing Date (except to the extent any particular representations and warranties speak as of a specific earlier date), and the representations and warranties of Meadowbrook and Merger Sub that are not so qualified, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect. ProCentury shall have received a certificate dated as of the Closing Date signed on behalf of Meadowbrook and Merger Sub by the chief executive officer and the chief financial officer of Meadowbrook and Merger Sub to the foregoing effect.

(b) Performance of Obligations of Meadowbrook and Merger Sub.  Meadowbrook and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and ProCentury shall have received a certificate dated as of the Closing Date signed on behalf of Meadowbrook and Merger Sub by the chief executive officer and the chief financial officer of Meadowbrook and Merger Sub to such effect.

(c) Deposit of Cash and Stock Consideration.  Meadowbrook shall have deposited with the Exchange Agent the Cash Consideration, the Stock Consideration and the Option Merger Consideration to be paid to holders of ProCentury Common Shares pursuant to Article III.

(d) Federal Tax Opinion.  ProCentury shall have received an opinion of ProCentury’s counsel, in form and substance reasonably satisfactory to ProCentury, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, ProCentury’s counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Meadowbrook, Merger Sub, ProCentury and others, reasonably satisfactory to such counsel.

(e) Consents.  The consents, approvals or waivers listed on Section 8.3(e) of the Meadowbrook Disclosure Schedule shall have been obtained.

(f) Other Actions.  Meadowbrook and Merger Sub shall have furnished ProCentury with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 8.1 and this Section 8.3 as ProCentury may reasonably request.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of ProCentury or the shareholders of Meadowbrook:

(a) Mutual Consent.  By mutual consent of ProCentury and Meadowbrook in a written instrument, if the board of directors of each so determines by a majority vote of the members of its entire Board;

(b) No Regulatory Approval.  By either Meadowbrook or ProCentury upon written notice to the other Party (i) twenty (20) business days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the twenty (20) business day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement or (iii) there shall be a Burdensome Condition upon Meadowbrook, Merger Sub or ProCentury;

(c) Delay.  By either Meadowbrook or ProCentury if the Merger shall not have been consummated on or before September 30, 2008 (the “Drop Dead Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the Party (including Merger Sub with respect to a termination by Meadowbrook) seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; provided, however that if Meadowbrook or ProCentury determines that additional time is necessary to forestall any action to restrain, enjoin or prohibit the Merger by any Governmental Entity, the Drop Dead Date may be extended to a date not later than December 31, 2008;

(d) ProCentury Shareholder Approval.  By either Meadowbrook or ProCentury (provided that if ProCentury is the terminating Party it shall not be in material breach of any of its obligations under Section 7.2(a)) if any approval of the shareholders of ProCentury required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the ProCentury Shareholder Meeting;

(e) Meadowbrook Shareholder Approval.  By either Meadowbrook or ProCentury (provided that if Meadowbrook is the terminating Party it shall not be in material breach of any of its obligations under Section 7.2(b)) if any approval of the shareholders of Meadowbrook required for the consummation of the Merger and issuance of Meadowbrook Common Stock in connection therewith shall not have been obtained by reason of the failure to obtain the required vote at the Meadowbrook Shareholder Meeting;

(f) Breach of Representations; Material Adverse Effect.  By either Meadowbrook or ProCentury (provided that the terminating Party (including Merger Sub with respect to a termination by Meadowbrook) is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (including Merger Sub with respect to a termination by ProCentury), which breach would reasonably be expected to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect or ProCentury Material Adverse Effect;

(g) Breach of Covenants; Material Adverse Effect.  By either Meadowbrook or ProCentury (provided that the terminating Party (including Merger Sub with respect to a termination by Meadowbrook) is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party (including Merger Sub with respect to a termination by ProCentury), which breach would reasonably be expected to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect or ProCentury Material Adverse Effect;

(h) ProCentury Failure to Recommend.  By Meadowbrook, if (i) the board of directors of ProCentury does not recommend in the Proxy Statement that its shareholders adopt this Agreement; (ii) after recommending in the Proxy Statement that shareholders adopt this Agreement, the board of directors shall have withdrawn, modified or qualified such recommendation adverse to the interest of Meadowbrook or (iii) ProCentury fails to call, give proper notice of, convene and hold the ProCentury Shareholder Meeting;

(i) Meadowbrook Failure to Recommend.  By ProCentury, if (i) the board of directors of Meadowbrook does not recommend in the Proxy Statement that its shareholders adopt this Agreement or approve the issuance of the Meadowbrook Common Stock in connection with the Merger; (ii) after recommending in the Proxy Statement that shareholders approve this Agreement or the issuance of the Meadowbrook Common Stock in connection with the Merger, the board of directors shall have withdrawn, modified or qualified such recommendation adverse to the interest of ProCentury or (iii) Meadowbrook fails to call, give proper notice of, convene and hold the Meadowbrook Shareholder Meeting.

(j) Superior Proposal.  At any time prior to the ProCentury Shareholder Meeting, by ProCentury in order to enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by ProCentury and the board of directors of ProCentury is in full compliance with all of the requirements of Section 7.7; provided, however, that this Agreement may be terminated by ProCentury pursuant to this Section 9.1(j) only after the tenth business day following ProCentury’s provision of written notice to Meadowbrook advising Meadowbrook that the board of directors of ProCentury is prepared to accept a Superior Proposal, and only if, during such ten-business day period, Meadowbrook does not, in its sole discretion, make an offer to ProCentury that the board of directors of ProCentury determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

(k) Governmental Orders.  By either Meadowbrook or ProCentury if a Governmental Entity shall have issued or entered a judgment, order, injunction or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such judgment, order, injunction or decree or any other action shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(k) shall have used its reasonable best efforts to have such injunction lifted; or

(l) Certain Tender or Exchange Offers.  By Meadowbrook if a tender offer or exchange offer for 50% or more of the outstanding shares of ProCentury Common Stock is commenced (other than by Meadowbrook or a Subsidiary thereof), and the ProCentury board of directors recommends that the shareholders of ProCentury tender their shares in such tender or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

9.2 Effect of Termination.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no Party to this Agreement shall have any liability or further obligation to any other Party hereunder except (i) as set forth in this Section 9.2, Section 10.2 and 10.3, (ii) that termination will not relieve a breaching Party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) that in the event of a termination by ProCentury (so long as ProCentury is not in material breach of this Agreement), ProCentury shall be entitled to pursue any and all of its remedies, including on behalf of its shareholders, for any breach by Meadowbrook of Section 5.23 or Section 7.12.

(b) In recognition of the efforts, expenses and other opportunities foregone by Meadowbrook while structuring and pursuing the Merger, the Parties agree that ProCentury shall pay to Meadowbrook a termination fee of $9.5 million (the “Termination Fee”) in the manner set forth below if:

(i) this Agreement is terminated by Meadowbrook pursuant to Section 9.1(h) or (l); or

(ii) this Agreement is terminated by (A) Meadowbrook pursuant to Section 9.1(c) (but only if the failure of the Closing to occur by the Drop Dead Date is caused by a material breach of this Agreement by ProCentury, or (B) either Meadowbrook or ProCentury pursuant to Section 9.1(d) (other than by reason of any breach by

Meadowbrook), and in the case of any termination pursuant to the clauses set forth in (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the ProCentury board of directors or any of its members (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of ProCentury contemplated by this Agreement at the ProCentury Shareholder Meeting, in the case of clause (B), or the date of termination of this Agreement, in the case of clause (A); or

(iii) this Agreement is terminated by ProCentury pursuant to Section 9.1(j).

In the event the Termination Fee shall become payable pursuant to this Section 9.2(b), the Termination Fee shall be paid within five days following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Meadowbrook.

(c) ProCentury and Meadowbrook agree that the agreement contained in Sections 9.2(b) and (c) hereof is an integral part of the transactions contemplated by this Agreement, that without such agreement Meadowbrook would not have entered into this Agreement and that such amounts constitute liquidated damages, but not a penalty, in the event of a breach of this Agreement by ProCentury. If ProCentury fails to pay Meadowbrook the amounts due under paragraph (b) above within the time periods specified therein, ProCentury shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Meadowbrook in connection with any action in which Meadowbrook prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3 Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the Parties, which shall be the first day which is at least two business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than such conditions that by their terms are to be satisfied on the Closing Date) but in no event earlier than the 11th day following the ProCentury Shareholder Meeting (the “Closing Date”), at the offices of Meadowbrook’s counsel unless another time, date or place is agreed to in writing by the Parties.

10.2 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 9.1, 9.2 and this Article X, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party or any of their affiliates of any defense at Law or in equity which otherwise would be available against the claims of any Person.

10.3 Expenses.  Except as provided in Section 7.4(g) and as costs and expenses may be payable pursuant to Section 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel shall be paid by the Party incurring such expense; provided, however, that all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger and other transactions contemplated thereby shall be borne by Meadowbrook, provided, further, however, that nothing contained herein shall limit any Party’s rights to recover any liabilities or damages arising out of another Party’s willful breach of any provision of this Agreement.

10.4 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Meadowbrook or Merger Sub, to:

Meadowbrook Insurance Group, Inc.
MBKPC Corp.
26255 American Drive
Southfield, Michigan 48034-6112
Attention: Michael G. Costello, Esq.
General Counsel, Secretary and Senior Vice President

with a copy to:

Bodman LLP
6th Floor at Ford Field
1901 St. Antoine Street
Detroit, Michigan 48226
Attention: Forrest O. Dillon, Esq.

(b) if to ProCentury, to:

ProCentury Corporation
465 Cleveland Avenue
Westerville, Ohio 43082
Attention: Edward F. Feighan
Chairman of the Board of Directors, President and Chief Executive Officer

with a copy to:

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
Attention: John M. Gherlein, Esq.

10.5 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February  , 2008.

10.6 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, dated August 30, 2007, between ProCentury and Meadowbrook.

10.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without regard to conflicts-of-law principles that would require the application of any other Law.

10.8 Enforcement of the Agreement.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.9 Severability.  Except to the extent that application of this Section 10.9 would have a Material Adverse Effect on ProCentury or Meadowbrook and their respective Subsidiaries taken as a whole, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

10.10 Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after adoption of the Agreement by the shareholders of either ProCentury or Meadowbrook; provided, however, that after adoption of the Agreement by ProCentury’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to ProCentury shareholders hereunder other than as contemplated by this Agreement or as otherwise required by applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.11 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.12 Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

10.13 No Third Party Beneficiaries  Except as set forth in Section 7.11, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any Person other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

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IN WITNESS WHEREOF, Meadowbrook, Merger Sub and ProCentury have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEADOWBROOK INSURANCE GROUP, INC.

By:	/s/ Robert S. Cubbin
Name:     Robert S. Cubbin

Title:	President and Chief Executive Officer

MBKPC CORP.

By:	/s/ Robert S. Cubbin
Name:     Robert S. Cubbin

Title:	President and Chief Executive Officer

PROCENTURY CORPORATION

By:	/s/ Edward F. Feighan
Name:     Edward F. Feighan

Title:	President and Chief Executive Officer

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”), dated as of May 6, 2008, is by and among Meadowbrook Insurance Group, Inc., a Michigan corporation (“Meadowbrook”), ProCentury Corporation, an Ohio corporation (“ProCentury”), and MBKPC Corp., a Michigan corporation and a wholly-owned subsidiary of Meadowbrook (“Merger Sub”). Meadowbrook, ProCentury and Merger Sub are sometimes referred to herein, individually as a “Party,” and collectively, as the “Parties”.

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger dated February 20, 2008 by and among Meadowbrook, ProCentury and Merger Sub (the “Agreement”) with respect to the merger of Merger Sub and ProCentury; and

WHEREAS, the Parties now desire to modify and amend certain terms and conditions of the Agreement as more particularly provided in this First Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.  Defined Terms.  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

2.  Amendment to Section 3.1(a)(2)(iv).  The Parties hereby delete Section 3.1(a)(2(iv) in its entirety and replace it with the following:

“(iv) “Maximum Cash Consideration” shall mean an aggregate amount of cash equal to 45% of the total value of the cash and shares of Meadowbrook Common Stock issuable to holders of ProCentury Common Shares at the Effective Time, calculated based on the Average Closing Date Meadowbrook Share Price. For purposes of the allocation provisions in Section 3.2(d), the cash issuable to holders of ProCentury Common Shares, as set forth in the preceding sentence, shall be deemed to include an amount of cash equal to the number of Dissenting Shares multiplied by $20.00.”

3.  Amendment to Section 3.2(f).  The Parties hereby delete Section 3.2(f) in its entirety and replace it with the following:

“(f) Adjustment Per Tax Opinion.  Notwithstanding anything in this Agreement to the contrary, if, based on the Exchange Ratio determined in accordance with Section 3.1(a), the Tax Ratio (as defined below) is less than 55% (or such lesser percentage, not below 40%, as shall be reasonably agreed to by tax counsel to ProCentury and Meadowbrook to enable such tax counsel to deliver the tax opinions referred to in Article VIII) (the “Minimum Tax Ratio”), the number of Cash Election Shares (but for this Section 3.2(f)) shall be reduced by the minimum extent necessary (the amount of such reduction, the “Reduction Amount”) so that the Tax Ratio is equal to the Minimum Tax Ratio. The reduction and reallocation required by this Section 3.2(f) shall be effected in accordance with the procedures set forth in Section 3.2(e). “Tax Ratio” shall mean the ratio of (i) the product of (A) the closing price per share of Meadowbrook Common Stock on the date of the Effective Time times (B) the excess of (x) the Stock Consideration over (y) the number of shares of Meadowbrook Common Stock that tax counsel to Meadowbrook or ProCentury reasonably deems necessary to exclude for purposes of the “continuity-of-interest” requirements under applicable federal income tax principles relating to reorganizations described in the Code (such product, the “Aggregate Stock Amount”), to (ii) the sum of (u) the Aggregate Stock Amount plus (v) the aggregate cash payable by Meadowbrook for the benefit of ProCentury’s shareholders pursuant to this Section 3.2 (plus the aggregate estimated amount of cash payable in lieu of fractional shares of Meadowbrook Common Stock pursuant to Section 3.5) plus (w) the number of Dissenting Shares times the per share fair value of such shares determined pursuant to applicable Law or, if such fair value has not been determined as of the date the calculation required by this Section 3.2(f) is required to be made, then times the greater of (A) the Per Share Cash Consideration and (B) the value of the number of shares of Meadowbrook Common Stock equal to the Exchange Ratio (calculated for the purposes of this Section 3.2(f) based on the closing price per share of Meadowbrook Common Stock on the date of the Effective Time), plus (x) any other amounts paid by ProCentury (or any affiliate thereof) to, or on behalf of, any holder of ProCentury Common Shares in connection with the sale, redemption or other disposition of any ProCentury

Common Shares in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e) plus (y) any extraordinary dividend distributed by ProCentury prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), plus (z) the amount of any other items that tax counsel to Meadowbrook or ProCentury reasonably deems necessary to take into account for purposes of making the Merger satisfy the requirements under applicable federal income tax principles relating to reorganizations described in the Code. If necessary or advisable under the applicable Treasury Regulations, payments made in respect of ProCentury Options under Section 3.9 shall be taken into account in determining the Reduction Amount.”

4.  Entire Agreement.  The Agreement, as amended by this First Amendment, embodies the entire understanding among the Parties with respect to the subject matter thereof and hereof and can be changed only by an instrument in writing executed by all of the Parties.

5.  Conflict of Terms.  In the event of a conflict or inconsistency between the terms, covenants, conditions and provisions of the Agreement and those of this First Amendment, the terms, covenants, conditions and provisions of this First Amendment shall control and govern the rights and obligations of the Parties.

6.  Ratification.  Except to the extent amended hereby or inconsistent herewith, all of the terms, covenants, conditions and provisions of the Agreement shall remain in full force and effect, and the Parties hereby acknowledge and confirm that the same are in full force and effect.

7.  Execution.  This First Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Facsimile or other electronic signatures shall be accepted by the Parties as originals.

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IN WITNESS WHEREOF, Meadowbrook, Merger Sub and ProCentury have caused this First Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEADOWBROOK INSURANCE GROUP, INC.

By:	/s/ Robert S. Cubbin Name: Robert S. Cubbin Title: President and Chief Executive Officer

MBKPC CORP.

By:	/s/ Robert S. Cubbin Name: Robert S. Cubbin Title: President and Chief Executive Officer

PROCENTURY CORPORATION

By:	/s/ Edward F. Feighan Name: Edward F. Feighan Title: President and Chief Executive Officer

APPENDIX B-1

February 20, 2008

The Board of Directors
ProCentury Corporation
465 Cleveland Avenue
Westerville, OH 43082

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares, without par value (the “Shares”), of ProCentury Corporation (the “Company”), of the Aggregate Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Meadowbrook Insurance Group, Inc. (“Purchaser”), MBKPC Corp., a wholly-owned subsidiary of the Purchaser (“Merger Sub”) and the Company. Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub (the “Merger”), whereupon Merger Sub will continue as a wholly-owned subsidiary of Purchaser. Each outstanding Share (other than Shares held by the Company or its subsidiaries, the Purchaser or its subsidiaries or Shares to which dissenter rights are perfected) will be converted into the right to receive, at the holder’s election, $20.00 in cash without interest (the “Per Share Cash Consideration”) or shares of common stock of the Purchaser having a notional value of $20.00 as calculated pursuant to the Merger Agreement (the “Per Share Stock Consideration”), in each case subject to proration and adjustments as set forth in the Merger Agreement. The exchange ratio used to determine the Per Share Stock Consideration may become fixed under certain circumstances pursuant to a formula set forth in the Merger Agreement. The aggregate Per Share Cash Consideration and the aggregate Per Share Stock Consideration to be paid or issued pursuant to the Merger Agreement is referred to as the “Aggregate Merger Consideration.”

Friedman, Billings, Ramsey & Co., Inc. (“FBR”), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities and to reimburse us for certain expenses arising in connection with or as a result of our engagement. We and our affiliates provide a wide range of investment banking and financial services, including financial advisory, securities trading, brokerage and financing services. In that regard, we and our affiliates have in the past provided and may in the future provide investment banking and other financial services to the Company, Purchaser and their respective affiliates for which we and our affiliates would expect to receive compensation. In particular, FBR acted as financial advisor to the Company in connection with potential financing transactions in 2007 and acted as a co-manager in connection with an offering of common stock of the Purchaser in 2007. In the ordinary course of business, we and our affiliates may trade in the securities and financial instruments of the Company, Purchaser and their affiliates for our and our affiliates’ own accounts and the accounts of customers. Accordingly, we may at any time hold a long or short position in such securities and financial instruments.

In arriving at our opinion, we have, among other things:

(i) reviewed a draft of the Merger Agreement, dated February 20, 2008;

(ii) reviewed the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, certain unaudited interim financial statements and other financial information prepared by the management of the Company with respect to the year ended December 31, 2007, which the management of the Company has identified as being the most current financial statements available and other publicly available financial and operating information;

(iii) reviewed the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2006, the Purchaser’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, the Purchaser’s earnings release containing certain unaudited interim financial statements and other financial information with respect to the year ended December 31, 2007 and other publicly available financial and operating information;

(iv) reviewed the reported stock prices and trading histories of the Shares and of the shares of common stock of the Purchaser and a comparison of those trading histories with each other and with those of other companies that we deemed relevant;

(v) met with certain members of the Company’s management to discuss the business and prospects of the Company;

(vi) met with certain members of the Purchaser’s management to discuss the business and prospects of the Purchaser;

(vii) held discussions with certain members of the Company’s management concerning the amounts and timing of cost savings and related expenses expected to result from the Merger as furnished to us by the Company’s management (the “Expected Synergies”);

(viii) reviewed certain pro forma financial effects of the Merger, including the Expected Synergies;

(ix) reviewed certain business, financial and other information relating to the Company, including financial forecasts for the Company provided to or discussed with us by the management of the Company;

(x) reviewed certain financial and stock market data and other information for the Company and the Purchaser and compared that data and information with corresponding data and information for companies with publicly traded securities that we deemed relevant;

(xi) reviewed the financial terms of the proposed Merger and compared those terms with the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

(xii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

In preparing our opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of any of such information. With respect to the financial forecasts provided to or discussed with us by the management of the Company, including the Expected Synergies, and the unaudited interim financial statements and other financial information prepared and provided to us by the management of the Company, we assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We have assumed no responsibility for the assumptions, estimates and judgments on which such forecasts, Expected Synergies and interim financial statements and other financial information were based and have not made any independent verification thereof. In addition, we were not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any of its subsidiaries or of the Purchaser or any of its subsidiaries, independently or combined, nor were we furnished with any such evaluations or appraisals, and accordingly we express no opinion as to the future prospects, plans or viability of the Company or the Purchaser, independently or combined. With regard to the information provided to us by the Company or the Purchaser, we have assumed that all such information is complete and accurate in all material respects and have relied upon the assurances of the management of the Company or the Purchaser, as applicable, that they are unaware of any facts or circumstances that would make such information incomplete or misleading. We have made no independent evaluation of any legal matters involving the Company or the Purchaser and we have assumed the correctness of all statements with respect to legal matters made or otherwise provided to the Company and us by the Company’s counsel or by the Purchaser’s counsel. We have also assumed that there has been no change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company or of the Purchaser since the date of the most recent financial statements made available to us that would be material to our analysis. We have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. With your consent, we have also assumed that the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company, the Purchaser or the proposed Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to our analysis, including that the Purchaser will obtain the necessary financing and will have sufficient funds available at Closing to consummate the Merger. Our opinion is necessarily based on financial, economic, market and other circumstances and conditions as they exist on and the information made available to us as of the date hereof. Our opinion can be evaluated only as of the date of this letter and any change in such circumstances and conditions, including a change in stock price of the Purchaser, would require a reevaluation of this opinion, which we are under no obligation to undertake. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

This letter does not constitute a recommendation to the Board of Directors of the Company, the stockholders of the Company or any other person as to how to vote or act on any matter related to the Merger, and does not address the relative merits of the Merger over any other alternative transactions which may be available to the Company. We express no opinion as to the underlying business decision of the Company to effect the Merger, the structure or accounting treatment or taxation consequences of the Merger or the availability or the advisability of any alternatives to the Merger. Further, we express no opinion as to the value of the common stock of the Purchaser upon the announcement or consummation of the Merger or the price at which the common stock of the Purchaser or the Company will trade at any time. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of the Company to approve or cause the Company to consummate the Merger. This letter addresses only the fairness, from a financial point of view, of the Aggregate Merger Consideration to be received by the holders of the Shares (other than Shares held by the Company or its subsidiaries, the Purchaser or its subsidiaries or Shares to which dissenter rights are perfected). This letter does not address the fairness of the Merger or of any specific portion of the Merger (including without limitation as to the fairness of the amount or nature of any compensation paid or payable to any of the officers, directors or employees of the Company or its subsidiaries), other than the Aggregate Merger Consideration to be received by the holders of the Shares (other than Shares held by the Purchaser or Merger Sub). This opinion has been approved by a fairness committee of FBR.

It is understood that this letter is for the information and use of the Company’s Board of Directors in evaluating the Merger and does not confer rights or remedies upon the shareholders of the Company or the Purchaser. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of FBR to the Company, the Company’s Board of Directors or any other party. This opinion is not to be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose, or published or referred to at any time, in whole or in part, without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing that the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by law.

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Aggregate Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:	/s/ Jack Maier
Jack Maier
Senior Managing Director and Co-Head Mergers & Acquisitions

APPENDIX B-2

May 6, 2008

The Board of Directors
ProCentury Corporation
465 Cleveland Avenue
Westerville, OH 43082

Members of the Board of Directors:

You have requested us to update our opinion, dated February 20, 2008, as to the fairness, from a financial point of view, to the holders of common shares, without par value (the “Shares”), of ProCentury Corporation (the “Company”), of the Aggregate Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated February 20, 2008 (the “Merger Agreement”), among Meadowbrook Insurance Group, Inc. (“Purchaser”), MBKPC Corp., a wholly-owned subsidiary of the Purchaser (“Merger Sub”) and the Company, in connection with a proposed amendment to the Merger Agreement. Pursuant to the Merger Agreement, as amended, the Company will merge with and into Merger Sub (the “Merger”), whereupon Merger Sub will continue as a wholly-owned subsidiary of Purchaser. Each outstanding Share (other than Shares held by the Company or its subsidiaries, the Purchaser or its subsidiaries or Shares to which dissenter rights are perfected) will be converted into the right to receive, at the holder’s election, $20.00 in cash without interest (the “Per Share Cash Consideration”) or shares of common stock of the Purchaser pursuant to an exchange ratio calculated pursuant to the amended Merger Agreement (the “Per Share Stock Consideration”), in each case subject to proration and adjustments as set forth in the Merger Agreement, as amended. As long as the volume-weighted average sales price of a share of Purchaser common stock for the 30-day trading period ending on the sixth trading day before the closing date is between $8.00 and $10.50, the exchange ratio will vary such that the stock consideration equals $20.00 per share based on the 30-day average price. Above or below this range for Purchaser’s stock price, the exchange ratio will be fixed as if the 30-day volume-weighted average sales price preceding the sixth trading day before the closing date equaled $10.50 or $8.00, as applicable. Specifically, if the 30-day volume-weighted average sales price is equal to or above $10.50, the exchange ratio will be fixed at 1.9048, and if the 30-day volume-weighted average sales price is equal to or below $8.00, the exchange ratio will be fixed at 2.5000. The aggregate Per Share Cash Consideration and the aggregate Per Share Stock Consideration to be paid or issued pursuant to the Merger Agreement, as amended, is referred to as the “Aggregate Merger Consideration.”

Friedman, Billings, Ramsey & Co., Inc. (“FBR”), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion and the opinion dated February 20, 2008. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities and to reimburse us for certain expenses arising in connection with or as a result of our engagement. We and our affiliates provide a wide range of investment banking and financial services, including financial advisory, securities trading, brokerage and financing services. In that regard, we and our affiliates have in the past provided and may in the future provide investment banking and other financial services to the Company, Purchaser and their respective affiliates for which we and our affiliates would expect to receive compensation. In particular, FBR acted as financial advisor to the Company in connection with potential financing transactions in 2007 and acted as a co-manager in connection with an offering of common stock of the Purchaser in 2007. In the ordinary course of business, we and our affiliates may trade in the securities and financial instruments of the Company, Purchaser and their affiliates for our and our affiliates’ own accounts and the accounts of customers. Accordingly, we may at any time hold a long or short position in such securities and financial instruments.

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In arriving at our opinion, we have, among other things:

(i) reviewed the Merger Agreement and the proposed amendment;

(ii) reviewed the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, certain unaudited interim financial statements and other financial information prepared by the management of the Company with respect to the quarter ended March 31, 2008, which the management of the Company has identified as being the most current financial statements available, and other publicly available financial and operating information;

(iii) reviewed the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2007, the Purchaser’s earnings release containing certain unaudited interim financial statements and other financial information with respect to the quarter ended March 31, 2008 and other publicly available financial and operating information;

(iv) reviewed the reported stock prices and trading histories of the Shares and of the shares of common stock of the Purchaser and a comparison of those trading histories with each other and with those of other companies that we deemed relevant;

(v) met with certain members of the Company’s management to discuss the business and prospects of the Company;

(vi) met with certain members of the Purchaser’s management to discuss the business and prospects of the Purchaser;

(vii) held discussions with certain members of the Company’s management concerning the amounts and timing of cost savings and related expenses expected to result from the Merger as furnished to us by the Company’s management (the “Expected Synergies”);

(viii) reviewed certain pro forma financial effects of the Merger, including the Expected Synergies;

(ix) reviewed certain business, financial and other information relating to the Company, including financial forecasts for the Company provided to or discussed with us by the management of the Company;

(x) reviewed certain financial and stock market data and other information for the Company and the Purchaser and compared that data and information with corresponding data and information for companies with publicly traded securities that we deemed relevant;

(xi) reviewed the financial terms of the proposed Merger and compared those terms with the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

(xii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

In preparing our opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of any of such information. With respect to the financial forecasts provided to or discussed with us by the management of the Company, including the Expected Synergies, and the unaudited interim financial statements and other financial information prepared and provided to us by the management of the Company, we assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We have assumed no responsibility for the assumptions, estimates and judgments on which such forecasts, Expected Synergies and interim financial statements and other financial information were based and have not made any independent verification thereof. In addition, we were not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any of its subsidiaries or of the Purchaser or any of its subsidiaries, independently or combined, nor were we furnished with any such evaluations or appraisals, and accordingly we express no opinion as to the future prospects, plans or viability of the Company or

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the Purchaser, independently or combined. With regard to the information provided to us by the Company or the Purchaser, we have assumed that all such information is complete and accurate in all material respects and have relied upon the assurances of the management of the Company or the Purchaser, as applicable, that they are unaware of any facts or circumstances that would make such information incomplete or misleading. We have made no independent evaluation of any legal matters involving the Company or the Purchaser and we have assumed the correctness of all statements with respect to legal matters made or otherwise provided to the Company and us by the Company’s counsel or by the Purchaser’s counsel. We have also assumed that there has been no change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company or of the Purchaser since the date of the most recent financial statements made available to us that would be material to our analysis. We have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. With your consent, we have also assumed that the amendment to the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company, the Purchaser or the proposed Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, as amended, without waiver, modification or amendment of any term, condition or agreement therein that is material to our analysis, including that the Purchaser will obtain the necessary financing and will have sufficient funds available at Closing to consummate the Merger. Our opinion is necessarily based on financial, economic, market and other circumstances and conditions, the information made available to us and the respective stock prices of the Company and the Purchaser as of the date hereof. Our opinion can be evaluated only as of the date of this letter and any change in such circumstances, conditions and information, including a change in stock price of the Purchaser, would require a reevaluation of this opinion, which we are under no obligation to undertake. We assume no responsibility to update or revise our opinion based upon changes, events or circumstances occurring after the date hereof.

This letter does not constitute a recommendation to the Board of Directors of the Company, the stockholders of the Company or any other person as to how to vote or act on any matter related to the Merger, and does not address the relative merits of the Merger over any other alternative transactions which may be available to the Company. We express no opinion as to the underlying business decision of the Company to effect the Merger, the structure or accounting treatment or taxation consequences of the Merger or the availability or the advisability of any alternatives to the Merger. Further, we express no opinion as to the value of the common stock of the Purchaser upon the announcement or consummation of the Merger or the price at which the common stock of the Purchaser or the Company will trade at any time. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of the Company to approve or cause the Company to consummate the Merger. This letter addresses only the fairness, from a financial point of view, of the Aggregate Merger Consideration to be received by the holders of the Shares (other than Shares held by the Company or its subsidiaries, the Purchaser or its subsidiaries or Shares to which dissenter rights are perfected). This letter does not address the fairness of the Merger or of any specific portion of the Merger (including without limitation as to the fairness of the amount or nature of any compensation paid or payable to any of the officers, directors or employees of the Company or its subsidiaries), other than the Aggregate Merger Consideration to be received by the holders of the Shares (other than Shares held by the Purchaser or Merger Sub). This opinion has been approved by a fairness committee of FBR.

It is understood that this letter is for the information and use of the Company’s Board of Directors in evaluating the Merger and does not confer rights or remedies upon the shareholders of the Company or the Purchaser. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of FBR to the Company, the Company’s Board of Directors or any other party. This opinion is not to be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose, or published or referred to at any time, in whole or in part, without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing that the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by law.

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Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Aggregate Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement, as amended, is fair, from a financial point of view, to such holders.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:	/s/ Jack Maier
Jack Maier
Senior Managing Director and Co-Head Mergers & Acquisitions

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APPENDIX C

OHIO REVISED CODE SECTION 1701.85

Section 1701.85. Dissenting shareholder’s demand for fair cash value of shares

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in Sections 1701.74, 1701.76 and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of Section 1701.84 of the Revised Code in the case of a merger pursuant to Section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of Section 1701.84 of the Revised Code in the case of a merger pursuant to Section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in Section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the

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proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to Section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

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(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

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